Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

TOPS PLEDGE1, LLC

AND

TOPS PLEDGE2, LLC,

collectively, as Sellers,

ARCHROCK ELT LLC,

as Buyer,

ARCHROCK, INC.,

as Parent,

AND

solely with respect to Section 6.25,

TOPS HOLDINGS, LLC

July 22, 2024

i

Exhibits

Schedules

Schedule 3.3	Non-Contravention
Schedule 3.4	Governmental Consents
Schedule 3.6	Brokers’ Fee
Schedule 4.2	Non-Contravention
Schedule 4.3	Governmental Approvals
Schedule 4.5	Compliance with Law
Schedule 4.6(a)	Assets
Schedule 4.6(c)	Leased Premises
Schedule 4.7(a)	Company Financial Statements
Schedule 4.7(b)	Certain Company Financial Statements
Schedule 4.7(c)	No Liabilities
Schedule 4.7(d)	Capital Expenditure Budget
Schedule 4.9	Inventory Location
Schedule 4.10	Absence of Certain Changes
Schedule 4.11	Environmental Matters
Schedule 4.12	Material Contracts

Schedule 4.13(a)	Proceedings
Schedule 4.13(b)	Orders
Schedule 4.16(b)	Employment and Labor Matters
Schedule 4.16(c)	Employment Proceedings
Schedule 4.16(e)	Current Employees
Schedule 4.16(f)	Independent Contractors
Schedule 4.16(g)	Company Benefit Plans
Schedule 4.16(k)	Certain Payments
Schedule 4.17(a)	Material Intellectual Property
Schedule 4.17(b)	Patents, Trademarks and Copyrights
Schedule 4.18(a)	Insurance Policies
Schedule 4.19	Bank Accounts
Schedule 4.20	Affiliate Transactions
Schedule 4.21(a)	Material Customers and Material Vendors
Schedule 4.21(b)	Notices from Material Customers or Material Vendors
Schedule 4.22	Product and Service Warranties and Liabilities
Schedule 6.1	Conduct of Business and Budget
Schedule 6.8	Required Filings
Schedule 6.9	Third Party Approvals
Schedule 6.13	Conduct of Buyer
Schedule 6.19(b)	Shares of Parent Common Stock
Schedule 6.21(a)	Compensation Matters
Schedule 6.21(e)	Certain Employees
Schedule 8.2(b)(iii)	Resignations
Schedule 8.2(b)(iv)	Payoff Letters
Schedule 10.1	Indemnification
Schedule A-1	Debt
Schedule A-2	Permitted Encumbrances
Schedule A-3	Accounting Principles

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July 22, 2024 (the “Execution Date”), is made and entered into by and among TOPS Pledge1, LLC, a Delaware limited liability company (“Pledge1”), and TOPS Pledge2, LLC, a Delaware limited liability company (“Pledge2”, and each of Pledge1 and Pledge2, a “Seller”, and collectively, the “Sellers”), Archrock ELT LLC, a Delaware limited liability company and an indirect, wholly owned Subsidiary of Parent (“Buyer”), Archrock, Inc., a Delaware corporation (“Parent”), and, solely with respect to Section 6.25, TOPS Holdings, LLC, a Delaware limited liability company (“TOPS Holdings”). The Sellers (collectively), Buyer and Parent are each referred to in this Agreement as a “Party” and collectively, as the “Parties.”

BACKGROUND

As of the Execution Date, Pledge1 owns of record 99.99% and Pledge2 owns of record 0.01% of the issued and outstanding membership interests of Total Operations and Production Services, LLC, a Delaware limited liability company (the “Company”, and such membership interests, the “Acquired Interests”).

Subject to the terms and conditions of this Agreement, Sellers desire to sell, and Buyer desires to purchase, the Acquired Interests in exchange for payment of the consideration specified in this Agreement.

Concurrently with the execution and delivery of this Agreement, (i) Buyer and certain employees of the Company have executed and delivered employment agreements to be effective as of (and conditioned upon) the Closing and (ii) Buyer and certain employees of the Company have executed and delivered certain restrictive covenant agreements to be effective as of (and conditioned upon) the Closing.

Certain holders of Series B Units in TOPS Holdings (the “Participants”) have entered into a Transaction Payment Agreement with Buyer substantially in the form attached to this Agreement as Exhibit J (the “Rollover Agreements”).

AGREEMENTS

In consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby undertake and agree as follows:

Article I
Definitions and Interpretations

Section 1.1            Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Section 1.2            Interpretations. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or exhibit or schedule or other attachment to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the word “including” (in its various forms) is used in this Agreement, it shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. The phrase “ordinary course of business” and similar phrases shall mean, with respect to any Person, at any given time, the ordinary course of such Person’s business consistent with past custom and practice (and giving effect to any adjustments and modifications thereto taken in response to or as a result of COVID-19 (including any COVID-19 Response) or any other pandemic). Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. References to a Person are also to its permitted successors and permitted assigns and, in case of any Governmental Authority, to any Person(s) succeeding to its function and capacities. All references to “immediately available funds” shall be deemed references to immediately available United States Dollars, and any amounts payable pursuant to this Agreement shall be delivered in the lawful currency of the United States of America. All references to “made available” shall mean that such items were uploaded prior to 9:00 p.m. Houston, Texas time on July 21, 2024 to the Company’s virtual data room that has been shared with Buyer Parties.

Article II
Purchase and Sale of the Acquired Interests; Closing

Section 2.1            Purchase and Sale of the Acquired Interests. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, assign, convey, transfer and deliver the Acquired Interests to Buyer, and Buyer shall purchase and accept from Sellers, the Acquired Interests free and clear of all Encumbrances, other than any transfer restrictions imposed by federal and state securities laws.

Section 2.2            Purchase Price. The total consideration to be paid by Buyer to Sellers in exchange for the sale, assignment, conveyance, transfer and delivery of the Acquired Interests to Buyer shall be an amount (the “Unadjusted Purchase Price”) that consists of (i) $820,000,000 in cash (as adjusted in accordance with Section 2.3, the “Cash Purchase Price”), (ii) the Stock Consideration and (iii) deferred cash payments in an amount equal to the Aggregate Rollover Amount, payable pursuant and subject to the terms of the Rollover Agreements (the “Deferred Cash Payments” and together with the Cash Purchase Price, as so adjusted, and the Stock Consideration, the “Adjusted Purchase Price”) and subject to the Allocation in accordance with Section 2.4. Notwithstanding the foregoing, if, at any time on or after the date hereof and prior to the Closing, (x) Parent effects (or any record date occurs with respect thereto) (A) any dividend or distribution on the Parent Common Stock in form other than cash, (B) subdivision (by split, recapitalization or otherwise) of Parent Common Stock, (C) combination or reclassification of Parent Common Stock into a different number of shares of Parent Common Stock or (D) issuance of any securities by reclassification of Parent Common Stock (including any reclassification in connection with a merger, consolidation or business combination) or (y) any merger, consolidation, combination, reorganization or other transaction is consummated pursuant to which Parent Common Stock is converted to, or otherwise entitled to receive, cash, securities and/or other property or assets, then the number of shares of Parent Common Stock to be issued to Sellers (and/or, if applicable, to those Seller Designees to whom Sellers designate to receive all or a portion of the shares of Parent Common Stock comprising the Stock Consideration as identified in writing to Buyer at least two Business Days prior to the Closing Date) as the Stock Consideration pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (x)(A), (x)(D) and (y) to provide for the receipt by Sellers, in lieu of or in addition to (as the case may be) any shares of Parent Common Stock constituting the Stock Consideration, the same number or amount of cash, securities and/or other property or assets as would have been received if each share of Parent Common Stock constituting the Stock Consideration had been outstanding at the time of such transaction described in clauses (x)(A), (x)(D) and (y) hereof. An adjustment made pursuant to the foregoing sentence shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reorganization, reclassification or other transaction.

Section 2.3            Purchase Price Adjustments.

(a)           The Unadjusted Purchase Price shall be increased at Closing by the Adjustment Amount if the Adjustment Amount is a positive number and the Unadjusted Purchase Price shall be reduced by the absolute value of the Adjustment Amount if the Adjustment Amount is a negative number. Any such increase or decrease to the Unadjusted Purchase Price pursuant to this Agreement shall be made by increasing or decreasing, as applicable, the Cash Purchase Price.

(b)           Not later than five (5) Business Days prior to the Closing Date and in no event earlier than ten (10) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a written preliminary settlement statement (the “Estimated Settlement Statement”) setting forth, in reasonable detail and with reasonable supporting documentation, Sellers’ good faith estimates of (i) the Net Working Capital, (ii) the NWC Adjustment Amount, (iii) the Debt of the Company (less Debt of the Company which is paid in full on or prior to the Closing Date), (iv) the Company Transaction Cost Amount, (v) the CapEx Adjustment Amount, (vi) the Cash and Cash Equivalents Amount and (vii) based on the estimates set forth in the foregoing clauses (i)-(vi), the Adjusted Purchase Price (the “Estimated Adjusted Purchase Price”) and Adjustment Amount, in each case, based upon the most recent reasonably ascertainable financial information of the Company, together with applicable wiring instructions for the payment thereof. Within three (3) Business Days after Buyer’s receipt of the Estimated Settlement Statement, Buyer shall deliver to Sellers a written report containing all changes that Buyer proposes to be made to the Estimated Settlement Statement, together with the reasonable explanation therefor and with the reasonable supporting documents thereof. Subject to the proviso in the penultimate sentence of this Section 2.3(b), after Sellers’ receipt of such written report of Buyer, Sellers shall consider in good faith any changes that Buyer may have in respect of the items and calculations contained in the Estimated Settlement Statement and as soon as practicable upon mutual agreement in writing between Sellers and Buyer update any such items or calculations (and, in any event, Sellers shall revise the Estimated Settlement Statement to correct any manifest error identified by Buyer to the extent Sellers, acting in good faith, agree with such error) and redeliver, if applicable, to Buyer the Estimated Settlement Statement not later than the Business Day immediately prior to the Closing Date. The Estimated Settlement Statement, as agreed upon in writing by the Parties, shall control for purposes of all payments to be made at Closing; provided that if the Parties do not agree in writing upon any or all of the adjustments set forth in the Estimated Settlement Statement or Buyer fails to timely deliver a written report containing Buyer’s proposed changes in accordance with this Section 2.3(b), then the amount of such adjustment or adjustments used to calculate the Adjusted Purchase Price at Closing shall be that amount set forth in the Estimated Settlement Statement originally delivered by Sellers to Buyer pursuant to this Section 2.3(b). Between the period starting from when the Sellers deliver the Estimated Settlement Statement to Buyer until the Closing, Sellers and the Company shall use reasonable efforts to provide to Buyer during normal business hours, and in such a manner as not to unreasonably interfere with the normal business operations of Sellers or the Company, reasonable access to (A) the records of the Company, all documentation and other data, in each case, in possession of the Company and to the extent relating to the preparation of the Estimated Settlement Statement, and (B) each of Sellers’ and the Company’s Chief Executive Officer and Chief Financial Officer, as is reasonably requested by Buyer to answer questions from Buyer arising from or related to their review of the Estimated Settlement Statement and the determinations to be contained therein.

(c)

(i)            Not later than the seventy fifth (75th) day following the Closing Date, Buyer shall prepare and deliver to Sellers a written statement (the “Final Settlement Statement”) setting forth, in reasonable detail and with reasonable supporting documentation, Buyer’s good faith estimate of the final calculation of (i) the Net Working Capital, (ii) the NWC Adjustment Amount, (iii) the Debt of the Company (less Debt of the Company which was paid in full on or prior to the Closing Date), (iv) the Company Transaction Cost Amount, (v) the CapEx Adjustment Amount, (vi) the Cash and Cash Equivalents Amount, (vii) based on the estimates set forth in the foregoing clauses (i)-(vi), the Adjusted Purchase Price and Adjustment Amount and (viii) any adjustment necessary to reconcile the Estimated Adjusted Purchase Price to the Adjusted Purchase Price; provided, that, if Buyer fails to deliver to Sellers the Final Settlement Statement within ninety (90) days following the Closing Date, then, in addition to any other rights Sellers may have under Section 11.19, Sellers will have the right to elect that the Estimated Settlement Statement, including the Adjusted Purchase Price set forth therein, shall be deemed to constitute the Final Settlement Statement, and absent manifest error shall become final, conclusive, non-appealable and binding on the Parties for all purposes of this Agreement. During the seventy five (75)-day period following Sellers’ receipt of the Final Settlement Statement (the “Review Period”), Buyer shall provide to Sellers, during normal business hours and in such a manner as not to unreasonably interfere with the normal business operations of Buyer or the Company, reasonable access to (A) the records of the Company, all documentation and other data, in each case, relating to the preparation of the Final Settlement Statement, and (B) Buyer’s officers, employees, agents and other personnel, in each case, who is responsible for and knowledgeable about the information useful in the preparation of the Final Settlement Statement, as is reasonably requested by Sellers to assist Sellers in their review of the Final Settlement Statement and the determinations to be contained therein. At any time during the Review Period, if Sellers disagree with Buyer’s calculations of the Adjusted Purchase Price, Sellers may deliver to Buyer one or more written reports or supplements thereto containing any changes that Sellers propose be made to the Final Settlement Statement including with respect to information set forth in or omitted to be set forth in the Estimated Settlement Statement (such written report, an “Objection Notice”), setting forth in reasonable detail the particulars of such disagreement and calculations thereof. If Sellers deliver an Objection Notice to Buyer during the Review Period, any amount, determination or calculation contained in the Final Settlement Statement and not specifically disputed in such Objection Notice shall be final, conclusive, non-appealable and binding on the Parties for all purposes of this Agreement. Sellers shall be deemed to have waived any rights to object to the Final Settlement Statement unless Sellers deliver an Objection Notice to Buyer within the Review Period and, if the Review Period expires without Sellers so delivering an Objection Notice, then the Final Settlement Statement, including the Adjusted Purchase Price set forth therein, absent manifest error, shall become final, conclusive, non-appealable and binding on the Parties for all purposes of this Agreement.

(ii)           If Sellers deliver an Objection Notice to Buyer during the Review Period, then Buyer and Sellers shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”) and agree on the final Adjusted Purchase Price no later than thirty (30) days after the date on which Sellers delivered such Objection Notice to Buyer. In the event that the Parties, notwithstanding such good faith efforts, fail to reach agreement within such thirty (30)-day period, the Parties shall within ten (10) days following the end of such thirty (30)-day period jointly engage and refer the unresolved Objections to a nationally-recognized independent accounting firm as Sellers and Buyer shall mutually agree upon at such time in writing or, if Sellers and Buyer fail to agree in writing within such ten (10)-day period, then such other nationally-recognized independent accounting firm appointed by the Houston, Texas office of the American Arbitration Association as requested by Sellers or Buyer; provided, that, if the Houston, Texas office of the American Arbitration Association refuses to appoint such other nationally-recognized independent accounting firm, then an arbitrator appointed by the Houston, Texas office of the American Arbitration Association shall appoint such other nationally-recognized independent accounting firm (such firm that agrees to serve hereunder, the “Accounting Firm”).

(iii)          Within ten (10) days following the agreement of the Accounting Firm to serve hereunder, each of Buyer and Sellers shall deliver to the other and the Accounting Firm (A) the Estimated Settlement Statement, the Final Settlement Statement, the Objection Notice and such work papers, invoices and other reports and information relating to the unresolved Objections as the Accounting Firm may request and (B) Buyer’s or Sellers’, as applicable, proposed resolution of each Objection (which proposed resolution shall not seek a greater decrease to the Adjusted Purchase Price than the decrease proposed by Buyer in the Final Settlement Statement nor a greater increase to the Adjusted Purchase Price than the increase proposed by Sellers in the Objection Notice) and any materials it wishes to present to justify the resolution it so presents (the foregoing items (A) and (B) together forming Buyer’s or Sellers’, as applicable, “Submission”). Buyer and Sellers shall be afforded the opportunity to discuss the unresolved Objections and the Submissions with the Accounting Firm, and the Accounting Firm shall (x) base its determination of the Adjusted Purchase Price solely on the Submissions of Buyer and Sellers, (y) shall not conduct a formal evidentiary hearing or any independent review, investigation or additional discovery of any form and (z) use only the definitions and other applicable provisions of this Agreement. Buyer and Sellers shall cooperate with the Accounting Firm in all reasonable respects, but none of Buyer or the Sellers shall have any substantive ex parte meetings, teleconferences or other correspondence with the Accounting Firm relating to this Section 2.3(c) or this Agreement without providing the other Party or Parties, as applicable, an opportunity to participate, as it is intended for Buyer and Sellers to be included in all meetings, discussions and correspondence with the Accounting Firm. The Accounting Firm shall act as an accounting expert only and not as an arbitrator in determining the specific unresolved Objections submitted by Sellers or Buyer in their respective Submissions to the Accounting Firm, and whether and, subject to Section 2.3(c)(iv), to what extent, if any, the Adjusted Purchase Price requires adjustment as a result of the resolution of those unresolved Objections; provided, however, that if any of the unresolved Objections relate to the interpretation of the Parties’ legal rights or obligations under this Agreement or the other Transaction Documents rather than financial or accounting matters pertinent to the calculation of the Adjusted Purchase Price, such unresolved Objections shall instead be resolved by the Parties in the manner set forth in Sections 11.2, 11.3 and 11.4 (with any dispute as to whether an unresolved Objection is legal, financial or accounting-related in nature, to be resolved solely by the Accounting Firm in its capacity as an accounting expert). The Accounting Firm shall agree that prior to its engagement, Buyer and Sellers may have exchanged certain proposals relating to the Objections that were intended solely for purposes of facilitating settlement discussions and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or dispute resolution process, including with respect to the Accounting Firm’s engagement in such dispute. The Accounting Firm will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the Objections, and Federal Rules of Evidence Rule 408 shall apply to any subsequent dispute arising from this Section 2.3(c). The Accounting Firm shall be bound by a mutually agreeable confidentiality agreement, which shall preserve the confidentiality of any proceeding before the Accounting Firm.

(iv)          Buyer and Sellers shall use their respective commercially reasonable efforts to cause the Accounting Firm to make a determination of the Adjusted Purchase Price as soon as practicable and shall direct the Accounting Firm to deliver a written report containing its final determination of the subject matters of the Objections submitted by Buyer and Sellers to the Accounting Firm in any event within thirty (30) days after receipt of the Submissions, which determination shall be final, conclusive and binding on Buyer and Sellers, without right of appeal, and be enforceable by a court of competent jurisdiction absent manifest error or Fraud. The Accounting Firm may not award interest, damages or penalties. In determining the proper amount of the Adjusted Purchase Price, the Accounting Firm shall not increase the Adjusted Purchase Price more than the increase proposed by Sellers nor decrease the Adjusted Purchase Price more than the decrease proposed by Buyer, as set forth in their respective Submissions, as applicable.

(v)           Buyer shall pay a portion of the fees and expenses of the Accounting Firm equal to 100% multiplied by a fraction, the numerator of which is the total amount of Objections submitted to the Accounting Firm that are resolved in favor of Sellers (that being the absolute value of the difference between the Accounting Firm’s determination and Buyer’s determination) and the denominator of which is the total amount of Objections submitted to the Accounting Firm (that being the sum total by which Sellers’ determination and Buyer’s determination differ from the determination of the Accounting Firm). Sellers shall pay the portion of the fees and expenses of the Accounting Firms for which Buyer is not responsible pursuant to this Section 2.3(c)(v).

(d)          Within ten (10) days after the earlier of (i) the expiration of the Review Period without delivery of any Objection Notice and (ii) the date on which Sellers and Buyer agree in writing or the Accounting Firm, as applicable, determines the final Adjusted Purchase Price, Sellers or Buyer, as applicable, shall make a true-up payment to the other (in accordance with the following sentence in this Section 2.3(d), so that, after giving effect to such payment, Sellers and Buyer are in the same position they would have been in had payments at the Closing been based on the finally determined Adjusted Purchase Price (without any interest on such true-up payment)). The payment required by the preceding sentence shall be made by wire transfer to the account(s) designated by Buyer or Sellers, as applicable, in immediately available funds.

Section 2.4            Intended Tax Treatment; Allocation of Purchase Price.

(a)           The Parties intend that, for U.S. federal (and applicable state and local) income tax purposes, (i) the purchase and sale of the Acquired Interests pursuant to this Agreement will be characterized and reported as a taxable purchase and sale of all of the Assets of the Company pursuant to Section 1001 of the Code, and (ii) the Sellers (or their regarded owner) shall be treated as the owner of the Indemnity Holdback Escrow Account on and after the Closing Date (unless and until it is paid to Buyer) and earning any income earned in respect thereof (such treatment, the “Intended Tax Treatment”).

(b)           Buyer shall prepare and deliver to Sellers no later than 120 days after the Closing Date a proposed allocation of the Unadjusted Purchase Price (and taking into account any other items included in computing consideration for applicable income Tax purposes (to the extent known at such time)), in the aggregate, among the Assets for U.S. federal income Tax purposes in accordance with Exhibit H and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Sellers shall review and provide any comments to such Allocation within 30 days of its receipt thereof, and Buyer shall consider in good faith any timely comments received from Sellers and, if necessary, revise the Allocation. The Parties will work together in good faith to resolve any disputes (including any of Sellers’ comments not incorporated by Buyer) relating to the Allocation and incorporate such resolutions into the Allocation. In the event that such agreement has not been reached within 30 days following Buyer’s receipt of Sellers’ comments to the Allocation, the unresolved disputed items will be determined by the Accounting Firm in accordance with Exhibit H, and such determination will be binding on the Parties and be taken into account in the Allocation. Each Party will pay one half of the fees and expenses of the Accounting Firm in connection with such determination.

(c)           The Parties shall, and shall cause their Affiliates to: (a) update the Allocation in a manner consistent with Exhibit H and Section 1060 of the Code following any adjustment to the Unadjusted Purchase Price (and other items taken into account in computing consideration for applicable income Tax purposes) pursuant to this Agreement; (b) file all Tax Returns (including, a United States Internal Revenue Service Form 8594) in a manner consistent with the Allocation, as adjusted, and the Intended Tax Treatment except as otherwise required by a final “determination” pursuant to Section 1313 of the Code (or similar provision of state, local or non-U.S. Law); and (c) promptly inform one another in writing of any Tax Proceeding related to the matters in this Section 2.4 and consult and keep one another reasonably informed with respect to the status of such Tax Proceeding; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Allocation or the Intended Tax Treatment.

(d)           Withholding.      The Parties shall be entitled to deduct and withhold from any consideration or other payments otherwise payable or deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, under any Tax law or pursuant to any other applicable Laws. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

Article III
Representations and Warranties Regarding SellerS

Except as set forth on the Schedules, each Seller hereby jointly and severally represents and warrants to Buyer as follows:

Section 3.1            Organization; Qualification. Each Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own, lease, hold and operate its properties and assets and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the properties and assets owned, leased or operated by it or the nature of its business makes such qualification, registration or license necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to materially impair its ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 3.2            Authority; Enforceability.

(a)           Each Seller has the requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the transactions contemplated thereby, have been duly and validly authorized by such Seller, and no other limited liability company proceedings on the part of such Seller are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.

(b)           The Transaction Documents to which each Seller is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly and validly executed and delivered by such Seller, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which such Seller is, or will be, a party constitutes (or will constitute, when executed and delivered by such Seller at the Closing) a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of specific performance, injunctive relief or other equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

Section 3.3            Non-Contravention. Except as set forth on Schedule 3.3, the execution, delivery and performance of the Transaction Documents to which each Seller is, or will be, a party by such Seller, and the consummation by such Seller of the transactions contemplated thereby, does not and will not (a) conflict with or result in any breach of any provision of the Organizational Documents of such Seller, (b) (i) require any consent or approval under, (ii) result in any violation or breach of or any loss of any benefit under, (iii) constitute a default (or an event that with or without the giving of notice or passage of time or both would give rise to a default) under or (iv) give rise to any right of termination, suspension, cancellation, non-renewal, modification, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under (A) any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which any property or asset of such Seller is bound or affected or (B) any Permit owned by such Seller in connection with the operations of the Business or its ownership of the Acquired Interests, (c) except for any Governmental Consents set forth on Schedule 3.4, conflict with or violate any Law to which such Seller is subject or by which any of the Assets or its properties or assets are bound or subject, or any Proceeding of any Governmental Authority having jurisdiction over any of the Assets or its respective properties or assets or (d) result in the creation of an Encumbrance on any Asset or property or asset of such Seller (including the Acquired Interests), except, in the cases of clauses (b) and (c), for such defaults or rights of termination, cancellation, amendment, acceleration, conflicts or violations as would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Seller is, or will be, a party, to materially impair such Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party or be material to Company or the Business, and, in the case of clause (d), Corporate Encumbrances.

Section 3.4            Governmental Approvals. Except as set forth on Schedule 3.4, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority (collectively, “Governmental Consents”) is necessary for the consummation by either Seller of the transactions contemplated by the Transaction Documents to which it is a party, other than (a) filings and expirations or terminations of the applicable waiting periods under the HSR Act and (b) such other declarations, filings, registrations, notices, authorizations, consents or approvals which (i) are customarily made or obtained after the closing of transactions similar to the transactions contemplated by this Agreement or (ii) if not obtained or made, would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Seller is, or will be, a party or to materially impair such Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party or be material to Company or the Business.

Section 3.5            Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Sellers, threatened against either Seller or any of its Affiliates that (i) materially and adversely affects or would reasonably be expected to materially and adversely affect either Sellers’ title to the Acquired Interests or (ii) would reasonably be expected to prevent, make illegal, impede or materially delay the consummation of the transactions contemplated by the Transaction Documents to which either Seller is, or will be, a party or to materially impair either Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party. No Seller is party to any Proceeding that relates to the Business or any assets owned or used by the Company.

Section 3.6            Brokers’ Fee. Except as set forth on Schedule 3.6, no broker, finder, agent, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, agent’s, investment banker’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by any Transaction Document based upon agreements, arrangements or understandings made by or on behalf of Sellers or the Company or any of their respective Affiliates, in each case, for which Buyer or the Company shall have any responsibility, become liable or obligated. All fees, commissions or similar payments to any Person listed on Schedule 3.6 (or pursuant to the Contracts listed therein) shall be paid at Closing.

Section 3.7            Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against either Seller that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which either Seller is, or will be, a party or to materially impair either Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 3.8            Investment Intent. Each Seller (a) is an experienced and knowledgeable investor, (b) is able to bear the economic risks of and bear the complete loss of its investment in an acquisition and ownership of the Parent Common Stock comprising the Stock Consideration, (c) is capable of evaluating (and has evaluated) the merits and risks of investing in the Parent Common Stock comprising the Stock Consideration and its acquisition and ownership thereof, (d) is an “accredited investor,” as such term is defined in Rule 501(a) under Regulation D promulgated under the Securities Act, (e) is acquiring the shares of Parent Common Stock comprising the Stock Consideration for its own account and not with a view to, or for a sale in connection with, any distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, nor with any present intention of distributing or selling the same, (f) as of the Execution Date, has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the Parent Common Stock comprising the Stock Consideration, and (g) acknowledges and understands that (i) the shares of Parent Common Stock comprising the Stock Consideration have not been registered under the Securities Act in reliance on an exemption therefrom and (ii) each of the shares of Parent Common Stock comprising the Stock Consideration will, upon its acquisition by Sellers, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a private transaction pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

Article IV
Representations and Warranties Regarding the Company

Except as set forth on the Schedules, each Seller hereby jointly and severally represents and warrants to Buyer as follows:

Section 4.1            Organization; Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own, lease, hold and operate its properties and assets and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the properties and assets owned, leased or operated by it or the nature of its business makes such qualification, registration or license necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Sellers have made available to Buyer true, correct and complete copies of the Organizational Documents of the Company as in effect as of the date hereof, to reflect all amendments made thereto at any time prior to the Closing Date.

Section 4.2            Non-Contravention. Except as set forth on Schedule 4.2, the execution, delivery and performance of the Transaction Documents by the Company, and the consummation of the transactions contemplated thereby, does not and will not (a) conflict with or result in any breach of any provision of the Organizational Documents of the Company, (b) (i) require any consent or approval under, (ii) result in any violation or breach of or any loss of any benefit under, (iii) constitute a default (or an event that with or without the giving of notice or passage of time or both would give rise to a default) under or (iv) give rise to any right of termination, suspension, cancellation, non-renewal, modification, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under (A) any of the terms, conditions or provisions of any Material Contract to which the Company is a party or by which any of the Assets or its properties is bound or affected or (B) any Permit owned by the Company, (c) except for any Governmental Consents set forth on Schedule 4.3, conflict with or violate any Law to which the Company is subject or by which any of the Assets or its properties are bound or subject, or any Proceeding of any Governmental Authority having jurisdiction over any of the Assets or its properties, or (d) result in the creation of an Encumbrance (other than Permitted Encumbrances) on any Asset or property of the Company, except in the cases of clauses (b) and (c), for such defaults or rights of termination, cancellation, amendment, acceleration, conflicts or violations as would not have a Company Material Adverse Effect.

Section 4.3            Governmental Approvals. Except as set forth on Schedule 4.3, the Company is not required to make or obtain any Governmental Consent in connection with the transactions contemplated by the Transaction Documents, other than filings and expirations or terminations of the applicable waiting periods under the HSR Act.

Section 4.4            Capitalization.

(a)           The Acquired Interests constitute all of the issued and outstanding Equity Securities in the Company and have been duly authorized and validly issued, and none of the Acquired Interests are subject to any preemptive rights, rights of first refusal, or other similar rights of any Person, other than as set forth in the Company’s Organizational Documents or any Corporate Encumbrance.

(b)           As of the Execution Date, Pledge1 is the sole record owner of 99.99% of the Acquired Interests and Pledge2 is the sole record owner of 0.01% of the Acquired Interests. Each Seller has good and valid title to its ownership of the Acquired Interests free and clear of all Encumbrances, other than Corporate Encumbrances, and has requisite power, right and authority to, and shall at the Closing, sell, deliver, transfer and convey all of its Acquired Interests to Buyer free and clear of any Encumbrances, other than Corporate Encumbrances. Neither Seller has any obligation to make further payments for its ownership of the Acquired Interests or contributions to the Company solely by reason of its ownership of the Acquired Interests.

(c)           The Company does not own, directly or indirectly, any Subsidiary, any Equity Interest (including any legal or beneficial ownership in any stock or other equity or ownership interest) (whether controlling or not) in any Person, or other similar interest in any other Person, and is not a party to any joint venture, and there are no outstanding obligations of the Company to provide funds or make any investment (in the form of a loan, capital contribution, purchase of any Equity Interest or otherwise) in any other Person.

(d)           Neither Seller is a party to any option, warrant, call, subscription, purchase right (including preemptive right) or other Contract or commitment (other than this Agreement) obligating such Seller to grant, deliver, transfer, pledge, sell or otherwise dispose of, purchase, acquire or vote, or cause to be granted, delivered, transferred, pledged, sold or otherwise disposed, or purchased, acquired or voted, the Acquired Interests, by sale, lease, license or otherwise, other than this Agreement and the Organizational Documents of the Company. The Company has not granted to any Person (i) any options, profit interests, phantom interests, appreciation, conversion, exchange or other rights, agreements, arrangement or commitments of any kind for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of the Company, other than as set forth in the Organizational Documents of the Company or (ii) any preemption or similar rights with respect to the Acquired Interests. There are no outstanding (A) equityholder agreements, voting trusts or other Contracts relating to the voting, purchase, redemption or other acquisition of the Acquired Interests, other than the Organizational Documents of the Company, (B) unpaid distributions, whether current or accumulated, due or payable on the Acquired Interests or (C) bonds, debentures, notes, debt securities or other obligations the holders of which have the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the holders of the Equity Interests of the Company on any matter.

Section 4.5            Compliance with Law.

(a)           Except (x) for Laws relating to Tax matters, employee benefits or labor and employment matters, which are the subject of Section 4.15 and Section 4.16, respectively, (y) as to matters that would not reasonably be expected to, individually or in the aggregate, be material to the Company or the Business, and (z) with respect to matters described in Schedule 4.5(a), since the Lookback Date, (i) the Company is in compliance with all Laws and Orders of all Governmental Authorities applicable to the Company, the operation or conduct of the Business or any of the Assets, (ii) there has been no Proceeding and there is no Proceeding pending or, to the Knowledge of Sellers, threatened by any Governmental Authority with respect to any alleged violation by the Company of any Law or Order of any Governmental Authority and (iii) the Company has not received written notice of any violation, alleged violation or potential violation of any such Laws.

(b)           Since the Lookback Date, except with respect to (x) Laws relating to Tax matters, employee benefits or labor and employment matters, which are the subject of Section 4.15 and Section 4.16, respectively, and (y) matters described in Schedule 4.5(b), to the Knowledge of Seller, no event has occurred, and no condition exists, that would reasonably be expected to (with or without the giving or notice or passage of time, or both) constitute or result, directly or indirectly, in (i) a material violation by the Company of, or a failure on the part of the Company to comply in all material respects with, any Law applicable to the Company or the operation and conduct of the Business or any of the Assets, or (ii) any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action that would reasonably be expected to, individually or in the aggregate, be material to the Company or the Business.

Section 4.6            Title to and Condition of Properties and Assets.

(a)           Except as set forth on Schedule 4.6(a), the Assets constitute, in all material respects, all of the assets, properties and rights necessary to (i) conduct the operations of the Business as the same are conducted on the Execution Date and (ii) perform, in all material respects, the obligations that are required to be performed in the ordinary course of business under the Material Contracts. The Company does not use or occupy any real property (by lease, license or otherwise) other than the Leased Premises, excluding, for the avoidance of doubt, any Compression Assets or other equipment on the real property of the Company’s customers in the ordinary course of business.

(b)           The Company has good and marketable title to or a valid leasehold interest in all the material personal properties and material assets owned or used by the Company, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances. The Company’s Assets consisting of tangible personal property that are used or held for use in the conduct of the Business and that are, individually or in the aggregate, material to the Company or the Business are (i) in good operating condition in all material respects and generally are adequate and suitable in all material respects for the present and continued use, operation, and maintenance thereof as used, operated, or maintained in the last twelve (12) months in the ordinary course of business of the Company, taking into account the age and history of use, and except for ordinary wear and tear and ordinary and/or routine maintenance, (ii) structurally sound with no material defects, (iii) not in need of material repairs except for ordinary and/or routine maintenance, (iv) have been maintained in all material respects consistent with the maintenance of a prudent operator (subject to normal wear and tear taking into account use and age) and (v) have not had any material maintenance deferred.

(c)           The Company does not own any real property. The Company has valid leasehold interests in all of its leased, subleased or similarly occupied real properties (“Leased Premises”) as set forth on Schedule 4.6(c), free and clear of all Encumbrances except in all cases for Permitted Encumbrances. Schedule 4.6(c) sets forth a true, correct and complete set of all leases, amendments, guarantees, supplements or other agreements governing the use of the Leased Premises (collectively, the “Lease Contracts”). The Company does not sublease any of the Leased Premises. All Lease Contracts are valid and enforceable against the Company and, to the Knowledge of Sellers, the counterparties thereto, in accordance with their respective terms subject to any Creditors’ Rights, and, there is not, under any of such Lease Contracts, (i) any existing default by the Company or, to the Knowledge of Sellers, the counterparties thereto or (ii) to the Knowledge of Sellers, any event which, with or without the giving of notice or lapse of time or both, would become a default by the Company or, to the Knowledge of Sellers, the counterparties thereto. The Company has and, to the Knowledge of Sellers, the counterparties thereto have, complied with and performed all material obligations required to be performed by it or such counterparties, as applicable, under each Lease Contract. The Company has made available to Buyer true and complete copies of each Lease Contract.

(d)           To the Knowledge of Sellers, the Leased Premises and the Company’s current use thereof are in compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, and all insurance requirements affecting the Leased Premises in all material respects (collectively, the “Real Property Laws”). The Company has received no uncured notice of violation of any Real Property Law regarding the Leased Premises. To the Knowledge of Sellers, the Company’s use or occupancy of the Leased Premises or any portion thereof or the operation of its business as currently conducted is not dependent on a “permitted nonconforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority.

(e)           None of the Leased Premises or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Leased Premises.

(f)            There is no condemnation, expropriation, annexation or other proceeding in eminent domain pending or, to the Knowledge of Sellers, threatened, affecting the Leased Premises or any portion thereof or interest therein. The Company has received no written notice of, and to the Knowledge of Sellers there are not any, pending or threatened public improvements or special assessments that would affect the Leased Premises in an adverse matter.

(g)           To the Knowledge of Sellers, the current use and occupancy of the Leased Premises and the operation of the Company’s business thereon does not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Premises (the “Encumbrance Documents”). The Company has not received any written notice of violation of any Encumbrance Documents regarding its use or occupancy of the Leased Premises, and, to the Knowledge of Sellers, there is no basis for the issuance of any such notice or the taking of any action for such violation.

Section 4.7            Financial Statements.

(a)           Schedule 4.7(a) sets forth true, correct and complete copies of the Company’s (i) audited consolidated balance sheet of the Company and the related audited consolidated statements of operations and cash flows as at, and for the twelve-month period ended on, December 31, 2023 (the “Company Audited Financials” and such date, the “Balance Sheet Date”), and (ii) unaudited consolidated balance sheet of the Company and the related unaudited consolidated statements of operations and cash flows as of, and for the three month period ended on, March 31, 2024 (the “Company Unaudited Financials” and, together with the Company Audited Financials, the “Company Financial Statements”).

(b)           Except as set forth on Schedule 4.7(b), the Company Financial Statements (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (subject, however, in the case of the Company Unaudited Financials, to normal year-end adjustments and the absence of notes), (ii) have been prepared from, and are consistent with, the books and records of the Company, which books and records have been maintained in the ordinary course of business in all material respects and (iii) present fairly, in all material respects, the consolidated financial position and operating results and cash flows of the Company as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of the Company Unaudited Financials, to normal year-end adjustments and accruals and the absence of notes and other textual disclosures. No financial statements of any Person other than the Company are required by GAAP to be included or reflected in any of the Company Financial Statements.

(c)           Except as set forth on Schedule 4.7(c), there is no liability of the Company or the Business of any nature that would be required to be included in or reserved against on a balance sheet prepared in accordance with GAAP except for liabilities (i) set forth in the audited balance sheets of the Company as of the Balance Sheet Date (the “Latest Company Balance Sheet”), (ii) that have arisen since the Balance Sheet Date in the ordinary course of business, (iii) otherwise expressly disclosed in this Agreement or in any of the Schedules or constituting Decommission Costs, (iv) incurred in connection with the transactions contemplated hereby and included in the calculation of the Adjustment Amount, (v) satisfied prior to Closing or (vi) that, individually or in the aggregate, would not reasonably be expected to be material to the Company or the Business.

(d)           Schedule 4.7(d) sets forth the Company’s monthly capital expenditure budget for the 12-month period ending on December 31, 2024 (the “Capital Expenditure Budget”).

(e)           Neither the Company nor, to the Knowledge of Sellers, any director, manager, officer, employee, auditor, accountant or representative of the Company has received any written material complaint, allegation, assertion or claim that the Company has engaged in questionable or improper accounting or auditing practices.

Section 4.8            Accounts Receivable and Accounts Payable.

(a)           Each of the currently outstanding Accounts Receivables arose from bona fide transactions in the ordinary course of business of the Company and represents the valid obligation of the account debtor (subject only to Creditors’ Rights) and no material contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice or permitted pursuant to the applicable Contract) has been asserted or, to the Knowledge of Sellers, is threatened by any of the account debtors of such Accounts Receivables. Any reserve for bad debts shown on the Company Financial Statements or, with respect to Accounts Receivable arising after the date of the Latest Company Balance Sheet, on the accounting records of the Company have been determined in accordance with GAAP consistently applied. The Company has good and valid title to the Accounts Receivables free and clear of all Encumbrances, except for Permitted Encumbrances, and no written agreement for deduction, free services or goods, discounts or other deferred price or quantity adjustments has been made with respect to such Accounts Receivables. No goods or services, the sale or provision of which gave rise to any such Accounts Receivables, have been returned to the Company by any account debtor or lost or damaged prior to receipt thereby, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company. The Company has not written off any of such Account Receivables as uncollectible, except for normal cash discounts accrued in the ordinary course of business.

(b)           All accounts payable of the Company (i) reflected in the Company Financial Statements have been paid and are the result of bona fide transactions in the ordinary course of business of the Company and (ii) arising after March 31, 2024 are the result of bona fide transactions in the ordinary course of business of the Company.

Section 4.9            Inventory. All Inventory, whether or not reflected in the Company Financial Statements, consists of a quality and quantity usable in the ordinary course of business, except for obsolete, damaged or defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and included in the Net Working Capital. All such Inventory is owned by the Company free and clear of all Encumbrances, other than Permitted Encumbrances, and no Inventory is held on a consignment basis. Schedule 4.9 sets forth a list of all Inventory and, with respect to the Inventory not located on the Leased Premises, the location of each such Inventory as of the date hereof. The quantities of each item of Inventory are not excessive, but are reasonable in the present circumstances of the Company.

Section 4.10           Absence of Certain Changes. Except as set forth on Schedule 4.10 or as expressly contemplated by the Transaction Documents, from the Balance Sheet Date, (a) the Company has conducted the Business in all material respects in the ordinary course of business and (b) there has not been any event, occurrence or development which has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.11          Environmental Matters. Except as to matters set forth on Schedule 4.11:

(a)           the Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Environmental Laws;

(b)           the Company possesses all material Permits required under Environmental Laws for its operations as conducted on the Execution Date and is, and since the Lookback Date has been, in compliance in all material respects with the terms of such Permits;

(c)           the Company and its properties and operations are not subject to any pending or, to the Knowledge of Sellers, threatened Proceeding arising under any Environmental Law that, if adversely determined, would reasonably be expected to have a material adverse effect on the Company, nor has the Company received, during the period beginning on the Lookback Date and ending on the Execution Date, any unresolved written and pending notice, Order or complaint from any Governmental Authority or any other Person alleging a material violation of or material liability arising under any Environmental Law;

(d)           there has been no Release of Hazardous Substances (i) on, at, under, to, or from any of the owned or leased properties of the Company by the Company, or to the Knowledge of Sellers, any other Person, or (ii) from or in connection with the Company’s operations, including the transportation or disposal of any Hazardous Substances by the Company or, to the Knowledge of Sellers, (y) the arrangement for transportation or disposal of Hazardous Substances by the Company or (z) any Release of Hazardous Substances at third-party disposal sites, in each case, in a manner that has given rise, or would reasonably be expected to give rise, to any material liability pursuant to any Environmental Law; and

(e)           Sellers have made available to Buyer true, complete and accurate copies of all final, third-party environmental assessments (including any Phase I and Phase II environmental site assessments) and compliance reports addressing material environmental matters pertaining to the Assets that are in Sellers’ possession or reasonable control.

Section 4.12          Material Contracts.

(a)           Except as set forth on Schedule 4.12 (collectively, the “Material Contracts”) and other than any Company Benefit Plans, as of the Execution Date, (x) the Company is not a party to or bound by, (y) the Business is not bound by and (z) none of the Assets are bound by:

(i)            Contracts involving obligations of, or payments to or from, the Company, individually or in the aggregate, in excess of $500,000 in any consecutive 12-month period or an aggregate amount therefor of more than $1,500,000 over the remaining term of such Contract, in each case, (A) that cannot be terminated by any party thereto upon 30 days or less notice to the other party or parties thereto or (B) even if so terminable, that contains premium or penalty payment obligations that would be triggered by such termination (including post-termination payment obligations, buy-back or similar obligations);

(ii)           Contracts involving (A) a joint venture, legal partnership or other similar agreement involving co-investment or (B) a share of profits, losses, costs or liabilities of the Company or the Business with any other Person;

(iii)          Contracts (A) providing for the grant by a Third Party of any right to use material Intellectual Property (other than non-exclusive end-user licenses of commercially available software with one-time or annual replacement costs of $200,000 or less), or (B) providing for the grant to a Third Party of any right to use any material Intellectual Property owned by the Company (other than Intellectual Property licensed to customers on a non-exclusive basis in the ordinary course of business);

(iv)          Contracts that prohibit or contain any covenant that materially limits or purports to limit the Company’s ability to (A) engage or compete in any line of business or with any Person in any geographic area, (B) conduct any activity in any geographic area or (C) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(v)           Contracts whereby the Company grants any Person, or any Person grants the Company, the exclusive right to sell products or provide services within any geographical region, in each case, (A) that cannot be terminated by any party thereto upon 30 days or less notice to the other party or parties thereto or (B) even if so terminable, that contains premium or penalty payment obligations that would be triggered by such termination (including post-termination payment obligations, buy-back or similar obligations) or similar obligations;

(vi)          Contracts (A) relating to Debt for borrowed money, (B) creating a capital or finance lease obligation or (C) constituting a guarantee of debt for borrowed money of any other Person, in each case, where the obligations of the Company outstanding under such Contract are more than $100,000;

(vii)         Contracts under which the Company has, directly or indirectly, made any loan, capital contribution to, or any other investment in, any Person (other than investments in marketable securities or advances to Business Employees in the ordinary course of business), in each case, which the Company still owns or continues to be outstanding;

(viii)        (A) any Contracts with a Material Customer involving the performance of services by the Company and reasonably expected to involve payments to the Company greater than $500,000 for the fiscal year ended December 31, 2024, (B) any Contract that relates to any products or equipment that has been ordered by the Company at a cost in excess of $2,000,000 but not delivered to the Company as of the Execution Date or (C) any Contract with a Material Vendor reasonably expected to involve the purchase of goods by the Company with a cost greater than $500,000 for the fiscal year ended December 31, 2024;

(ix)          Contracts containing a “most favored nation” pricing clause or similar provision with a customer engaged in the production and exploration of hydrocarbons;

(x)           Contracts requiring the Company to (A) guaranty or provide surety in excess of $100,000 or (B) indemnify or hold harmless any Person whereby the Company reasonably expects to be responsible for indemnification obligations, in each case, in excess of $100,000;

(xi)          Contracts providing for the deferred payment of any material purchase price, including any “earn out” or other contingent fee arrangement;

(xii)         Contracts providing for (A) the purchase or sale of real property or (B) the lease of any item or items of personal property with a rental expense under such lease in excess of $500,000 annually;

(xiii)        Contracts creating an Encumbrance (other than a Permitted Encumbrance) on any of the Assets with an aggregated value of $100,000, which Encumbrances will not be discharged at or prior to the Closing;

(xiv)        Contracts granting any put, call, right of first refusal, right of first offer or similar right with respect to any material asset, right or property of the Business or the Company;

(xv)         Contracts involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;

(xvi)        Contracts involving the settlement of any Proceeding or threatened Proceeding (A) (x) which will involve payments after the Balance Sheet Date of consideration in excess of $500,000 or (y) impose monitoring or reporting obligations by Company or Buyer to any other Person outside the ordinary course of business or (B) with respect to which materials conditions precedent to the settlement have not been satisfied;

(xvii)       Contracts relating to the acquisition or disposition by the Company of the Equity Interests, properties or assets of the Company or any operating business or Equity Interests of another Person (by asset sale, stock sale, merger or otherwise), other than in the ordinary course of business;

(xviii)            Contracts with any Governmental Authority;

(xix)            Contracts of Sellers’ or any of their Affiliates (other than the Company) (A) that is used by the Company for the Business, (B) to which the Company, the Business or any Asset is bound or (C) pursuant to which the Company or the Business materially benefits, in each case of (A), (B) and (C), whether or not the Company is a party thereto or a named beneficiary thereof (collectively, the “Affiliate Contracts”);

(xx)            Contracts with either Seller, any of Sellers’ Affiliates (other than the Company) or any of their or the Company’s respective officers or directors; or

(xxi)            Contracts that commit the Company to enter into any of the foregoing.

(b)            Each Material Contract is a legal, valid and binding obligation of the Company, is in full force and effect and enforceable in accordance with its terms against the Company and, to the Knowledge of Sellers, the other parties thereto, except, in each case, (i) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) as enforcement may be limited by Creditors’ Rights. No Material Contract has been terminated other than upon expiration in accordance with its terms without action by any party thereto. Sellers have made available to Buyer a true, correct and complete copy of each Material Contract and an accurate written description setting forth the material terms and conditions of each oral Material Contract.

(c)            Neither the Company nor, to the Knowledge of Sellers, any other party to any Material Contract is in breach or default under the terms of such Material Contract except for any breach or default that would not be material to the Company or the Business. No event has occurred that with the giving of notice or the passage of time or both would constitute a material breach or default by the Company or, to the Knowledge of Sellers, any other party to such Material Contract, which would give rise to a right of notice, modification, acceleration, payment, cancellation or termination by the Company under, or in any manner release any party thereto from any obligation under, any Material Contract. None of the Company or either Seller has received any written claim or notice, or to the Knowledge of Sellers, oral notice of termination, cancellation, withdrawal, repudiation, modification, acceleration of rights thereunder, non-renewal, breach or default under any such Material Contract, nor does either Seller have any Knowledge, that a counterparty to any Material Contract intends to terminate, cancel, withdraw, repudiate, modify in a materially adverse manner to the Company or the Business, accelerate such counterparty’s rights thereunder, not renew or breach or default under such Material Contract. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under any of the Material Contracts with any Person and no such Person has made written or, to the Knowledge of Sellers, oral demand for such renegotiation. The Company has not, during the period beginning on the Lookback Date, obtained or granted any material waiver in writing, or to the Knowledge of Sellers, orally, of or under any provision of any such Material Contract.

Section 4.13      Legal Proceedings.

(a)            Other than as is set forth on Schedule 4.13(a), there are no Proceedings pending or, to the Knowledge of Sellers, threatened against or affecting the Company, any of its officers or directors (in their capacities as such), the Business or any of the Assets that would (a) reasonably be expected to be, individually or the in aggregate, material to the Company or (b) challenge, or that could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 4.13(a), there are no Proceedings pending or threatened by the Company against any Person.

(b)            Except as set forth on Schedule 4.13(b), the Company and the Assets are not subject to any outstanding Orders. Since the Lookback Date, the Company has not received any written notice from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Order to which the Company, or any Assets, is subject.

Section 4.14      Permits. Except for Permits with respect to Tax matters, employee benefits or labor and employment matters, which are the subject of Sections 4.15 and 4.16, respectively, the Company has obtained all material Permits as are necessary to use, own and operate the Assets and the Business in the manner such Assets and the Business are used, owned and operated by the Company as of the Execution Date. All such Permits are in full force and effect, and no Proceeding is pending or, to the Knowledge of Sellers, threatened that seeks to rescind, revoke, terminate or materially adversely modify any such material Permit. The Company is, and since the Lookback Date has been, in compliance in all material respects with the terms of all such material Permits.

Section 4.15      Taxes.

Except as disclosed in the Schedules:

(a)            All material Tax Returns that are required to have been filed by or with respect to the Company have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects;

(b)            All material Taxes required to have been paid by the Company or for which the Company may be liable which are or have become due have been timely paid in full;

(c)            All withholding Tax and Tax deposit requirements imposed on the Company have been satisfied in all material respects;

(d)            The unpaid Taxes of the Company did not, as of the Balance Sheet Date, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet of the Company Financial Statements (rather than in any notes thereto), and since the Balance Sheet Date, the Company has not incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice;

(e)            There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax of the Company;

(f)            There is no claim against the Company for any material Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any material Taxes or material Tax Returns of or with respect to the Company;

(g)            No material Tax audits or administrative or judicial proceedings are being conducted, pending or threatened in writing with respect to the Company;

(h)            No material claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return;

(i)            There are no material Encumbrances (other than Permitted Encumbrances) on any of the Assets that arose in connection with any failure to pay any Tax;

(j)            The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) entered into or created on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (vi) a prepaid amount received on or prior to the Closing Date;

(k)            The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any commercial agreements or contracts that are not primarily related to Taxes);

(l)            The Company does not have any liability for the Taxes of any Person as a transferee or successor, or by contract or otherwise (other than customary Tax indemnification provisions in commercial agreements or contracts that are not primarily related to Taxes);

(m)            The Company has not participated, within the meaning of Treasury Regulation Section 1.6011-4(c)(3), in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(n)            None of the Assets were transferred to the Company as part of a plan that included the transactions contemplated by this Agreement;

(o)            For U.S. federal income Tax purposes, the Company is, and has been since its formation, properly classified as a partnership or an entity disregarded as separate from its owner;

(p)            On July 19, 2024, (i) the Company was properly classified as a partnership for U.S. federal income Tax purposes, (ii) 100% of the membership interests in the Sellers were contributed to TOPS IntermediateCo, LLC, a Delaware limited liability company (“IntermediateCo”) and (iii) as a result of such contribution, for U.S. federal income Tax purposes, each of the Company and the Sellers became properly classified as an entity disregarded as separate from IntermediateCo, and IntermediateCo became a continuation of the Company;

(q)            There is no material property or obligation of the Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws; and

(r)            No Taxes are payable by the Company that are attributable to any restructuring or reorganization undertaken by Sellers, the Company, or any of the direct or indirect owners of Sellers or the Company prior to the Closing Date.

Section 4.16      Employee Benefits; Employment and Labor Matters.

(a)            The Company is not and has not been a party to or bound by any collective bargaining agreement or other agreement with any labor or trade union, works council, employee association or similar labor organization (“Union”), and no employees of the Company are represented by any Union with respect to their employment by the Company. There has not been any effort by a Union to organize any employee of the Company since the Lookback Date. There are no, and since the Lookback Date there have been no, strikes, slowdowns, lockouts, work stoppages or any other similar labor disputes or disruptions involving the Company that are or were pending or, to the Knowledge of Sellers, threatened.

(b)            The Company is, and since the Lookback Date has been, in material compliance with all applicable Laws related to labor, employment, and/or employment practices, including all Laws relating to collective bargaining, labor relations, anti-discrimination, harassment, retaliation, equal employment opportunity, disability rights or benefits, employee leave, sick time, payment of wages, hours of work, classification of employees as exempt from the overtime requirements of applicable wage and hour Laws, classification of independent contractors and other non-employee workers as such, provision of employee benefits, whistleblowing, workers’ compensation, background checks, occupational safety and health, employee data privacy and data protection, plant closings, mass layoffs, hiring, promotions, termination of employees, authorization to work, and/or immigration (collectively “Employment Laws”).

(c)            Other than as set forth on Schedule 4.16(c), there are no pending or, to the Knowledge of Sellers, threatened, Proceedings against the Company concerning or relating to any Employment Laws or otherwise relating to any current or former employees, independent contractors or other non-employee service providers or applicants. Since the Lookback Date, no allegations of sexual or other unlawful harassment or discrimination have been made against any officer or senior management-level employee of the Company. Since the Lookback Date, the Company has investigated all allegations of sexual or other unlawful harassment or discrimination of which it is or was aware and has taken all reasonable and necessary corrective actions with respect to such allegations. No such allegation of sexual or other unlawful harassment or discrimination would reasonably be expected to result in any material loss to the Company and no such allegations have been made that, if known to the public, would reasonably be expected to bring the Company into material disrepute.

(d)            The Company has not implemented or effectuated any “plant closing” or “mass layoff,” as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any applicable similar state or local Law (each, a “WARN Act”), since the Lookback Date. No employees of the Company are involuntarily on furlough or temporary layoff and in the past six (6) months no employees have had their working hours reduced involuntarily by fifty percent (50%) or more.

(e)            Schedule 4.16(e) contains a complete and accurate list of all current employees of the Company, including with respect to each employee (i) the employee identification number, (ii) full or part-time status, (iii) overtime classification as exempt or non-exempt under the Fair Labor Standards Act and other applicable wage and hour Laws, (iv) whether an employee is on leave, as well as the nature of, and expected return date from, any such leave, (v) pay type (e.g., salary, hourly, commission only, per diem etc.), (vi) base salary or the hourly or per diem rate of compensation, as applicable, (vii) target annual bonuses or other incentive compensation, including other bonuses and commissions, (viii) per diems they are eligible to receive, if any; (ix) hire date, (x) location of employment, (xi) whether the employee is subject to any work visa, and (xii) job title.

(f)            Schedule 4.16(f) contains a complete and accurate list of all individual independent contractors who are engaged by the Company to provide services related to the operation of the Business (and not solely providing administrative services), including those engaged or providing services through a sole proprietorship or an entity wholly owned and operated by them, including (i) their names, (ii) the services they provide to the Company, (iii) their primary work location (city and state), (iv) the approximate number of hours they provide services to the Company each month, (v) their compensation terms, and (vi) whether the Company has a written agreement with them.

(g)            Schedule 4.16(g) lists each Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Buyer or its representatives, to the extent applicable, copies of all current plan documents, including amendments thereto, and current summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Reports, all related trust or funding agreements, insurance policies, or actuarial valuation or reports, and any material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, or other Governmental Authority relating to such Company Benefit Plan.

(h)            (i) Each Company Benefit Plan has been administered and operated in material compliance with the terms of the applicable Plan documents and with the applicable provisions of ERISA, the Code and all other applicable Laws and (ii) there is no material action or claim pending (other than routine claims for benefits) with respect to any of the Company Benefit Plans. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter) from the Internal Revenue Service and, to the Knowledge of Sellers, no event has occurred and no condition exists that would reasonably be expected to cause the loss of such qualified status. All material contributions, distributions, accruals, reimbursements and premium payments required to be made under the terms of any Company Benefit Plan have been timely made or, if not yet due, such amounts have been accrued, to the extent required, in all material respects in accordance with GAAP.

(i)            No Company Benefit Plan, or any retirement plan sponsored, maintained or contributed to by an ERISA Affiliate of the Company, is, and neither the Company nor any of its ERISA Affiliates has incurred and not satisfied in full, or reasonably expects to incur, either directly or indirectly on account of an ERISA Affiliate, any material liability with respect to, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to the minimum funding requirements of Section 412 of the Code or subject to Section 302 or Title IV of ERISA or (ii) a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA. No Company Benefit Plan, or any arrangement sponsored, maintained or contributed to by an ERISA Affiliate of the Company, is a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(j)            Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Company Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and the Company does not have any liability to provide post-termination or retiree health benefits to any individual and has not represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(k)            Neither the execution and delivery of this Agreement or any other Transaction Document to which the Company is a party nor the consummation of the transactions contemplated hereby or thereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any material payment becoming due to any officer, director or employee of the Company, (ii) materially increase any benefits otherwise payable by the Company to any officer, director or employee of the Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(l)            Neither the execution and delivery of this Agreement or any other Transaction Document to which the Company is a party nor the consummation of the transactions contemplated hereby or thereby will (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(m)            Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in all material respects in compliance with Section 409A of the Code.

(n)            No current individual engaged by the Company as an independent contractor provides services primarily outside of the United States, and none of the Company Benefit Plans covers current individuals engaged by the Company as an independent contractor who perform services primarily outside the United States (or individual formerly engaged by the Company who performed services for the Company primarily outside the United States).

(o)            No employee or individual service provider of the Company holds any equity or other interest in Sellers or any Affiliate of Sellers that could result in any obligation of the Company to withhold or report any Taxes in connection with the transactions contemplated by this Agreement and the other Transaction Documents or the distribution or allocation to such individual of any proceeds in connection therewith.

Section 4.17      Intellectual Property; IT and Data Security.

(a)            Except as set forth on Schedule 4.17(a), (i) the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss, termination or impairment of any rights of the Company in any Intellectual Property that is material to the Business, (ii) the Company exclusively owns or has the right to use and otherwise exploit all of the Intellectual Property that is material to the current operations of the Business, (iii) the Company has not received any written notice alleging any material violation, misappropriation, dilution or infringement of any Intellectual Property of any other Person that remains unresolved, nor is the Company violating, infringing, diluting, or misappropriating any Intellectual Property of any other Person in any material respect and (iv) to the Knowledge of Sellers, no Person is violating, infringing, diluting, or misappropriating any of the Intellectual Property owned or purported to be owned by the Company. There are no settlements, covenants not to sue, consents, judgments, or Orders or similar obligations that restrict the rights of the Company to use or otherwise exploit any Intellectual Property that is material to the current operations of the Business. Each Person who is or was involved in the creation or development of any material Intellectual Property purported to be owned by the Company has assigned to the Company all of such Person’s right, title and interest in and to such Intellectual Property, except where ownership of such Intellectual Property is vested in the Company by operation of law.

(b)            Schedule 4.17(b) lists all patents, registered trademarks or service marks registered copyrights, registered industrial designs, and domain name registrations, and all applications for the foregoing, in each case that are owned by the Company. Each item of such Intellectual Property is subsisting, and has not been abandoned or cancelled. No Proceedings are pending, or to the Knowledge of Sellers are threatened, challenging the validity, enforceability, registration, ownership or scope of any such issued, registered or applied for Intellectual Property (other than office actions in connection with the prosecution of applications for the registration or issuance of such Intellectual Property).

(c)            The Company has taken commercially reasonable steps to maintain the confidentiality of any trade secrets and other material confidential information of the Company and of third parties to which the Company owes a duty of confidentiality.

(d)            The Company has taken commercially reasonable measures designed to protect the integrity of the Company IT Systems and designed to secure the Company IT Systems from unauthorized use, interruption, modification, corruption or access by any Third Party. To the Knowledge of Sellers, there has not been any material unauthorized use, access, breach, or interruption involving the Company IT Systems, or the unauthorized access use, disclosure, modification, deletion, corruption, or encryption of any material data or information contained or stored therein, in each case in the past two years. The Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the Company IT Systems, in each case consistent with customary industry practices.

(e)            The Company is in material compliance with all licenses for Open Source Software used by the Company. The Company has not embedded, linked, used or distributed any Open Source Software in connection with any Company-owned proprietary software that requires or purports to require (i) such proprietary software be disclosed or distributed in source code form; (ii) licensing of such proprietary software for purposes of making derivative works; (iii) any restriction on the consideration to be charged for the distribution of any such proprietary software or Company products (iv) the creation of any obligation for the Company with respect to Company-owned Intellectual Property or the grant to any third party of any rights or immunities under Company-owned Intellectual Property; or (v) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company-owned Intellectual Property or Company products.

Section 4.18      Insurance.

(a)            Set forth on Schedule 4.18(a) is, as of the Execution Date, (i) a true and complete list of all material property, general liability, third-party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability, directors’ and officers’ liability insurance and other forms of insurance, in each case, with a coverage period in effect as of the date hereof that are held by the Company or any of its Affiliates, under with the Company is a beneficiary, or to which the Company is named as an insured or loss payee, including any insurance policies that pertain to the Company, the Business, the Assets or the Company’s properties, directors, officers, employees or operations, but excluding those insurance policies that constitute a Plan (the insurance policies required to be set forth on Schedule 4.18(a), the “Insurance Policies”), (ii) a list of all pending applications for the Insurance Policies, (iii) a brief description of all claims under the Insurance Policies that are outstanding, (iv) to the Knowledge of Sellers, all material occurrences and losses covered by any of such Insurance Policies have been reported to the applicable insurer in all material respects and (v) a true and complete list of the carrier, policy number, a description or type of coverage, the amount of any policy limits and the amount of annual premiums for each Insurance Policy. The Company does not have any self-insurance or co-insurance programs (it being understood that retention or deductible amounts shall not be considered self-insurance or co-insurance programs).

(b)            The Insurance Policies (i) collectively provide adequate insurance coverage for the assets and operations of the Company in all material respects, (ii) collectively are sufficient for material compliance with all requirements under applicable Law and all Material Contracts to which the Business is bound or the Company is a party or is otherwise bound, (iii) are issued by an insurer that, to the Knowledge of Sellers, is financially sound and reputable and (iv) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company.

(c)            With respect to the Insurance Policies, (i) such Insurance Policies are in full force and effect and no material breach or default exists (with or without the giving or notice or lapse of time or both) with respect to the obligations of the Company or any of its Affiliate or, to Sellers’ Knowledge, any insurer under any such Insurance Policy and all premiums, deductibles and self-insured amounts that have become payable thereunder have been paid in full to the extent due and payable, (ii) neither the Company nor any of its Affiliates has cancelled, altered the coverage of, terminated or received written notice of cancellation, alteration of coverage termination or non-renewal of, or material premium increase under, any such Insurance Policies, and (iii) since the Lookback Date, the Company has not made any claim under any such Insurance Policy with respect to which an insurer has, in a written notice to the Company or Sellers, questioned, denied or disputed or otherwise reserved its rights with respect to coverage.

Section 4.19      Bank Accounts. Schedule 4.19 sets forth a complete and accurate list, as of the Execution Date, of (a) the name and address of each bank, financial or other institution in which the Company has borrowing or investment agreements, deposit or checking accounts or safe deposit boxes, cash collection accounts or lock boxes, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each such account.

Section 4.20      Affiliate Transactions. Except as set forth on Schedule 4.20, no Affiliate of the Company (a) is a party to any Contract with the Company (other than employment or employment related agreements), (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any material competitor, supplier, vendor, licensor, distributor, lessor, independent contractor or customer of the Company (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent (5%) of the outstanding voting power of any Person shall not be deemed a “financial interest” in any such Person), (c) owns or leases any material asset, property or right which is used by the Company or is necessary for the Business, (d) has outstanding Debt owed to the Company, (e) has received any funds from the Company since the Balance Sheet Date, or (f) is the obligee or beneficiary of any liability of the Company, in each case, except for employment-related compensation or liabilities therefor received or payable in the ordinary course of business.

Section 4.21      Customers and Vendors.

(a)            Schedule 4.21(a) contains a list of the fifteen (15) largest customers (the “Material Customers”) of the Company (measured by revenue) and the fifteen (15) largest suppliers or service providers (the “Material Vendors”) of the Company (measured by aggregate spend) and the amount of purchases by such Material Customer or from each Material Vendor, as applicable, in each case, for (i) the twelve (12) months ended December 31, 2022 and (ii) the twelve (12) months ended December 31, 2023.

(b)            Except as set forth on Schedule 4.21(b), in the twelve (12) months prior to the date of this Agreement, neither the Company nor any of its Affiliates, officers, directors, employees, agents or other representatives have received any written or, to Knowledge of Sellers, oral notice that any such Material Customer or Material Vendor plans to terminate or cancel its relationship with or materially decrease, limit or modify the amount of existing or planned business done with the Company; provided, that, for the purpose of the immediately foregoing sentence, the fact that any particular agreement, contract or commitment with any Material Customer or Material Vendor is scheduled to expire in the ordinary course of business shall not, in and of itself, constitute notice of any of the foregoing matters. To Knowledge of Sellers, (i) no Material Customer or Material Vendor intends to terminate or cancel or otherwise materially limit the amount of business done with the Company, (ii) no Material Customer or Material Vendor is otherwise involved in or has advised or threatened the Company of any material problem or dispute against or otherwise involving the Company or the Business and (iii) no such Material Customer or Material Vendor is the subject of any voluntary or involuntary bankruptcy, solvency or other similar proceeding.

Section 4.22      Product and Service Warranties and Liabilities. Schedule 4.22 sets forth a complete and accurate list and descriptions of all product or service guarantees, warranties or other indemnities made, issued or given by the Company, as a result of which the Company has incurred costs in excess of $100,000 and at any time since the Lookback Date other than routine claims in the ordinary course of business that are reflected in the Company Financial Statements. Each service provided or rendered, or product manufactured, sold, leased or delivered, by the Company in relation to the Business, in each case, has been in material conformity with all service or product specifications and all applicable Laws. None of the services provided or rendered, or products manufactured, sold, leased or delivered, by the Company pursuant to any Material Contract, in each case, is subject to any warranty other than the applicable standard published product warranties and standard terms and conditions of sale of the Business contained in such Material Contract, if applicable, which true, complete and accurate copies of such warranties and terms and conditions have been made available to Buyer.

Section 4.23      Exclusivity of Representations. Except for the representations and warranties of Sellers and the Company contained in Article III and Article IV herein and the Sellers’ Closing Certificate and the Company’s Closing Certificate, neither the Company nor either Seller, nor any of their respective Affiliates or any of their respective stockholders, trustees, members, partners, fiduciaries or representatives, or any other Person has made or is making, and Buyer has not relied upon, any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including any implied representation or warranty as to the condition, merchantability, usage, suitability, fitness for any purpose, failure of an essential purpose, conformity to models or samples of materials, or otherwise), with respect to the Company, either Seller, their respective Affiliates, the Acquired Interests, the Assets, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.24      Disclaimer of Additional and Implied Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article III AND Article IV (AS MODIFIED BY THE SCHEDULES) and the Sellers’ Closing Certificate AND THE COMPANY’S CLOSING CERTIFICATE, (A) EACH SELLER DISCLAIMS, ON BEHALF OF ITSELF AND ITS AFFILIATES (INCLUDING THE COMPANY AND THE OTHER SELLER RELEASED PARTIES), ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY SELLER OR ITS AFFILIATES (INCLUDING THE COMPANY), ANY OTHER SELLER RELEASED PARTY OR OTHER PERSON WITH RESPECT TO ANY SELLER, THE COMPANY, THE ACQUIRED INTERESTS, THE ASSETS, THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY RELIANCE THEREON, (B) NONE OF SELLERS OR ANY OF THEIR AFFILIATES (INCLUDING THE COMPANY), ANY OTHER SELLER RELEASED PARTY OR OTHER PERSON WITH RESPECT TO ANY SELLER, HAS MADE OR IS MAKING ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO BUYER OR ANY OTHER PERSON REGARDING THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN, THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY, THE ASSETS OR THE ACQUIRED INTERESTS (WHETHER BEFORE OR AFTER THE CLOSING) and (c) EACH SELLER DISCLAIMS, ON BEHALF OF ITSELF AND ITS AFFILIATES (INCLUDING THE COMPANY AND THE OTHER SELLER RELEASED PARTIES), ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY THE SELLERS OR ANY OF THEIR AFFILIATES (INCLUDING PRIOR TO THE CLOSING, THE COMPANY), OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, FINANCIAL OR OTHER PROJECTIONS, AS WELL AS ANY OTHER INFORMATION, DOCUMENTS OR OTHER MATERIALS (INCLUDING ANY SUCH MATERIALS CONTAINED IN ANY “DATA ROOM” OR REVIEWED BY buyer) OR MANAGEMENT PRESENTATIONS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED TO buyer OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES ARE NOT AND WILL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY seller, AND NO REPRESENTATION OR WARRANTY IS MADE AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE FOREGOING EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, INCLUDING THIS Section 4.24, NOTHING IN THIS AGREEMENT SHALL RELIEVE ANY PERSON FOR LIABILITY FOR LOSSES RESULTING FROM FRAUD.

Article V
Representations and Warranties of the Buyer PARTIES

Except as disclosed in the SEC Documents filed with or furnished to the SEC since January 1, 2022 and available on EDGAR prior to the Execution Date (other than any disclosures set forth in any risk factor section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and any other disclosures included therein to the extent they are forward-looking in nature) (the “Filed SEC Documents”), the Buyer Parties hereby represent and warrant to each Seller as follows:

Section 5.1      Organization; Qualification. Each of the Buyer Parties is a legal entity duly incorporated, organized or formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or limited liability company, as applicable, power and authority and all authorizations, licenses and permits necessary to own, lease, hold and operate its properties and assets and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the properties and assets owned, leased or operated by it or the nature of its business makes such qualification, registration or license necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to materially impair its ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 5.2      Authority; Enforceability.

(a)            Each of the Buyer Parties has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to perform its obligations hereunder and thereunder and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Buyer Parties of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the transactions contemplated thereby, have been duly and validly authorized by such Buyer Party, and no other corporate or liability company, as applicable, proceedings on the part of such Buyer Party are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.

(b)            The Transaction Documents to which each of the Buyer Parties is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly and validly executed and delivered by such Buyer Party, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which such Buyer Party is, or will be, a party constitutes (or will constitute, when executed and delivered by such Buyer Party at the Closing) a legal, valid and binding agreement of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

Section 5.3      Non-Contravention. The execution, delivery and performance of the Transaction Documents to which each of the Buyer Parties is, or will be, a party by such Buyer Party and the consummation by such Buyer Party of the transactions contemplated thereby does not and will not (a) conflict with or result in any breach of any provision of the Organizational Documents of such Buyer Party, (b) (i) require any consent or approval under, (ii) result in any violation or breach of or loss of any benefit under, (iii) constitute a default (or an event that with or without the giving of notice or passage of time or both would give rise to a default) under or (iv) give rise to any right of termination, suspension cancellation, non-renewal, modification, amendment or acceleration (with or without the giving of notice or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which such Buyer Party is a party or by which any property or asset of such Buyer Party is bound or affected or (c)  conflict with or violate any Law to which such Buyer Party is subject or by which any of such Buyer Party’s properties or assets are bound or subject, or any Proceeding of any Governmental Authority having jurisdiction over any of the properties or assets of such Buyer Party, except for such conflicts or violations as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Buyer Party is, or will be, a party or to materially impair such Buyer Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 5.4      Capitalization.

(a)            As of the close of business on July 19, 2024, the authorized capital of Parent consisted solely of (i) 250,000,000 shares of Parent Common Stock, of which 156,289,131 shares of Parent Common Stock were issued and outstanding, and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding.

(b)            All of the issued and outstanding shares of Parent Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Parent, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, will have the rights, preferences and privileges specified in the Organizational Documents of Parent and will, in the hands of Sellers and their respective Affiliates, be free of any Encumbrance, other than restrictions on transfer pursuant to applicable securities Laws.

(c)            Parent wholly owns, directly or indirectly, all Equity Securities (or Equity Interests) of Buyer. There are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Parent or Buyer to issue or sell any Equity Interests of Parent or Buyer or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in Parent or Buyer, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)            Parent does not have any outstanding bonds, debentures, notes, debt securities or other obligations the holders of which have the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent on any matter.

(e)            Parent is not now, and immediately after the issuance and sale of the Parent Common Stock comprising the Stock Consideration will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

Section 5.5      SEC Documents; Financial Statements; No Undisclosed Liabilities.

(a)            Parent has timely filed or furnished (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2023 under the Securities Act or the Exchange Act (all such documents, together with all exhibits and schedules to the foregoing materials and all documents and information incorporated therein by reference, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements filed therewith and any notes thereto or schedules included therein (the “Parent Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Parent Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Parent Financial Statements, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and subject, in the case of interim financial statements, to normal and recurring year-end audit adjustments and (v) in the case of the Parent Financial Statements, fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Since January 1, 2023, Parent has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(b)            There are no liabilities of Parent of any nature that would be required to be included in or reserved against on a consolidated balance sheet of Parent in accordance with GAAP except for (i) liabilities set forth in the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2023 (including the notes thereto) included in the Parent Financial Statements, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2023, (iii) liabilities under this Agreement and the other Transaction Documents or incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (iv) liabilities that, individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 5.6      Internal Controls; NYSE Listing Matters.

(a)            Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Parent in the reports it files or submits to the SEC under the Exchange Act is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Filed SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation, and such certifications as required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(b)            Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a 15(f) and 15d 15(f) under the Exchange Act), which Parent has concluded is in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with GAAP. Since December 31, 2023, to Parent’s knowledge, there have not been any (i) material weaknesses in Parent’s internal control over financial reporting which would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(c)            Since January 1, 2023, (i) neither Parent nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable or improper accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of Parent or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(d)            As of the Execution Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Filed SEC Documents. To the knowledge of Parent, none of the Filed SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(e)            Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Filed SEC Documents.

(f)            Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to Parent.

(g)            The Parent Common Stock is registered under Section 12(b) of the Exchange Act and listed on the NYSE, and Parent has not received any notice of deregistration or delisting from the SEC or NYSE, as applicable. No judgment, Order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority, any other Governmental Authority or of the NYSE preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Parent’s knowledge, pending, contemplated or threatened. Parent has taken no action that is designed to terminate the registration of the Parent Common Stock under the Exchange Act.

Section 5.7      Governmental Approvals. No Governmental Consent is necessary for the consummation by each of the Buyer Parties of the transactions contemplated by the Transaction Documents to which such Buyer Party is a party, other than (a) filings and expirations or terminations of the applicable waiting periods under the HSR Act, (b) such filings with the SEC as may be required to be made by Parent in connection with this Agreement and the transactions contemplated by this Agreement, (c) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement and the transactions contemplated by this Agreement and (d) such other declarations, filings, registrations, notices, authorizations, consents or approvals which (i) are customarily made or obtained after the closing of transactions similar to the transactions contemplated by this Agreement or (ii) if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Buyer Party is, or will be, a party or to materially impair such Buyer Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 5.8      Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or affecting the Buyer Parties, except such Proceedings as would not reasonably be expected to prevent, make illegal, impede or materially delay the consummation of the transactions contemplated by the Transaction Documents to which a Buyer Party is, or will be, a party or to impair a Buyer Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 5.9      Matters Relating to Acquisition of the Acquired Interests.

(a)            Buyer is acquiring the Acquired Interests (and through such acquisition, the Company and the Assets) for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of applicable securities Laws. Buyer (a) is an “accredited investor,” as such term is defined in Regulation D of the Securities Act; (b) will acquire the Acquired Interests for its own account and not with a view to a sale or distribution of the Acquired Interests in violation of the Securities Act, and the rules and regulations under the Securities Act, any state blue sky Laws or any other securities Laws; (c) understands that the Acquired Interests have not been registered under the Securities Act or under any state securities or blue sky Laws, and, as a result, are subject to substantial restrictions on transfer; and (d) acknowledges that the Acquired Interests must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities or blue sky Laws, or sold or otherwise transferred pursuant to exemptions from registration under the Securities Act or such Laws.

(b)            Buyer acknowledges on behalf of itself and the Buyer Released Parties that none of the Sellers or any of their respective Affiliates (including the Company) or Representatives is making any representation or warranty regarding the Company of any kind or nature whatsoever, oral or written, express or implied (including any representation or warranty relating to financial condition, results of operations, assets or liabilities of the Company), at law or in equity, with respect to it or any of its assets, liabilities or operations, except as expressly set forth in Article III and Article IV of this Agreement. Buyer is sophisticated in the evaluation, purchase, ownership and operation of assets similar to the Assets. Buyer acknowledges and agrees that Buyer and its Affiliates have had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges and agrees that Buyer and its Affiliates have made, independently and without reliance on either Seller (except to the extent that Buyer has relied on the representations and warranties of Sellers expressly set forth in Article III and Article IV of this Agreement), their own independent investigation, verification, analysis, and evaluation of the Acquired Interests, the Company and the Assets (including the current condition of, title to and affairs of the foregoing), and in making its decision to execute this Agreement and to purchase the Acquired Interests, Buyer to its sole satisfaction has relied upon (i) the results of such independent investigation, verification, analysis and evaluation and (ii) the advice of its own legal, tax, economic, environmental and other advisors and not on any comments, statements, projections or other materials made or given by either Seller or any of such Seller’s Affiliates (including the Company) or any other Seller Released Party with respect to the foregoing (other than the representations and warranties of Sellers expressly set forth in Article III and Article IV of this Agreement). Without limiting the generality of the foregoing, Buyer acknowledges and agrees on behalf of itself and the Buyer Released Parties that none of the Sellers or any of their respective Affiliates (including the Company but excluding either Seller) or any of the other Seller Released Parties makes any representations or warranties with respect to (a) any projection, estimate or budget delivered or made available to Buyer or its Affiliates or Representatives or any other Buyer Released Party of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business or operations of the Company or (b) any other information or documents made available to Buyer, its Affiliates or Representatives or any other Buyer Released Party with respect to the Company, any Asset, the Acquired Interests (including the business, assets, liabilities or operations of the Company), in each case, except as expressly set forth in Article III and Article IV of this Agreement. Buyer further acknowledges, on behalf of itself and the other Buyer Released Parties, that it has not relied on any representation by Sellers other than those expressly set forth in Article III and Article IV of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the transactions contemplated by this Agreement.

Section 5.10      Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by, or threatened against such Buyer Party. Such Buyer Party is not (and will not be upon consummation of the transactions contemplated hereby) insolvent.

Section 5.11      Financing. As of the Closing Date, Buyer has access to and/or has sufficient cash, debt or other financing commitments, available lines of credit or other sources of immediately available funds to enable it to fund and pay the Closing Payment, the Seller Holdback Amount and any other amounts to be paid to Sellers hereunder or under the other Transaction Documents. Buyer further acknowledges that its obligation to fund and pay the Closing Payment and the Seller Holdback Amount is not conditioned on receipt of any financing.

Section 5.12      Form S-3. As of the Execution Date, Parent is eligible to register the resale of the Parent Common Stock comprising the Stock Consideration by Sellers and/or Seller Designees under Form S-3 promulgated under the Securities Act.

Section 5.13      No Stockholder Approval. The transactions contemplated hereby do not require any vote of the stockholders of Parent under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the Parent Common Stock is then listed) or the Organizational Documents of Parent.

Section 5.14      Brokers’ Fee. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by any Transaction Document based upon agreements, arrangements or understandings made by or on behalf of Buyer for which, either Seller or the Company shall have any responsibility, become liable or obligated.

Section 5.15      R&W Policy. Buyer will obtain and conditionally bind the R&W Policy in substantially the form attached hereto as Exhibit D.

Section 5.16      CFIUS Matters. Buyer is not a “foreign person” within the meaning of 31 C.F.R. § 800.216.

Section 5.17      Tax Matters. Parent is a U.S. corporation. To the Knowledge of Parent, Parent is not a U.S. real property holding corporation (as defined in Section 897 of the Code) for U.S. federal income tax purposes. Parent is not organized in the state of Texas.

Section 5.18      Disclaimer of Additional and Implied Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN this Article V (AS MODIFIED BY THE Filed SEC Documents) and the OTHER Transaction Documents, including the BUYER Closing Certificates, (A) each BUYER Party DISCLAIMS, ON BEHALF OF ITSELF AND ITS AFFILIATES (INCLUDING THE OTHER BUYER RELEASED PARTIES), ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY such BUYER Party, ITS AFFILIATES, ANY OTHER BUYER RELEASED PARTY OR OTHER PERSON WITH RESPECT TO the BUYER Parties, PARENT COMMON STOCK, THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY RELIANCE THEREON, and (B) none of the buyer Parties or their AFFILIATES, ANY OTHER buyer RELEASED PARTY OR OTHER PERSON WITH RESPECT TO the buyer Parties, HAS MADE OR IS MAKING ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO sellerS, the company OR ANY OTHER PERSON REGARDING THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE Parent Common Stock (WHETHER BEFORE OR AFTER THE CLOSING) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, INCLUDING THIS Section 5.18, NOTHING IN THIS AGREEMENT SHALL RELIEVE ANY PERSON FOR LIABILITY FOR LOSSES RESULTING FROM FRAUD.

Article VI
Covenants of the Parties

Section 6.1      Conduct of Business.

(a)            From the Execution Date until the Closing or termination of this Agreement as provided in Section 9.1, except as (i) required by the express terms of this Agreement, (ii) set forth in Part I of Schedule 6.1, (iii) described in the budget set forth in Part II of Schedule 6.1, (iv) entering into contracts for the purchase of Compression Assets with horsepower of 200 or more per unit (“Interim Period Compression Units”) and for which, in the aggregate during any calendar month, the consideration does not exceed $10,000,000 (the “Interim Period Compression Units Budget”), (v) consented to in advance in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (vi) required by applicable Law or any Permit or Contract, (vii) resulting from acts of God, earthquakes, weather-related or other force majeure event or natural disasters or (viii) required in response to an Emergency, Sellers shall use commercially reasonable efforts to cause the Company to (A) conduct its operations in the ordinary course of business, (B) preserve intact in all material respects the present business organizations and goodwill of the Business and the present relationships of the Business with material customers, suppliers, and vendors having business relationships with the Business, (C) comply in all material respects with all applicable Laws and maintain in full force and effect all material Permits of the Business, (D) promptly provide Buyer copies of any written notices of violation, default or otherwise concerning any Lease Contracts, Real Property Law, Encumbrance or other agreement affecting the Leased Premises and (E) make maintenance expenditures in the ordinary course of business in all material respects.

(b)            Without limiting the generality of Section 6.1(a) and except as (i) required by the express terms of this Agreement, (ii) set forth in Part I of Schedule 6.1, (iii) described in the budget set forth in Part II of Schedule 6.1, (iv) consented to in advance in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (v) as required by applicable Law or any Permit or Contract or (vi) required in response to an Emergency, from the Execution Date until the Closing or termination of this Agreement as provided in Section 9.1, Sellers shall cause the Company not to:

(i)            issue, transfer, sell, pledge, deliver, purchase, dispose or redeem any Equity Securities in the Company or any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Interest in the Company;

(ii)            (A) enter into any agreement with respect to the voting of its Equity Securities or (B) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Securities;

(iii)            acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an Equity Interest in or a material portion of the assets (including any material portion of the real property assets) of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof or any other Person, other than in connection with the acquisition of assets in the ordinary course of business and Capital Expenditures made in accordance with Section 6.1(b)(ix);

(iv)            adopt a plan of complete or partial liquidation or resolutions to take any action providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization of the Company or the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its Assets or revenues;

(v)            other than with respect to existing commitments for Capital Expenditures, existing arrangements, including vehicle financing loans, drawdowns in the ordinary course of business made under the Credit Agreement (and any extension, renewal, upsizing or refinancing of credit facility provided under the Credit Agreement that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or to materially impair each Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party), (A) create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person to the extent such indebtedness would not be discharged in full at or prior to the Closing, (B) with respect to the Company, make any loans, advances, or capital contributions to, or investments in, any Person other than the Company; or (C) mortgage or pledge any of the Assets or create or suffer to exist any Encumbrance thereupon (other than Permitted Encumbrances);

(vi)            enter into any new lease, sublease, license, easement, franchise or other agreement for the use or occupancy of any of the Leased Premises, or any other real property, or amend, extend, terminate, or renew any such existing agreement on terms that are materially less favorable to the Company than those in the applicable Lease Contract in effect as of the date hereof;

(vii)            other than in the ordinary course of business, sell, assign, lease, license, abandon transfer, let lapse or otherwise dispose of, directly or indirectly, any material assets, rights or properties of the Company;

(viii)            except in the ordinary course of business, any extension, renewal, upsizing or refinancing of the Credit Agreement with the qualifications described in Section 6.1(b)(v) or any amendment or other modification to, or waiver of any provision of, the Credit Agreement that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or to materially impair each Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party, enter into, amend, modify or accelerate, cancel or terminate in any material respect, or waive any material right under, any Material Contract;

(ix)            other than the Capital Expenditures in accordance with the Capital Expenditure Budget (including Capital Expenditures for Budgeted Compression Units or Excess Compression Units (other than Interim Period Compression Units)) and other than Capital Expenditures in respect of Interim Period Compression Units, which shall be subject to the Interim Period Compression Units Budget, make any Capital Expenditures in excess of $500,000 individually or $2,500,000 in the aggregate with respect to the Company during any calendar month;

(x)            change or modify any material accounting policies of the Company in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Company, other than as required by GAAP or a change in applicable Law;

(xi)            except (1) as required pursuant to the terms of any Company Benefit Plan as in effect on the date of this Agreement or established, adopted, entered into, modified or amended in compliance with this Section 6.1(b)(xi), or (2) as set forth on Schedule 6.1(b)(xi), (A) increase the compensation or benefits of any employee or individual person retained as an independent contractor whose annualized base salary, annualized hourly wages, or annualized fees, as applicable (as applicable, “Annualized Compensation”), exceeds (prior to such increase) $100,000 (other than, in the case of employees, whose Annualized Compensation (prior to such increase) is less than $200,000, annual compensation increases in the ordinary course of business consistent with past practice and, in the case of independent contractors who is not a member of the board of directors, fee increases in the ordinary course of business consistent with past practice, which in each case do not represent an increase of more than 15% on an individual basis over the Annualized Compensation in effect as of the date hereof) (provided, that in the event the Company makes any permitted compensation or benefits increase of 10% or more to an employee whose Annualized Compensation prior to such increase is equal to or greater than $100,000, the Sellers will promptly notify the Buyer in writing), (B) grant any rights to any severance, cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, or similar compensation to, or enter into any employment or severance agreement with, any employee or other individual person retained as an independent contractor, (C) establish, adopt, enter into, modify or amend any collective bargaining agreement or other agreement with a Union, or recognize or certify any Union as the bargaining representative for any employees of the Company, (D) amend any Company Benefit Plan to materially increase any benefits thereunder, or adopt or enter into any plan or arrangement that would be a Company Benefit Plan if in existence on the date hereof, (E) take any action to amend (in a manner that is favorable to the applicable employee) or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, except as required under this Agreement, (F) hire, including an internal hire, promote or terminate the employment of (other than for cause) any employee whose Annualized Compensation equals or exceeds $200,000, or (G) implement a reduction in force, facility closing, or involuntary furlough or group layoff (which restrictions, for the avoidance of doubt, shall not prevent employee terminations or suspensions for cause or in the ordinary course of business that do not and, if continued for six months or more, would not, constitute an employment loss under an applicable WARN Act);

(xii)            adopt or propose to adopt any amendments in the respective Organizational Documents of the Company;

(xiii)            (A) cancel any Debt with an outstanding principal amount in excess of $100,000 owed to the Company or waive any material claims or rights of value, (B) waive, release, assign, settle or compromise any material rights or claims, or any material litigation or arbitration (1) in non-cash assets or non-cash properties of the Company with a fair market value in excess of $500,000, (2) in which the amount in controversy exceeds $500,000 or (3) which settlement would prohibit or materially limit the Company’s ability to engage or compete in any line or business or with any person in any geographic area or conduct any activity in any geographic area, provided that this Section 6.1(b)(xiii)(B) shall not apply to any rights, claims, litigation or other legal proceeding involving Sellers or any of their respective Affiliates, including the Company, on the one hand, and the Buyer Parties, or any of their respective Affiliates, on the other hand or (C) institute any material legal proceeding against a customer, supplier or service provider of the Company;

(xiv)            enter into any agreement that restricts in any material respect the ability of the Company to engage or compete in any line of business or to enter a new line of business;

(xv)            (A) accelerate or delay collection of notes or Accounts Receivables in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business, (B) accelerate or delay payment of any accounts payable in advance of their regular due date or the dates such liabilities would have been paid in the ordinary course of business, (C) make any changes to cash management policies, (D) delay or postpone repairs or maintenance of any of the Assets other than in ordinary course of business, or (E) vary any inventory purchase practices in any respect from past practices, in each case, that are individually or in the aggregate material to the Company or the Business;

(xvi)            (A) cancel (without replacement) any material insurance policies applicable to the Business or the Company, (B) fail to continue in full force and effect the insurance coverage under the material insurance policies applicable to the Business or the Company (or fail to renew such policies on substantially the same or more favorable terms as those on the date of this Agreement or obtain substantially equivalent new policies upon any expiration or termination of any such policies, in each case, without regard for premium increases consistent with market-wide premium trends for the relevant category of insurance policy) or (C) reduce the amount of material insurance coverage applicable to the Business or the Company;

(xvii)            to the extent material to the Company or the Business (A) make any settlement of or compromise any Tax liability, (B) except in the ordinary course of business or consistent with past practice, change any material Tax election or Tax method of accounting or make any new material Tax election or adopt any new Tax method of accounting, (C) surrender any right to claim a refund of Taxes, (D) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or (E) take any other action that would have the effect of materially increasing the Tax liability of the Company for any period after the Closing Date; or

(xviii)            authorize, resolve, agree or commit to take, or cause to be taken, any of the actions described above or enter into any Contract to take any of the actions described above.

(c)            Buyer’s approval of any action restricted by Section 6.1(b) shall be considered granted on the fifth (5th) Business Day after receipt by Buyer of such request for consent unless Buyer notifies Sellers to the contrary in writing on or prior to such time. In the event of an Emergency, either Seller or the Company may take such action in good faith as a reasonable prudent operator would take, and any such actions shall not be deemed to be a breach of the provisions of Section 6.1(b), and Sellers shall notify Buyer of such action as soon as reasonably practical thereafter (and in no event more than two Business Days thereafter).

(d)            Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company in violation of the Antitrust Laws prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to the Antitrust Laws, complete control and supervision over its operations.

Section 6.2      Information Access.

(a)            From the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Closing, subject to and in compliance with any obligations of confidentiality or non-disclosure or other restrictions provided by applicable Law (including Antitrust Laws) or contained in any Contracts to which Sellers or the Company is a party or by which such Person is bound, the Company shall, and the Sellers shall cause the Company to, upon reasonable advance prior written notice (e-mail being sufficient) by the Buyer to Sellers and the Company, (i) provide to Buyer and its Representatives reasonable access to all assets and senior management-level employees, (ii) furnish books and records, Contracts, operating, financial and other relevant data and information concerning the Business and the Company’s properties and personnel and (iii) cause the senior management-level employees of the Company to cooperate with Buyer and its Representatives, in each case, as Buyer may reasonably request and which is (A) reasonably necessary to assist Buyer with consummating the financing of the transactions contemplated herein pursuant to Section 6.16, and (B) not inconsistent with applicable Law to the extent such requests (1) do not materially unreasonably interfere with the Business or the safe commercial operations of the Company (or, as appropriate, its Affiliates) and (2) are reasonably related to Buyer’s obligations and rights hereunder; provided, however, that (x) Buyer shall and shall cause its Representatives to observe and comply with all health, safety and security requirements of Sellers or the Company, (y) without the prior written consent of Sellers, which consent shall be within each Seller’s sole discretion, Buyer shall not conduct any environmental sampling or testing of any environmental media or otherwise make direct contact with regulators of the Company and (z) if Sellers consent to environmental sampling or testing, Buyer shall and shall cause its Representatives to share the results of any such environmental testing or testing with Sellers, and shall also share the results of any investigations with Sellers.  Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding the foregoing, Buyer acknowledges that none of Sellers or any of their Affiliates or their respective Representatives shall be obligated to provide to Buyer or any other Person (i) data, correspondence, materials, documents, descriptions and records relating to the auction, marketing, sales negotiation or sale of any of the Equity Interests of the Company, the Company, the Business or any other material Assets, including any information relating to any offers or indications of interest received by either Seller or its Affiliates or Representatives from any Person other than Buyer to acquire the Company, or any of its Equity Interests, properties or assets or any communications between either Seller or such Seller’s Affiliates or Representatives on the one hand and any such other Person on the other hand relating to such offers or indications of interest or the transactions contemplated thereby, (ii) any work papers or similar materials prepared by the independent public accountants of Sellers or the Company, except to the extent that such accountants agree to provide access to such work papers or similar materials upon such terms and conditions as shall be determined by such accountants in their sole discretion, (iii) any documents or information that are protected by the attorney-client privilege or work product doctrine protections if Sellers determine that providing copies or access to such documents or information could give rise to a possible waiver of such privilege protections after considering the parties’ arrangements to preserve applicable privileges and protections, (iv) any legal records and legal files of Sellers or the Company with respect to or that relate to this Agreement, any Transaction Document or any of their communications prior to the Closing with respect to the transactions contemplated thereby or hereby, including all work product of and attorney-client communications with Sellers, the Company’s respective legal counsel or any other documents or instruments that may be protected by an attorney-client privilege, (v) any valuations of the Company, its Equity Interests, the Business, and any pricing assumptions, forward pricing estimates, price decks, or pricing studies related thereto, in each case whether prepared by Sellers or their respective Affiliates or any Third Parties and (vi) any board resolutions, minutes or similar corporate documentation to the extent such documentation includes (x) communications regarding historical litigation settlements or disputes, (y) confidential communications regarding potential acquisition targets or strategic initiatives or partnerships that are no longer under active consideration by the Company and were never consummated or (z) communications regarding historical equity financings and related equity valuations (in the cases of clauses (i) through (vi), notwithstanding anything to the contrary, that Sellers may retain all such documents, information and communications (and all copies thereof), which shall be the sole property of Sellers at all times prior to and after the Closing).

(b)            In connection with the rights granted to Buyer under this Section 6.2, (i) BUYER WAIVES AND RELEASES ALL CLAIMS AGAINST EITHER SELLER AND ANY OF SUCH SELLER’S AFFILIATES (INCLUDING THE COMPANY) AND THE OTHER SELLER RELEASED PARTIES ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) BUYER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE SELLERS AND EACH OF THEIR RESPECTIVE AFFILIATES (INCLUDING THE COMPANY) AND THE OTHER SELLER RELEASED PARTIES FROM AND AGAINST ANY AND ALL LOSSES ATTRIBUTABLE TO PERSONAL INJURY, DEATH, PHYSICAL PROPERTY DAMAGE OR VIOLATION OF LAW OR THE COMPANY’S RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY BUYER, ITS REPRESENTATIVES OR ANY BUYER RELEASED PARTY WITH RESPECT TO THE COMPANY, THE ASSETS OR THE ACQUIRED INTERESTS, EXCEPT WHERE ANY SUCH CLAIM OR LOSS ARISES FROM OR RELATES TO THE WILLFUL MISCONDUCT OF SELLERS OR THEIR RESPECTIVE AFFILIATES (INCLUDING THE COMPANY).

(c)            Upon completion of Buyer’s due diligence, Buyer shall, at its sole cost and expense and without any cost or expense to Sellers, the Company or their respective Affiliates (i) repair all damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to the same or better condition in existence prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including the real property associated with such Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(d)            During all periods prior to the Closing that Buyer or any of Buyer’s Representatives are present on the Assets, Buyer shall maintain, at its sole cost and expense and with insurers reasonably satisfactory to Sellers, policies of insurance of the types and in the amounts reasonably requested in writing by Sellers. Each such insurance policy required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list the Sellers, the Company, and the D&O Indemnified Persons as additional insureds, (iii) waive subrogation against the Sellers, the Company, and the D&O Indemnified Persons and (iv) provide for five days prior written notice to Sellers in the event of cancellation or modification of such policy or reduction in the coverage of such policy. Buyer shall provide evidence of such insurance to Sellers prior to entering or accessing the Assets.

Section 6.3      Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, each Buyer Party shall not (and shall not permit its Representatives to) contact or communicate with the employees (except the executive officers), customers, suppliers and other Persons who, to such Buyer Party’s knowledge, has a material business relation with the Company with respect to the Business, in connection with, or relating in any way to, the transactions contemplated hereby, without the prior written consent of Sellers; provided that, nothing in this Agreement, including this Section 6.3, shall prevent such Buyer Party or any of its Representatives from contacting such Persons in the ordinary course of business and unrelated to the Company, the Business or the transactions contemplated by this Agreement. Sellers shall have the right to have a Representative present for any communication between each Buyer Party or any of its Representatives, on the one hand, and employees or officers of the Company or its Affiliates, on the other hand.

Section 6.4      Governmental Approvals.

(a)            In a timely manner, the Parties shall (i) make all required filings and prepare all required applications in connection with the consummation of the transactions contemplated hereby, and all filing fees incurred in connection with such filings and applications, shall be borne equally between Buyer, on the one hand, and Sellers on the other hand, and (ii) provide such information as each may reasonably request to make such filings and prepare such applications. Each Party shall reasonably cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings and applications.

(b)            Without limiting the foregoing, within ten (10) Business Days following the Execution Date, each ultimate parent entity (as defined in the HSR Act) of Buyer, on the one hand, and Sellers, on the other hand, will prepare and file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement, and request early termination of the waiting period thereunder. Each Party agrees to respond as promptly as reasonably practicable to any inquiries, including responses to requests for additional information and documentary material, from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Each Party shall cooperate with the other Party and shall promptly furnish all information in its possession (or readily available to it) to any other Party that is necessary or advisable in connection with such Party’s compliance with the HSR Act or any request made by the DOJ or FTC with respect to the Parties’ filings thereunder. The Parties shall keep each other fully advised with respect to any substantive requests from or substantive communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. The Parties shall take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions contemplated hereby, but in any event no later than the Outside Date.

(c)            Without limiting the generality of Buyer’s undertaking pursuant to Section 6.4(b), Buyer agrees to take any and all steps necessary to eliminate each and every impediment under any antitrust, competition or trade regulation law that is asserted by any Governmental Authority so as to enable the Parties to close the transactions contemplated hereby on or prior to the Outside Date;  provided, however, that notwithstanding anything contained in this Section 6.4 or otherwise in this Agreement to the contrary, in no event shall Buyer, Parent or their Affiliates be required to (and Sellers shall not, and shall cause their respective Affiliates not to, without Buyer’s prior written consent) offer, negotiate, commit to, agree to or effect, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any assets, properties or businesses, any other arrangements, or any other remedy, condition or commitment of any kind. The Parties shall (i) defend through litigation on the merits any claim asserted in court by any Governmental Authority that would prevent the Closing from occurring prior to the Outside Date and (ii) pull and refile under the HSR Act (if Buyer, after reasonable consultation with Sellers, deems it to be advisable) and respond to a request for additional information, including any so-called “second request.”

(d)            Each Party agrees to use reasonable efforts to (i) give the other Party reasonable advance notice of all meetings with any Governmental Authority relating to Antitrust Laws, (ii) to the extent not prohibited by such Governmental Authority, not participate independently in any such meeting without first giving the other Party (or the other Party’s respective outside counsel) an opportunity to attend and participate in such meeting, (iii) to the extent practicable, give the other Party reasonable advance written notice of all substantive oral communications with any Governmental Authority relating to Antitrust Laws, (iv) if any Governmental Authority initiates a substantive oral communication regarding Antitrust Laws and such communication makes it impracticable to provide the other Party with an opportunity to participate, promptly notify the other Party in writing of the substance of such communication, (v) provide the other Party with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other Party in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Parties relating to proceedings under Antitrust Laws) with a Governmental Authority regarding Antitrust Laws and (vi) promptly provide the other Party with copies of all substantive written communications to or from any Governmental Authority relating to Antitrust Laws. Each Party may, as it deems advisable and necessary, designate any competitively sensitive materials provided to the other Party under this Section 6.4(d) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(e)            Buyer shall not and shall cause its Affiliates not to make any investment in any Person or any division or assets thereof, or take any other action, that would reasonably be expected to materially delay the satisfaction of the condition contained in Section 7.1(a), materially hinder Buyer’s ability to comply with its obligations under Section 6.4(c) or materially adversely affect the consummation of the transactions contemplated by this Agreement.

Section 6.5             Indemnification of Officers, Directors, and Managers.

(a)            For a period of six (6) years from and after the Closing Date, and unless required by Law, all rights provided in (i) the Organizational Documents of the Company or (ii) any indemnification agreement (other than any employment, consulting, or similar agreement) set forth on Section 6.5(a) (collectively, the “Indemnification Provisions”) with respect to exculpation, indemnification and advancement of expenses in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a director, officer, manager or employee of the Company (the “D&O Indemnified Persons”) for any act or omission occurring or existing at or prior to the Closing and whether asserted or claimed prior to, at or after the Closing shall be maintained and survive the Closing and continue in full force and effect in accordance with their terms. Buyer shall, and shall cause the Company to, require, to the extent necessary, any successor to the Company (whether by merger, purchase or otherwise) to be bound by the provisions of this Section 6.5(a).

(b)            For a period of six (6) years from and after the Closing Date, and unless required by Law, Buyer shall not amend, repeal or otherwise modify (i) any provision in the Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Persons for any act or omission occurring or existing at or prior to the Closing and whether asserted or claimed prior to, at or after the Closing or (ii) any Indemnification Provision in favor of a D&O Indemnified Person in any manner that would affect adversely the rights thereunder of the D&O Indemnified Persons.

(c)            At or prior to the Closing, the Company will, at the election of Sellers, cause to be put in place, and shall fully prepay, a customary “tail” fiduciary insurance policies on the Company’s current directors’ and officers’ liability insurance policy or policies in place (the “Existing D&O Policies”) with a claims period of six (6) years following the Closing Date for the benefit of the D&O Indemnified Persons (the “Tail Insurance Policies”); provided, however, that (i) if the cost of the Tail Insurance Policies (the “Tail Insurance Policies Premium Amount”) is equal to or less than 250% of the most recent annual premium of the Existing D&O Policies, such premium shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers and (ii) Buyer shall not be required to pay any portion of the Tail Insurance Policies Premium Amount in excess of 250% of the most recent annual premium of the Existing D&O Policies.

(d)            The Parties hereby acknowledge and agree that a D&O Indemnified Person may have certain rights to indemnification, advancement of expenses or insurance provided by Persons other than the Company (collectively, the “Other Indemnitors”). Following the Closing, the Company (i) shall be the indemnitors of first resort (i.e., their respective obligations to any D&O Indemnified Person hereunder are primary and any obligation of any Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any D&O Indemnified Person shall be secondary to the Company) with regard to matters arising from the affairs of the Company, (ii) shall be required to advance the full amount of expenses incurred by such D&O Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Organizational Documents of the Company without regard to any rights any D&O Indemnified Person may have against any Other Indemnitor and (iii) irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Parties further agree that no advancement or payment by the Other Indemnitors on behalf of any D&O Indemnified Person with respect to any claim for which such D&O Indemnified Person has sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Person against the Company. The Other Indemnitors are express third-party beneficiaries of the terms of this Section 6.5(d).

(e)            The provisions of Section 6.5 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, his or her heirs and his or her personal representatives.

Section 6.6             Retention of Books and Records. Buyer shall retain, and cause its Subsidiaries (including the Company) to retain, all books, records and other documents pertaining to the Business in existence and in the possession of Buyer or the Company immediately after the Closing and to make the same available after the Closing Date for examination and copying by Sellers or their respective Representatives, at Sellers’ sole cost and expense, upon reasonable notice. Buyer agrees that no such books, records or documents will be destroyed by Buyer or its Affiliates (including the Company) until five (5) years following the Closing.

Section 6.7             Expenses. Except as expressly provided in this Agreement, all costs and expenses (i) incurred by Sellers in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by Sellers and (ii) incurred by Buyer Parties in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by Buyer Parties; provided, however, that if any action at law or equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled. For the avoidance of doubt, the Company shall have the right to incur and pay Company Transaction Costs.

Section 6.8             Required Filings. Subject to Section 6.4, which shall control with respect to all matters related to Antitrust Laws, each of the Parties shall file or supply, or cause to be filed or supplied as soon as practicable following the execution of this Agreement and in any event prior to the Closing Date, all material applications, notifications and information required to be filed or supplied by them pursuant to applicable Law in connection with the transactions contemplated by this Agreement, including such applications, notifications and information required to be filed as set forth on Schedule 6.8.

Section 6.9             Third Party Approvals. Subject to the terms and conditions of this Agreement, prior to the Closing, Sellers shall, and shall cause the Company to, if applicable, use commercially reasonable efforts (which efforts shall not include paying any fee or similar payment by any Party) to obtain all authorizations, waivers, licenses, permissions, consents and approvals of, and give all notices to be given in connection with the Transaction Documents (collectively, the “Third Party Approvals”) to, all Third Parties required under the Contracts set forth on Schedule 6.9.

Section 6.10           Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver such further instruments or documents of conveyance and transfer and take such other actions as such requesting Party may reasonably request, at such requesting Party’s sole cost and expense, in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents and to carry out the purposes and intents of this Agreement and the other Transaction Documents. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Party shall refrain from taking any action that could reasonably be expected to impair, delay or impede the Closing.

Section 6.11           Confidentiality.

(a)            From the date of this Agreement until the two (2) year anniversary of the Closing Date, without the prior written consent of the Buyer, Sellers shall, and shall cause their respective Affiliates (including their respective affiliated investment funds) to, keep confidential all non-public information in their possession regarding: (a) the Company and (b) the terms and conditions of (x) this Agreement, and (y) the other documents delivered pursuant to this Agreement (clauses (a) and (b), the “Confidential Information”); provided, however, that Sellers and their respective Affiliates shall not be required to maintain as confidential any Confidential Information that (i) becomes generally available to the public after the date of this Agreement other than as a result of disclosure (A) by Sellers or any of their respective Affiliates in breach hereof or (B) to the knowledge of Sellers and their respective Affiliates, by any other Person in violation of an obligation or duty of confidentiality, (ii) Sellers or their respective Affiliates are required by Law or compelled by legal process or requested by a Governmental Authority to disclose (provided, however, that with respect to this clause (ii), Sellers shall, and shall cause their respective Affiliates to, (1) to the extent legally permissible, prior to the disclosing of any Confidential Information, provide Buyer and the Company with prompt notice of such requirement and provide reasonable assistance and cooperation with the efforts of Buyer and the Company in obtaining a protective order or other remedy (at the Buyer or the Company’s sole expense), (2) disclose such Confidential Information only to the extent required, and (3) request confidential treatment thereof) or (iii) Sellers or an Affiliate thereof discloses in the course of any proceeding involving a dispute between Sellers, on the one hand, and Buyer or any of its Affiliates on the other hand, to the extent reasonably necessary for Sellers or such Affiliate thereof to prosecute such proceeding. Notwithstanding the foregoing, Sellers and their respective Affiliates shall not be required to provide prior written notice to Buyer and the Company of disclosure of Confidential Information to a Governmental Authority or self-regulatory organization in the course of such authority’s general audit, examination or document request in which none of the Company or its Affiliates are, to each Seller’s or the applicable Affiliate’s knowledge, specifically targeted. Further, notwithstanding anything to the contrary, (x) any Seller and any Affiliate thereof that is, or is employed or engaged by, a venture capital fund or investor, or private equity fund or investor, may provide information about the subject matter of the Confidential Information described in clause (b) of the definition thereof (including information regarding the financial terms of this Agreement) to the extent reasonably necessary to disclose financial metrics, owned horsepower metrics and the name of the Buyer and its Affiliates in connection with ordinary course fundraising, marketing, financial reporting, reporting to then-existing or prospective limited partners and investors, and other similar informational or reporting obligations to such Persons and (y) each Person shall not be restricted from disclosing Confidential Information in connection with the reporting and paying of taxes, regulatory requirements or actions required by the terms and conditions of this Agreement, the Transaction Documents or transactions contemplated hereby or thereby. Further, nothing herein will prohibit disclosures made by either Seller or any of its Affiliates to its, his or her legal advisors.

(b)            Each Buyer Party hereby acknowledges that in connection with the transactions contemplated by this Agreement, such Buyer Party and such Buyer Party’s Affiliates have received and will continue to receive certain documents and information in connection with the transactions contemplated by this Agreement. All such materials reviewed or received, including, without limitation, materials reviewed in connection with Section 6.2, shall be deemed to be Confidential Information for the purposes of the Confidentiality Agreement. Buyer acknowledges that Buyer and Buyer’s Affiliates and their respective Representatives are bound by the Confidentiality Agreement and agrees that Buyer shall not, and Buyer shall not permit any of its Affiliates or Representatives to, use or disclose any Confidential Information except as permitted by such Confidentiality Agreement. For the avoidance of doubt, Parent hereby agrees to be bound by the terms of the Confidentiality Agreement as if it were an original party thereto, and agrees that Parent shall not, and Parent shall not permit any of its Affiliates or Representatives to, use or disclose any Confidential Information except as permitted by such Confidentiality Agreement. Upon any termination of this Agreement prior to the Closing, each Buyer Party shall return to Sellers all original (or destroy all copies of) title, engineering, data, environmental assessments and reports, maps or other information furnished by each Seller or such Seller’s Affiliates (or each Seller’s or its Affiliates’ respective Representatives) to such Buyer Party or its Affiliates (or such Buyer Party’s or such Buyer Party’s Affiliates respective Representatives) or prepared by or on behalf of such Buyer Party in connection with its due diligence investigation of the Company, the Assets or the Business, and an officer of such Buyer Party shall certify same to Sellers in writing. The provisions of this Section 6.11(b), insofar as they relate to Confidential Information with respect to the Business, operations, Assets, liabilities, financial condition and results of operations of the Company, shall terminate upon the Closing. Except as provided in the immediately preceding sentence, the provisions of this Section 6.11(b) shall survive the Closing or any termination of this Agreement.

(c)            No Party or any of its Affiliates shall cause the publication of any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of such other Party; provided, however, that the foregoing shall not restrict public announcement or disclosures (i) at the request of any Governmental Authority to the extent such disclosure is necessary to consummate the transactions contemplated by this Agreement or the other Transaction Documents, (ii) to the extent required or requested (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates or (iii) to the extent consisting solely of any information previously disclosed in any press release or other public announcement made by a Party in compliance with this Section 6.11(c). Prior to making the disclosures described under clause (i) or (ii) of this Section 6.11(c), to the extent permitted by the applicable Law or rule, the disclosing Party shall (x) provide at least 48 hour prior written notice to the other Party describing in reasonable detail the proposed content of such disclosure, (y) permit the other Party to review and comment on the form and substance of any such release or announcement and (z) consider comments made by the other Party in good faith, to the extent practicable. Notwithstanding the foregoing, each Party and its Affiliates are permitted to report on and disclose as necessary and in connection with the ordinary conduct of their respective businesses and in a customary manner, solely on a confidential basis and subject to the recipient being informed of the confidential nature of such information and agreeing or otherwise being bound by contractual, professional or fiduciary obligations to keep such information confidential (and so long as each Party shall be responsible to the other Parties hereto for breach of this Section 6.11(c) or such confidentiality obligations by the recipients of its disclosure), the status and financial and other terms of this Agreement and the transactions contemplated hereby to their auditors, advisors, direct or indirect lenders or debt investors and prospective lenders or debt investors and their respective advisors, in each case, to the extent such disclosure is made in the ordinary course of business in relation to financing, compliance and reporting activities, or as may otherwise be required under existing Debt arrangements of Buyer.

Section 6.12           Transfer Taxes. All state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by the Transaction Documents (“Transfer Taxes”) shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer. Buyer shall prepare and file when due all necessary documentation and Tax Returns with respect to such Transfer Taxes. Buyer and Sellers shall reasonably cooperate in good faith to file such Tax Returns and minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 6.13           Conduct of Parent and Buyer.

(a)            Except as (i) required by the express terms of this Agreement, (ii) consented to in advance in writing by Sellers (which consent or approval shall not be unreasonably withheld, conditioned or delayed) or (iii) as required by applicable Law or Contract, from the Execution Date until the Closing or termination of this Agreement as provided in Section 9.1, Parent and Buyer shall use commercially reasonable efforts to (A) conduct its operations in the ordinary course of business, (B) not amend the Organizational Documents of Parent or Buyer (other than amendments that would not adversely affect the Stock Consideration or otherwise adversely impact the transactions contemplated by the Transaction Documents), (C) not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other Equity Interests, except for (x) cash dividends by Parent on the shares of Parent Common Stock, and (y) dividends by a wholly owned Subsidiary of Parent to such Subsidiary’s parent entity, (D) not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby (x) any Person or group acquires more than a majority of the outstanding Equity Interests of Parent or Buyer or (y) sells, transfers or disposes of all or substantially all of Parent’s or Buyer’s assets to another Person and (E) not enter into an agreement or commitment with respect to any of the foregoing.

(b)            Sellers’ approval of any action restricted by Section 6.13(a) shall be considered granted on the fifth (5th) Business Day after receipt by Sellers of such request for consent unless Sellers notify Buyer to the contrary in writing on or prior to such time.

Section 6.14           Exclusive Dealing. During the period from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, none of the Sellers or the Company shall, and none of the Sellers or the Company shall permit their respective Representatives to, directly or indirectly, solicit, initiate or conduct, or engage in, any discussions or negotiations with, or provide any information to, or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt to, or enter into any Contract, letter of intent, memorandum of understanding or other arrangement or understanding with, any Person or group of Persons (other than Buyer and/or its Affiliates) concerning, or which could lead to, an Acquisition Transaction. In furtherance of and not limiting the foregoing, each of the Sellers and the Company shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated (a) any and all contacts, discussions and negotiations with any Person (other than Buyer and its Affiliates and Representatives) concerning, or which could lead to, an Acquisition Transaction and (b) all physical and electronic data room access or any other access to the properties, facilities, books and records of Sellers or the Company previously granted to any Person and such Person’s Representatives. Notwithstanding the foregoing, solely with respect to an unsolicited proposal concerning an Acquisition Transaction received by Sellers or its Representatives after the date of this Agreement, which unsolicited proposal did not result from a breach of this Section 6.14, Sellers may respond to such unsolicited proposal by solely indicating that Sellers and the Company are subject to an exclusivity agreement and are unable to provide any information related to Company or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as this Agreement remains in effect. An “Acquisition Transaction” means, in a single transaction or a series of related transactions, any of the following (other than any transaction contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction involving the Business or the Company, (ii) any sale, lease, exchange, dividend, mortgage, pledge, license, transfer or other disposition of all or substantially all, or a significant portion of, the Business (or any material asset of the Business) or the Company or the Acquired Interests or (iii) any agreement, or public announcement by any Seller or any of its Affiliates (including the Company) of a proposal, plan or intention, to do any of the foregoing. The Company and each Seller agree not to, without the prior written consent of Buyer, release any Person from, or waive any provision of, any standstill agreement or confidentiality agreement to which any Seller or the Company is a party.

Section 6.15           Tax Matters.

(a)            Filing of Tax Returns.

(i)             Sellers shall prepare or cause to be prepared and file or cause to be filed (i) any Tax Returns of the Company for income Taxes that could be imposed on a “flow-through” basis for Tax periods (or portions of Tax periods) ending on or prior to the Closing Date (“Pre-Closing Flow-Through Returns”) and (ii) any Seller Consolidated Returns. Sellers shall pay all Taxes owed with respect to any Pre-Closing Flow-Through Returns and any Seller Consolidated Returns. Buyer shall reasonably cooperate with Sellers in causing such Tax Returns to be filed.

(ii)            Buyer shall prepare (or cause to be prepared) all Tax Returns (other than any Tax Returns described in Section 6.15(a)(i)) for Pre-Closing Periods and Straddle Periods required to be filed by the Company after the Closing Date (“Buyer Pre-Closing Tax Returns”). Buyer shall pay or cause the Company to pay all Taxes owed by the Company for Pre-Closing Periods and Straddle Periods other than those that Sellers are required to pay pursuant to Section 6.15(a)(i). Except as required by applicable Law, Buyer Pre-Closing Tax Returns shall be prepared on a basis consistent with past practice of the Company.

(b)            Cooperation. Buyer and Sellers shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any inquiry, claim, assessment, audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns or Tax Proceedings and making representatives and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything to the contrary in this Agreement, Sellers shall, at their sole cost and expense, control any Tax Proceeding with respect to a Pre-Closing Flow-Through Return or Seller Consolidated Return (including the appointment or replacement of the “partnership representative” (as defined in Section 6223 of the Code), a designated individual, or any similar agents or representatives), and Buyer shall, and shall cause its Affiliates, successors and assigns to, (i) promptly notify Sellers of any such Tax Proceeding and correspondence in connection therewith, (ii) reasonably cooperate with Sellers in respect of such Tax Proceeding, and (iii) not conduct, settle or compromise any Tax Proceeding with respect to a Pre-Closing Flow-Through Return without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. Sellers shall (i) keep Buyer reasonably informed of the progress of any Tax Proceeding with respect to a Pre-Closing Flow-Through Return, (ii) permit Buyer (or Buyer’s counsel) to observe, at Buyer’s sole cost and expense, such Tax Proceeding, including in meetings with the applicable Governmental Authority, and (iii) not settle, compromise and/or concede any portion of any Tax Proceeding with respect to a Pre-Closing Flow-Through Return that could reasonably be anticipated to result in a material Tax liability for Buyer or the Company without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)            Post-Closing Actions. Buyer shall not amend, refile or otherwise modify, or cause or permit to be amended, refiled or otherwise modified, any Pre-Closing Flow-Through Return or Seller Consolidated Returns without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)            Tax Sharing Agreements. Any and all Tax-sharing agreements or similar agreements between the Company and its Affiliates (for the avoidance of doubt, excluding customary Tax indemnification provisions in commercial agreements or contracts that are not primarily related to Taxes) shall be terminated as of the Closing Date and, after the Closing Date, none of Buyer or the Company shall be bound thereby or have any liability thereunder.

(e)            Tax Refunds. The amount of any refunds of Taxes of the Company that are attributable to a Seller Consolidated Return or Pre-Closing Flow-Through Return (other than any refund resulting from the carryback of a net operating loss or other Tax attribute from a period beginning after the Closing Date to a period ending on or prior to the Closing Date, which refund shall be for the account of the Buyer) shall be for the account of the Sellers. The amount of any other refunds of Taxes of the Company shall be for the account of the Buyer. Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Tax pursuant to this Section 6.15(e) the amount of such refund within 30 days after such refund is received, net of any reasonable third-party costs or expenses incurred by such Party or its Affiliates in procuring such refund.

(f)             Specified Tax Contests. If, after the Closing Date, Buyer receives notice of any Tax audit or administrative or judicial proceeding relating to Taxes of the Company and for which Sellers would reasonably be expected to have an indemnification obligation pursuant to Section 10.1 (a “Specified Tax Contest”), Buyer shall promptly notify Sellers of such notice and the contents thereof. Notwithstanding anything to the contrary in this Agreement, Sellers will not be entitled to control any Specified Tax Contest. Buyer will control any Specified Tax Contest and will (i) defend any Specified Tax Contest diligently and reasonably, (ii) keep Sellers reasonably informed of the progress of any Specified Tax Contest and (iii) not settle, compromise and/or concede any portion of such Specified Tax Contest for which Sellers would reasonably be expected to have an indemnification obligation hereunder without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that except to the extent it directly relates to a Tax obligation which Sellers are expected to indemnify, Buyer shall not be required to disclose to Sellers any Tax Return that relates to a Tax period ending after the Closing Date or any other information that Buyer deems confidential.

Section 6.16            Debt Financing Cooperation.

(a)            Cooperation. To the extent the Buyer elects to incur or pursue any debt financing in connection with the transactions contemplated by this Agreement, Sellers agree to use commercially reasonable efforts to provide such assistance (and to cause the Company and any respective Representatives to use their respective commercially reasonable efforts to provide such assistance) with such debt financing as is reasonably requested by Buyer. Notwithstanding the foregoing, prior to the Closing Date, none of the Sellers or the Company: (i) shall be required to approve, execute or deliver any document in connection with any such debt financing that, in each case, is not effective or conditioned, as applicable, upon the Closing or that would not terminate without liability to the Company or any of its Affiliates upon the termination of this Agreement; (ii) shall be required to incur any liability or obligation (including any indemnification obligation) in connection with any such debt financing except, in the case of the Company only, to the extent that it is contingent on the Closing, or pay or incur any commitment or any other fee or expense in connection with the debt financing except, in the case of the Company only, to the extent it is only payable following and subject to the Closing; (iii) shall be obligated to provide any information (including financial information) that (A) is not produced in the ordinary course of business and (B) is not required to be provided pursuant to the terms of the documentation governing Debt of the Company; (iv) shall be required to take any action that would conflict with, violate or result in a breach of or default under its Organizational Documents or any Material Contract with a Third Party or Law to which it or its property is bound; (v) shall be required to take any action that could subject any director, manager, officer or employee of Sellers or the Company or any of their respective Affiliates to any actual or potential personal liability; (vi) shall be required to provide access to or disclose information that Sellers determine in good faith (after consultation with counsel) would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, Sellers or the Company; (vii) shall be required to take any action that it determines in good faith would cause reputational damage or harm to, or unreasonably interfere with the ongoing commercial operations of, the Company; (viii) shall be required to take any action to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Section 7.1 or Section 7.3 to fail to be satisfied, otherwise cause any breach of this Agreement or otherwise adversely affect the consummation of the transactions contemplated by this Agreement; and (ix) shall be required to deliver or cause the delivery of any legal opinions in connection with any such debt financing.

(b)            Expense Reimbursement. Buyer shall, on the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, reimburse each of the Sellers for all reasonable and documented out-of-pocket third-party costs and expenses incurred by it in connection with its cooperation with any debt financing pursuant to this Section 6.16.

(c)            Indemnification. Buyer shall indemnify and hold harmless Sellers and their respective directors, officers, employees and Representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of any debt financing by Buyer in connection with the Closing of the transactions contemplated by this Agreement and the other Transaction Documents and any information in connection therewith, except to the extent resulting from the gross negligence, Fraud or willful misconduct of Sellers or any of their respective Affiliates or Representatives.

(d)            Use of Logos. The Sellers hereby consent to the use of all of the Company’s logos in connection with any debt financing by Buyer in connection with the Closing provided, however, that: (1) such logos shall be used solely in a manner that is reasonable and customary for such purposes and in a manner that could not reasonably be expected to harm, disparage or otherwise adversely affect any of the Company, its Affiliates, the Business or their reputation, goodwill, regulatory relationships, products, services, offerings, joint ventures or intellectual property rights; and (2) the Company shall have a right to review and approve each use of logos, such approval not to be unreasonably withheld.

(e)            Sharing of Information. Notwithstanding any other provision set forth herein or in any other agreement between Buyer (or any of its Affiliates) and the Sellers (or any of their respective Affiliates), Buyer may share non-public or confidential information regarding the Company and the Business (to the extent necessary and customary for financings similar to the debt financing) with its debt financing sources, and Buyer, its Affiliates and its debt financing sources may share such information with potential debt investors in connection with any marketing efforts (including any syndication) in connection with any debt financing by Buyer in connection with the Closing; provided, however, that the recipients of such information agree to customary (including “click through”) confidentiality arrangements.

(f)             Effect on Condition to Buyer’s Obligations. Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.3(b), as applied to Sellers’ obligations under this Section 6.16, shall be deemed to be satisfied unless any debt financing by Buyer in connection with the Closing has not been obtained as a result of Sellers’ Willful Breach of its obligations under this Section 6.16.

(g)            Financing Not a Condition. Buyer acknowledges and agrees that obtaining any debt financing is not a condition to its obligations under this Agreement. If any debt financing has not been obtained, Buyer shall continue to be obligated, until such time as the Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth herein, to complete the transactions contemplated by this Agreement.

(h)            Post-Closing Covenants of the Sellers. For a period of 12 months following the Closing, Sellers will, at Buyer’s expense and reasonably promptly upon Buyer’s reasonable request, use commercially reasonable efforts to:

(i)            cooperate with Buyer with respect to Buyer’s preparation of audited and unaudited balance sheets, statements of income and cash flow and other financial information regarding the Company relating to periods beginning prior to the Closing and necessary for Buyer to comply with its obligations under the Securities Act, the Exchanges Act and the rules and regulations promulgated under such acts (Regulation S-K and Regulation S-X) in connection with Buyer’s periodic reporting obligations or any offering of securities thereunder (together with any financial statements provided pursuant to Section 6.16(h)(i), collectively, the “Company Financial Information”);

(ii)            cause its accountants to (A) assist with due diligence activities relating to the Company Financial Information, and (B) provide access to work papers and other supporting documents relating to the Company Financial Information;

(iii)            provide such information and documents (including representation letters to accountants and officers’ certificates) as may be required for the preparation and delivery of the Company Financial Information;

(iv)            cooperate, and cause its accountants to cooperate, with Buyer and its accountants in connection with the preparation of Buyer’s financial statements (including any pro forma financial statements) and reports to the extent such financial statements and reports are necessary for Buyer to comply with its obligations under the Securities Act, the Exchange Act and the rules and regulations promulgated under such acts (Regulation S-K and Regulation S-X) in connection with Buyer’s periodic reporting obligations or any offering of securities thereunder;

(v)            Buyer shall indemnify and hold harmless Sellers and their respective directors, officers, employees and Representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with the matters contemplated by this Section 6.16(h), except to the extent resulting from the gross negligence, Fraud or willful misconduct of Sellers or any of their respective Affiliates or Representatives; and

(vi)            Nothing in this Section 6.16(h) will require the Company to hire or retain employees or consultants or incur any expenses.

Section 6.17             R&W Policy. Buyer will obtain and conditionally bind the R&W Policy in substantially the form attached as Exhibit D. Such R&W Policy shall expressly provide that (i) the insurer(s) issuing the R&W Policy have irrevocably waived or otherwise shall not, directly or indirectly through any other Person, pursue any subrogation, contribution, indemnification or other rights or otherwise make or bring a claim against Sellers, their respective Affiliates or any of their or their Affiliates’ respective Representatives (the “Seller Parties”) except subrogation rights against the Seller Parties only (and solely) in the case of Losses resulting from Fraud by the Seller Parties, (ii) the Seller Parties are express third-party beneficiaries of the foregoing waiver of subrogation, (iii) the Fraud of any one Person shall not be imputed to any other Person, (iv) the waiver of subrogation provision shall not be amended, modified, or otherwise changed in a manner adverse to the Seller Parties without the prior written consent of the Seller Parties, and (v) the Seller Parties are express third-party beneficiaries of such waiver of subrogation, contribution, indemnification and other rights.

Section 6.18           Certain NYSE Matters. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock comprising the Stock Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

Section 6.19           Legends.

(a)            Sellers agree to the recording, so long as the restrictions described in the legend are applicable and subject to the provisions of the Registration Rights and Lock-Up Agreement regarding legend removal, of the following legend on any book-entry notation or certificate evidencing all or any portion of any shares of Parent Common Stock constituting a portion of the Stock Consideration:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.”

The foregoing legend is referred to herein as the “1933 Act Legend”.

(b)            Sellers agree to the recording, subject to the provisions of Section 10.4(e) regarding legend removal, of the following legend on any book-entry notation or certificate evidencing up to the number of shares set forth on Schedule 6.19(b) of Parent Common Stock constituting a portion of the Stock Consideration:

“THE SECURITIES REPRESENTED HEREBY ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THAT CERTAIN PURCHASE AND SALE AGREEMENT, DATED AS OF JULY 22, 2024, AS MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG TOPS PLEDGE1, LLC, TOPS PLEDGE2, LLC, ARCHROCK ELT LLC, AND ARCHROCK, INC., AND THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.”

The foregoing legend is referred to herein as the “Indemnity Legend”.

Section 6.20           Form S-3. Prior to the Closing, Parent shall use its commercially reasonable efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to be ineligible to file a Registration Statement on Form S-3 promulgated under the Securities Act (or any successor form thereof).

Section 6.21           Employee Matters.

(a)            Except as set forth in Schedule 6.21(a), during the twelve (12)-month period commencing on the Closing Date, Buyer shall provide or cause to be provided to each Business Employee that is an employee of the Company as of the Closing and that continues his or her employment on or after the Closing Date (each, a “Continuing Employee”) with (i) a base salary or rate of base wages, as applicable, that are no less than the base salary or rate of base wages, as applicable, provided by the Company to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits (including vacation and other paid time off, but excluding equity, equity-based and long-term incentive compensation) that are no less favorable in the aggregate than either of (as determined by Buyer in its discretion) (A) those provided by the Company to such Continuing Employee immediately prior to the Closing Date and (B) those provided by Buyer and its Affiliates to similarly situated employees.

(b)            With respect to participation by each Continuing Employee in any Plan of Buyer or its Affiliates (including the Company following the Closing Date) (collectively, the “Buyer Benefit Plans”), Buyer shall provide or cause to be provided to such Continuing Employee (i) service credit for all purposes (including eligibility, vesting and benefit levels and accruals) for such Continuing Employee’s service with the Company (as well as service with any predecessor employer to the Company) prior to the Closing Date to the extent such service was recognized under the corresponding Company Benefit Plan covering such Continuing Employee immediately prior to the Closing Date and (ii) full credit for the amount of accrued but unused paid time-off benefits as such Continuing Employee had with the Company as of the Closing Date, to the extent that such paid time-off benefits are taken into account in Net Working Capital or Debt of the Company.

(c)            Buyer shall (or shall cause its Affiliates to) use commercially reasonable efforts to waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any Buyer Benefit Plan that provides welfare benefits in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Closing. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which such Continuing Employee’s participation in the applicable Buyer Benefit Plan begins for purposes of satisfying such year’s co-payment, deductible, and similar expense limitations under the relevant Buyer Benefit Plan.

(d)            Prior to the Closing Date, if requested by Buyer in writing at least five (5) Business Days before the Closing, the Company shall take all necessary and appropriate actions to cause (i) each Company Benefit Plan that is a defined contribution retirement plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”) to be terminated and (ii) all participants to cease participating under the Company 401(k) Plan, in each case, effective no later than the Business Day immediately preceding the Closing Date; provided, however, that such actions may be contingent upon Closing. The Company shall provide Buyer with an advance copy of all documentation necessary to effect this Section 6.21(d) and a reasonable opportunity to comment thereon prior to the adoption or execution thereof. If such request to terminate the Company 401(k) Plan is made, Buyer shall take, or shall cause its applicable Affiliate to take, all necessary and appropriate actions to cause (A) a defined contribution retirement plan of Buyer or its applicable Affiliate that is intended to be qualified under Section 401(a) of the Code and that is designated by Buyer (the “Buyer 401(k) Plan”) to accept any “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) from each Continuing Employee who participated in the Company 401(k) Plan as of the date of termination of such Company 401(k) Plan and who elects such direct rollover, from the Company 401(k) Plan to the Buyer 401(k) Plan, and (B) each Continuing Employee to be eligible to participate in the Buyer 401(k) Plan effective as of immediately following the Closing.

(e)            At or prior to the Closing, the Company shall take all actions necessary to terminate the employment of each employee set forth on Schedule 6.21(e) and remove each such employee from any officer and director roles within the Company effective concurrently with and contingent upon the Closing. For the avoidance of doubt, all severance or other costs incurred by the Company in connection with such terminations and removals shall be considered a Company Transaction Cost.

(f)            This Section 6.21 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.21, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.21. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Plan. The Parties acknowledge and agree that the terms set forth in this Section 6.21 shall not create any right in any Continuing Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.22           Mutual Release.

(a)            Effective as of the Closing, Buyer, on behalf of itself and each of its Affiliates (including the Company and excluding, for the avoidance of doubt, each Seller), and each of its and their respective officers, directors, members, partners, equityholders, managers, employees and other Representatives (collectively, the “Buyer Releasing Parties”), hereby irrevocably, fully and forever, releases, acquits, remises and discharges each of the Seller Released Parties, from and against any and all Losses (including any outstanding payment obligations), whether known or unknown, which the Buyer Releasing Parties have or may come to have against any Seller Released Parties based upon, relating to or arising out of any event or circumstances which occurred or existed prior to the Closing (including any act or failure to act) with respect to the Assets, the Business, or the ownership or operation of the Company or the Acquired Interests prior to Closing, in each case, WHETHER OR NOT THE LOSSES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY SELLER RELEASED PARTY, and each of Buyer or the Company (for itself and on behalf of each of the other Buyer Releasing Parties) agrees not to make any claim to recover Losses therewith or thereunder from any of the Seller Released Parties (including any claim for officer, director, partner, manager, or controlling (or any other) stockholder or member liability or for breach of any fiduciary or other duty or breach of any employment contract (or similar arrangement)); provided, that the foregoing shall not diminish or alter the obligations of any Seller or any other Seller Released Parties under the Transaction Documents (including this Agreement), including with respect to claims for Fraud.

(b)            Effective as of the Closing, each Seller, on behalf of itself and each of its Affiliates (excluding, for the avoidance of doubt, the Company), and each of its and their respective officers, directors, members, partners, equityholders, managers, employees and other Representatives (collectively, the “Seller Releasing Parties”), hereby irrevocably, fully and forever, releases, acquits, remises and discharges the Buyer Released Parties, from and against any and all Losses (including any outstanding payment obligations), whether known or unknown, which the Seller Releasing Parties have or may come to have against any Buyer Released Party based upon, relating to or arising out of any event or circumstances which occurred or existed prior to the Closing (including any act or failure to act) with respect to the Assets, the Business, or the ownership or operation of the Company or the Acquired Interests prior to the Closing, in each case, WHETHER OR NOT THE LOSSES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY BUYER RELEASED PARTY, and each Seller (for itself and on behalf of each of the other Seller Releasing Parties) agrees not to make any claim to recover Losses therewith or thereunder from Buyer, the Company or any of the other Buyer Released Parties (including any claim for officer, director, partner, manager, or controlling (or any other) stockholder or member liability or for breach of any fiduciary or other duty or breach of any employment contract (or similar arrangement)); provided, that the foregoing shall not diminish or alter the obligations of Buyer or the Company or any other Buyer Released Parties under this Agreement or any other Transaction Document, including with respect to claims for Fraud.

Section 6.23           Seller Holdback Amount. From the Closing until the time at which it is determined in good faith that Sellers do not owe a true-up payment pursuant to Section 2.3(d) or, if Sellers do owe a true-up payment pursuant to Section 2.3(d), the time at which such payment has been made in full in accordance with the terms thereof, the Seller Holdback Amount shall be held by or on behalf of Sellers in order to satisfy any true-up payment owed by Sellers pursuant to Section 2.3(d), if applicable.

Section 6.24           Delivery of Financial Statements. As promptly as reasonably practicable after the date of this Agreement and prior to the Closing, Sellers shall deliver to Buyer (i) unaudited consolidated balance sheet of the Company and the related unaudited consolidated statements of operations and cash flows as of, and for the three (3) month period ended on, June 30, 2024 and (ii) unaudited consolidated balance sheet of the Company and the related unaudited consolidated statements of operations and cash flows as of, and for the six (6) month period ended on, June 30, 2024 ((i) and (ii), collectively, the “Interim Financial Statements”). The Interim Financial Statements (A) shall have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (subject to normal year-end adjustments and the absence of notes), (B) shall have been prepared from, and are consistent with, the books and records of the Company, which books and records have been maintained in the ordinary course of business in all material respects and (C) shall present fairly, in all material respects, the consolidated financial position and operating results and cash flows of the Company as of, and for the periods ended on, the respective dates thereof, subject to normal year-end adjustments and accruals and the absence of notes and other textual disclosures.

Section 6.25           Rollover Matters. Pursuant to Section 2.2(iii), the Adjusted Purchase Price includes the Deferred Cash Payments payable by Buyer in accordance with the terms of the Rollover Agreements. In consideration thereof, on the date hereof, the members of TOPS Holdings have delivered to Buyer Amendment No. 3 to the Second Amended and Restated Limited Liability Company Agreement of TOPS Holdings, which provides for a distribution to each Participant of the rights to an amount of the Deferred Cash Payments that is equal to his or her Participant Rollover Amount as defined in and set forth in his or her Rollover Agreement. Pursuant to the Rollover Agreements, Buyer shall pay the Deferred Cash Payments directly to the Participants (in each case to such account as may be specified by them) in accordance with the terms of the Rollover Agreements. Further pursuant to the Rollover Agreements, in the event a Participant forfeits his or her rights to any portion of his or her Participant Rollover Amount pursuant to the terms of his or her Rollover Agreement, Buyer will retain the corresponding amount of the Deferred Cash Payments and will not have an obligation to pay such amount to Sellers or to any other Person.

Article VII
Conditions to Closing

Section 7.1             Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the Closing is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any one or more of which may, if permitted by applicable Law, be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion) on or prior to the Closing:

(a)            Approvals. All waiting periods (and any extensions thereof) applicable to the transactions contemplated by the Transaction Documents under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by the Transaction Documents, shall have expired or been terminated.

(b)            Governmental Restraints. No order, judgment, decree or injunction of any Governmental Authority shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits, prevents or makes illegal the consummation of the transactions contemplated by the Transaction Documents.

Section 7.2             Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any one or more of which may, if permitted by appliable Law, be waived in writing, in whole or in part, by Buyer (in Buyer’s sole discretion) on or prior to the Closing:

(a)            Representations and Warranties of Sellers and Company.

(i)             Each of the Seller Fundamental Representations (other than the representations and warranties contained in Section 4.4 (Capitalization)), without giving effect to any limitation, qualification or exceptions as to “materiality,” “material,” “Company Material Adverse Effect” or words of similar import contained therein, shall be true and correct in all material respects on and as of the Closing as though made on and as of the Closing (except, in each case, for Seller Fundamental Representations made as of a specific date, which shall be true and correct in all material respects on and as of such specific date); provided, that for purposes of this Section 7.2(a)(i), the reference to “as of the Execution Date” in the lead-in to Article III and Article IV, which precede respectively Section 3.1 and Section 4.1, shall be disregarded.

(ii)            Each of the representations and warranties of Sellers and the Company contained in Section 4.4 (Capitalization), without giving effect to any limitation, qualification or exceptions as to “materiality,” “material,” “Company Material Adverse Effect” or words of similar import contained therein, shall be true and correct in all respects on and as of the Closing as though made on and as of the Closing (except, in each case, for the representations and warranties made as of a specific date, which shall be true and correct in all respects on and as of such specific date); except, in each case, for inaccuracies that, individually or in the aggregate, are de minimis relative to the total membership interests of the Company as of such dates; provided, that for purposes of this Section 7.2(a)(ii), the reference to “as of the Execution Date” in the lead-in to Article III and Article IV, which precede respectively Section 3.1 and Section 4.1, shall be disregarded.

(iii)            Each of the representations and warranties of Sellers and the Company, as applicable, contained in Article III and Article IV (other than the Seller Fundamental Representations), without giving effect to any limitation, qualification or exceptions as to “materiality,” “material,” “Company Material Adverse Effect” or words of similar import contained therein, shall be true and correct in all respects on and as of the Closing as though made on and as of the Closing (except, in each case, for the representations and warranties made as of a specific date, which shall be true and correct in all respects on and as of such specific date), except, in each case, where the failure of any such representation or warranty to be true and correct as of such dates has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, that for purposes of this Section 7.2(a)(iii), the reference to “as of the Execution Date” in the lead-in to Article III and Article IV, which precede respectively Section 3.1 and Section 4.1, shall be disregarded.

(b)            Performance. Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers at or prior to the Closing.

(c)            No Company Material Adverse Effect. Since the Execution Date, there shall not have occurred a Company Material Adverse Effect;

(d)            Closing Deliverables. Sellers and the Company, as applicable, shall have delivered, caused to be delivered or be ready, willing and able to deliver to Buyer or the applicable required Person designated by Buyer, all of the closing deliveries set forth in Section 8.2(b) (other than Section 8.2(b)(i)).

Section 7.3             Conditions to Obligations of Sellers. The obligation of each Seller to consummate the Closing is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any one or more of which may, if permitted by applicable Law, be waived in writing, in whole or in part, by such Seller (in such Seller’s sole discretion) on or prior to the Closing:

(a)            Representations and Warranties of Buyer Parties.

(i)             Each of the Buyer Fundamental Representations (other than the representations and warranties contained in Section 5.4 (Capitalization)), without giving effect to any limitation, qualification or exceptions as to “materiality,” “material,” “material adverse effect” or words of similar import contained therein, shall be true and correct in all material respects on and as of the Closing as though made on and as of the Closing (except, in each case, for Buyer Fundamental Representations made as of a specific date, which shall be true and correct in all material respects on and as of such specific date); provided, that for purposes of this Section 7.3(a)(i), the reference to “as of the Execution Date” in the lead-in to Article V, which precede Section 5.1, shall be disregarded.

(ii)            Each of the representations and warranties contained in Section 5.4 (Capitalization), without giving effect to any limitation, qualification or exceptions as to “materiality,” “material,” “Buyer Material Adverse Effect” or words of similar import contained therein, shall be true and correct in all respects on and as of the Closing as though made on and as of the Closing (except, in each case, for the representations and warranties made on and as of a specific date, which shall be true and correct in all respects on and as of such specific date), except, in each case, for inaccuracies that, individually or in the aggregate, are de minimis relative to the total capital of Parent as of such dates; provided, that for purposes of this Section 7.3(a)(i), the reference to “as of the Execution Date” in the lead-in to Article V, which precede Section 5.1, shall be disregarded.

(iii)            Each of the representations and warranties contained in Article V, without giving effect to any limitation, qualification or exceptions as to “materiality,” “material,” “Buyer Material Adverse Effect” or words of similar import contained therein, shall be true and correct in all respects on and as of the Closing as though made on and as of the Closing (except, in each case, for the representations and warranties made as of a specific date, which shall be true and correct in all respects on and as of such specific date), except, in each case, to the extent the failure of any such representation or warranty to be true and correct as of such dates has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; provided, that for purposes of this Section 7.3(a)(iii), the reference to “as of the Execution Date” in the lead-in to Article V, which precede Section 5.1, shall be disregarded.

(b)            Performance. The Buyer Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer Parties at or prior to the Closing.

(c)            No Buyer Material Adverse Effect. Since the Execution Date, there shall not have occurred a Buyer Material Adverse Effect.

(d)            NYSE Listing Approval. The shares of Parent Common Stock comprising the Stock Consideration shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(e)            Closing Deliverables. Parent or Buyer, as applicable, shall have delivered, caused to be delivered or be ready, willing and able to deliver to Sellers or the applicable required Person, all of the closing deliveries set forth in Section 8.2(a).

Section 7.4             Frustration of Conditions. Buyer may not rely on the failure of any condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied if such failure was caused primarily by the failure of the Buyer Parties to perform any of their obligations under this Agreement. Sellers may not rely on the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied if such failure was caused primarily by either Seller’s failure to perform any of its obligations under this Agreement.

Article VIII
CLOSING

Section 8.1             Time and Place of Closing. The closing of the sale, assignment, conveyance, transfer and delivery of the Acquired Interests to Buyer and the other transactions contemplated by this Agreement (the “Closing”) will take place via an electronic exchange of documents and shall occur within three (3) Business Days after all of the conditions set forth in Article VII having been satisfied or, if permitted by applicable Law, waived in writing by the Party or Parties entitled to waive such conditions (other than those conditions that by their nature can only be satisfied at the Closing, but subject to all conditions in Article VII having been satisfied or, if permitted by applicable Law, waived in writing by the Party or Parties entitled to waive such conditions at the Closing); provided, that, notwithstanding the foregoing, in no event shall the Closing occur prior to August 30, 2024. The date of the Closing is referred to in this Agreement as the “Closing Date.” All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed, and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 8.2             Deliveries and Actions at Closing.

(a)            Parent and Buyer Deliveries and Actions. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 8.2(b), Parent and/or Buyer, as applicable, will execute and deliver, or cause to be executed and delivered, to Sellers, each of the following documents, where the execution and delivery of documents to Sellers is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:

(i)            Closing Payment. Payment of the Closing Payment, less the Indemnity Holdback Closing Cash, to Sellers by wire transfer of immediately available funds to an account designated by Sellers (which account shall be so designated by Sellers in writing to Buyer not later than two (2) Business Days prior to the Closing Date).

(ii)            Seller Holdback Amount. Payment of an amount equal to the Seller Holdback Amount to Sellers by wire transfer of immediately available funds to an account designated by Sellers (which account shall be so designated by Sellers in writing not later than two (2) Business Days prior to the Closing Date);

(iii)           Parent Common Stock. The shares of Parent Common Stock comprising the Stock Consideration, which shares shall bear the 1933 Act Legend and certain of which shall bear the Indemnity Legend pursuant to Section 6.19(b), to Sellers (and/or, if applicable, to those Seller Designees to whom Sellers designate to receive all or a portion of the shares of Parent Common Stock comprising the Stock Consideration as identified in writing to Buyer at least two (2) Business Days prior to the Closing Date), free and clear of all Encumbrances and restrictions other than as set forth above and restrictions imposed by applicable securities Laws;

(iv)           Assignment of Interests. A counterpart of an assignment, substantially in the form attached hereto as Exhibit B (the “Assignment of Interests”), evidencing the assignment and transfer to Buyer of the Acquired Interests, duly executed by Buyer and delivered to Sellers;

(v)            Closing Certificate. A certificate of each of Parent and Buyer delivered to Sellers, dated as of the Closing Date, signed by a Responsible Officer of Parent or Buyer, as applicable, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied (collectively, the “Buyer Closing Certificates”);

(vi)           Closing Debt Payoff. Payment by Buyer on behalf of the Company of such amounts and to such accounts as set forth in the Payoff Letters (the “Closing Debt Payoff”);

(vii)          Company Transaction Costs. Payment by Buyer to each payee of Company Transaction Costs payable by the Company by wire transfer of immediately available funds to such accounts as specified in the Company Transaction Costs Invoices (provided, that any Employee Transaction Costs shall be payable by Buyer or its applicable Affiliate (including the Company) through such applicable entity’s payroll, less any applicable withholding Taxes);

(viii)          Registration Rights and Lock-Up Agreement. A duly executed counterpart of the Registration Rights and Lock-Up Agreement, executed by Parent;

(ix)           Indemnity Holdback Escrow Agreement. A duly executed counterpart of the Indemnity Holdback Escrow Agreement, executed by Parent and Buyer;

(x)            Indemnity Holdback Closing Cash. Deposit of cash in an amount equal to the Indemnity Holdback Closing Cash into the Indemnity Holdback Escrow Account; and

(xi)           Other Documents. All other documents and instruments reasonably requested by either Seller from Parent or Buyer that are necessary to transfer or evidence the transfer of the Acquired Interests to Buyer and to consummate any other transactions contemplated by this Agreement.

(b)            Sellers’ Deliveries and Actions. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Parent and Buyer of its obligations pursuant to Section 8.2(a), Sellers will execute and deliver, or cause to be executed and delivered, to Parent or Buyer, each of the following documents, where the execution and delivery of documents to Parent or Buyer is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:

(i)             Tax Certificate. A properly completed and duly executed IRS Form W-9 with respect to each Seller (or, if either Seller is disregarded as an entity separate from another Person for U.S. federal income Tax purposes, such other Person); provided that Buyer’s sole right or remedy if such IRS Form is not provided shall be to make any withholding required under applicable Law;

(ii)            Assignment of Interests. A counterpart of the Assignment of Interests, duly executed by each Seller and delivered to Buyer;

(iii)           Resignations. Duly executed resignations of the officers of the Company listed on Schedule 8.2(b)(iii) effective as of the Closing or evidence of the removal of such officers effective as of or before the Closing, delivered to Buyer;

(iv)           Payoff Letters. Customary payoff letters in form and substance reasonably acceptable to Buyer (the “Payoff Letters”), together with such other releases, instruments of discharge (including, without limitation, UCC-3 termination statements, intellectual property security agreement releases, collateral access agreement terminations and deposit account control agreement terminations) and other documentation reasonably required from each lender or holder of Debt identified on Schedule 8.2(b)(iv) (including, for the avoidance of doubt, the Credit Agreement), which Payoff Letters shall (x) set forth the amounts required to repay in full all such Debt owed to such holder on the Closing Date and the wire transfer instructions for such repayment and (y) provide that all Encumbrances and guarantees in respect of such Debt have been terminated and released or that they will be so terminated and released upon repayment of such Debt;

(v)            Closing Certificates. (A) A certificate of Sellers delivered to Buyer, dated as of the Closing Date, signed by a Responsible Officer of each Seller certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied (the “Sellers’ Closing Certificate”) and (B) certificate of Company delivered to Buyer, dated as of the Closing Date, signed by a Responsible Officer of the Company certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c), as applicable, have been satisfied (the “Company’s Closing Certificate”);

(vi)           Registration Rights and Lock-Up Agreement. Duly executed counterparts of the Registration Rights and Lock-Up Agreement, executed by Sellers and/or those Seller Designees whom Sellers designate as a party thereto as identified in writing to Buyer at least two Business days prior to the Closing Date;

(vii)          Indemnity Holdback Escrow Agreement. A duly executed counterpart of the Indemnity Holdback Escrow Agreement, executed by Sellers;

(viii)         Company Transaction Costs. No later than three (3) Business Days prior to the Closing Date, all final invoices with respect to all expenses payable by the Company listed in clause (a) of the definition of Company Transaction Costs incurred prior to or upon Closing (the “Company Transaction Costs Invoices”), which Company Transaction Costs Invoices shall include the amount of Company Transaction Costs due to such payee and wire instructions; and

(ix)           Other Documents. All other documents and instruments reasonably requested by Buyer from Sellers that are necessary to transfer or evidence the transfer of the Acquired Interests to Buyer and to consummate any other transactions contemplated by this Agreement.

Article IX
Termination Rights

Section 9.1             Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows (the date any permitted termination of this Agreement occurs under this Section 9.1, the “Termination Date”):

(a)            by mutual written consent of Buyer and Sellers;

(b)            by either Buyer or Sellers, by written notice to the other Party, if any applicable Law is in effect making the consummation of the transactions contemplated by the Transaction Documents illegal, or if any final and non-appealable order, injunction, judgment or decree is in effect permanently enjoining, prohibiting or preventing the consummation of the transactions contemplated by the Transaction Documents;

(c)            by either Buyer or Sellers, by written notice to the other Party, if the consummation of the transactions contemplated by the Transaction Documents shall not have occurred on or before December 31, 2024 (the “Outside Date”); provided, however, that if five (5) days prior to the Outside Date, all of the conditions to Closing in Article VII have been satisfied or waived, other than any of the conditions in Section 7.1 and conditions to be satisfied at the Closing (so long as such conditions remain capable of being satisfied), the Outside Date shall automatically be extended to October 1, 2025, which later date shall thereafter be deemed the Outside Date;

(d)            by either Seller, upon written notice to Buyer, if Buyer Parties breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Sellers’ obligations to consummate the transactions set forth in Section 7.1 or Section 7.3 not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Buyer by Sellers, cannot be cured or has not been cured by the earlier of the Outside Date and fifteen (15) days after the delivery of such notice;

(e)            by Buyer, upon written notice to Sellers, if either Seller breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Buyer’s obligations to consummate the transactions set forth in Section 7.1 or Section 7.2 not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Sellers by Buyer, cannot be cured or has not been cured by the earlier of the Outside Date and fifteen (15) days after the delivery of such notice; or

(f)             by Sellers, upon written notice to Buyer, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) or have been waived in accordance with this Agreement, (ii) each Seller has irrevocably confirmed to Buyer in writing that (A) all of the conditions set forth in Section 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and which are, at the time of such written confirmation, capable of being satisfied if the Closing were to occur at such time) have been and continue to be satisfied or have been waived in accordance with this Agreement and (B) each Seller is ready, willing and able to consummate the transactions contemplated by this Agreement (including the Closing) on the date such notice is received by Buyer and at all times during the three (3) Business Day period immediately thereafter and (iii) Buyer Parties fails to consummate the transactions contemplated by this Agreement (including the Closing) within such three (3) Business Days following the date on which such notice is received by Buyer; provided, however, the right to terminate this Agreement under Section 9.1(c), Section 9.1(d), Section 9.1(e) or Section 9.1(f) shall not be available to any Party if such Party is then in breach of any representation, warranty, covenant or agreement contained in this Agreement which is the primary cause of (or would be the primary cause of, if Closing were then scheduled to occur) a failure of a closing condition in Section 7.1, Section 7.2 or Section 7.3, as applicable (such Party in breach, a “Breaching Party”).

Section 9.2             Remedies.

(a)            Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties under this Agreement shall terminate and become void, and neither the Parties nor any other Person shall have any liability by virtue of, arising out of, under this or otherwise in connection with this Agreement or any other Transaction Document, except as expressly provided in Section 9.2(b) and Section 9.2(c); provided, however, that (i) the Confidentiality Agreement and the provisions of Section 6.2(b), Section 6.7, Section 6.11(a), this Section 9.2 and Article XI, and such of the defined terms set forth on Exhibit A to give context to such Sections and Articles, shall survive any termination of this Agreement and remain in full force and effect, and (ii) no such termination shall relieve any Party from liability for Fraud in connection with this Agreement prior to such termination, and, in each case of (i) and (ii), notwithstanding anything to the contrary in this Agreement, the other Parties shall be entitled to all remedies available at law or in equity in accordance with this Agreement.

(b)            Buyer Breach. If either Seller is entitled to terminate this Agreement pursuant to Section 9.1(c) (at a time when either Seller could have terminated this Agreement pursuant to Section 9.1(d) or Section 9.1(f)), Section 9.1(d) or Section 9.1(f), in each case where:

(i)             Buyer is in Willful Breach of this Agreement (for any and all purposes of this Agreement, it being understood and agreed that, any failure by Buyer to consummate the transactions contemplated by this Agreement that results from a Financing Failure shall not in and of itself be deemed to be a Willful Breach by Buyer), then, in such event, Sellers shall be entitled to elect, at Sellers’ sole discretion, one of the following two options: (A) seek a decree or order of specific performance in lieu of termination of this Agreement pursuant to the terms of Section 11.19; or (B) terminate this Agreement pursuant to Section 9.1(c) (at a time when either Seller could have terminated this Agreement pursuant to Section 9.1(d) or Section 9.1(f)), Section 9.1(d) or Section 9.1(f), in which case Sellers shall promptly receive, no later than three (3) Business Days after termination of this Agreement, an aggregate amount equal to the sum of (x) $30,000,000, plus (y) all reasonable out-of-pocket costs and expenses incurred by Sellers in connection with any proceedings to enforce their rights pursuant to this Section 9.2, plus (z) any interest accrued thereon, at the rate of 10% per annum, from and after the date that is three (3) Business Days after the date of termination until such amount is paid in full (such sum, the “Reverse Termination Fee”) from Buyer by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers (it being understood and agreed that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable under more than one provision of this Agreement at the same time or at different times and the occurrence of different events); provided, that the Parties acknowledge and agree that, to the extent Sellers elect in writing to terminate this Agreement and receive the Reverse Termination Fee under clause (B), (1) such payment or right to receive such payment or payments (in the manner set forth in this Section 9.2(b)(i)) shall be the sole and exclusive remedy (other than with respect to any liability or obligation resulting from any Fraud prior to termination) against Buyer or any other Person for any and all losses or damages suffered by any Seller or any other Person by virtue of, arising out of, under this or otherwise in connection with this Agreement or any other Transaction Document or the failure of the transactions contemplated by this Agreement to be consummated and, for the avoidance of doubt, in no event will Buyer be required to consummate the Closing and also pay the Reverse Termination Fee, (2) the amount of the Reverse Termination Fee represents the Parties’ reasonable estimate of Sellers’ actual damages and the extent of the actual damages is difficult and impracticable to ascertain and (3) the receipt of the Reverse Termination Fee shall be deemed to be liquidated damages (and not constitute a penalty) for any and all losses or damages suffered or incurred by Sellers or any other Person in connection with this Agreement (and the termination hereof) and the transactions contemplated by this Agreement (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of Sellers or any other Person shall be entitled to bring or maintain any legal proceeding against Buyer or its Affiliates arising out of or in connection with this Agreement or the transactions contemplated by this Agreement (or the abandonment or termination thereof);

(ii)            Buyer is, as a result of Buyer’s failure to have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fund and pay the Closing Payment and any other amounts to be paid to Sellers hereunder or under the other Transaction Documents, (A) in breach of the representations and warranties made under Section 5.11 (removing the reference to “As of the Closing Date,” in Section 5.11 for purposes of this clause (A) only) and (B) is unable to consummate the transactions contemplated by this Agreement (such case, a “Financing Failure”), then, in such event, Sellers shall be entitled to elect, at Sellers’ sole discretion, one of the following two options: (A) seek a decree or order of specific performance in lieu of termination of this Agreement pursuant to the terms of Section 11.19; or (B) terminate this Agreement pursuant to Section 9.1(c) (at a time when either Seller could have terminated this Agreement pursuant to Section 9.1(d) or Section 9.1(f)), Section 9.1(d) or Section 9.1(f), in which case Sellers shall promptly receive, no later than three (3) Business Days after termination of this Agreement the Reverse Termination Fee from Buyer by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers (it being understood and agreed that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable under more than one provision of this Agreement at the same time or at different times and the occurrence of different events); provided, that the Parties acknowledge and agree that, to the extent Sellers elect in writing to terminate this Agreement and receive the Reverse Termination Fee under clause (B), (1) such payment or right to receive such payment or payments (in the manner set forth in this Section 9.2(b)(ii)) shall be the sole and exclusive remedy (other than with respect to any liability or obligation resulting from any Fraud prior to termination) against Buyer or any other Person for any and all losses or damages suffered by any Seller or any other Person by virtue of, arising out of, under this or otherwise in connection with this Agreement or any other Transaction Document or the failure of the transactions contemplated by this Agreement to be consummated and, for the avoidance of doubt, in no event will Buyer be required to consummate the Closing and also pay the Reverse Termination Fee, (2) the amount of the Reverse Termination Fee represents the Parties’ reasonable estimate of Sellers’ actual damages and the extent of the actual damages is difficult and impracticable to ascertain and (3) the receipt of the Reverse Termination Fee shall be deemed to be liquidated damages (and not constitute a penalty) for any and all losses or damages suffered or incurred by Sellers or any other Person in connection with this Agreement (and the termination hereof) and the transactions contemplated by this Agreement (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of Sellers or any other Person shall be entitled to bring or maintain any legal proceeding against Buyer or its Affiliates arising out of or in connection with this Agreement or the transactions contemplated by this Agreement (or the abandonment or termination thereof); or

(iii)           (A) Buyer is not in Willful Breach and (B) a Financing Failure has not occurred, then, in either such event, Sellers shall be entitled to elect, at Sellers’ sole option, one of the following two options: (1) seek a decree or order of specific performance in lieu of a termination of this Agreement pursuant to the terms of Section 11.19; or (2) terminate this Agreement pursuant to Section 9.1(c), Section 9.1(d) or Section 9.1(f).

(c)           Seller Breach.

(i)             If Buyer is entitled to terminate this Agreement pursuant to Section 9.1(c) (at a time when Buyer could have terminated this Agreement pursuant to Section 9.1(e)) or Section 9.1(e), in each case where:

(A)            either Seller is in Willful Breach of this Agreement, then, in either such event, Buyer shall be entitled to elect, at Buyer’s sole discretion, one of the following two options: (1) seek a decree or order of specific performance in lieu of termination of this Agreement pursuant to the terms of Section 11.19; or (2) terminate this Agreement pursuant to Section 9.1(c) (at a time when Buyer could have terminated this Agreement pursuant to Section 9.1(e)) or Section 9.1(e), in which case Buyer shall promptly receive, no later than three (3) Business Days after termination of this Agreement, an aggregate amount equal to the sum of (x) $20,000,000, plus (y) all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with any proceedings to enforce its rights pursuant to this Section 9.2, plus (z) any interest accrued thereon, at the rate of 10% per annum, from and after the date that is three (3) Business Days after the date of termination until such amount is paid in full (such sum, the “Termination Fee”) from Sellers by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer (it being understood and agreed that in no event shall Sellers be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same time or at different times and the occurrence of different events); provided, that the Parties acknowledge and agree that, to the extent Buyer elects in writing to terminate this Agreement and receive the Termination Fee under clause (2), (1) such payment or right to receive such payment or payments (in the manner set forth in this Section 9.2(c)(i)) shall be the sole and exclusive remedy (other than with respect to any liability or obligation resulting from any Fraud prior to termination) against Sellers or any other Person for any and all losses or damages suffered by Buyer or any other Person by virtue of, arising out of, under this or otherwise in connection with this Agreement or any other Transaction Document or the failure of the transactions contemplated by this Agreement to be consummated and, for the avoidance of doubt, in no event will Sellers be required to consummate the Closing and also pay the Termination Fee, (2) the amount of the Termination Fee represents the Parties’ reasonable estimate of Buyer’s actual damages and the extent of the actual damages is difficult and impracticable to ascertain and (3) the receipt of the Termination Fee shall be deemed to be liquidated damages (and not constitute a penalty) for any and all losses or damages suffered or incurred by Buyer or any other Person in connection with this Agreement (and the termination hereof) and the transactions contemplated by this Agreement (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of Buyer or any other Person shall be entitled to bring or maintain any legal proceeding against Sellers or its Affiliates arising out of or in connection with this Agreement or the transactions contemplated by this Agreement (or the abandonment or termination thereof); or

(B)            no Seller is in Willful Breach, then, in either such event, Buyer shall be entitled to elect, at Buyer’s sole discretion, one of the following two options: (1) seek a decree or order of specific performance in lieu of a termination of this Agreement, pursuant to the terms of Section 11.19; or (2) terminate this Agreement pursuant to Section 9.1(c) or Section 9.1(e).

(ii)            If Sellers terminate this Agreement under Section 9.1 at such time either Seller is a Breaching Party and, as of the time of such termination, Buyer is not a Breaching Party and Buyer is ready, willing and able to perform its obligations under Section 8.2(a), then Buyer shall have all of its rights and remedies under Section 9.2(c)(i)(A) as if Buyer had terminated this Agreement under Section 9.1(c) or Section 9.1(e) and either Seller is in Willful Breach of this Agreement.

(d)            The Parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

Article X
Limited Indemnification; Indemnity Holdback

Section 10.1       Indemnification. From and after Closing until December 31, 2028, subject to the limitations set forth in Section 10.3, each of the Sellers shall, jointly and severally, indemnify, defend, and hold harmless the Buyer from and against all Losses incurred by, suffered by, or asserted against Buyer to the extent arising directly out of any of the matters set forth on Schedule 10.1.

Section 10.2       Indemnity Actions. Except as otherwise provided in Section 6.15(f), all claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

(a)            To make or preserve a claim for indemnification under Section 10.1, Buyer shall as promptly as practicable notify Sellers of any event giving rise to a possible claim under this Section 10.2 including the specific details of and specific basis under this Agreement for its claim and the Indemnity Holdback Group to which such claim relates (the “Claim Notice”). In the event that the claim for indemnification pursuant to Section 10.1 is based upon a claim by a Third Party against the Buyer (a “Third Person Claim”), the Buyer shall provide its Claim Notice promptly after the Buyer has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) received with respect to the Third Person Claim.

(b)            The Sellers shall have 30 days from their receipt of the Claim Notice to notify the Buyer whether they admit or deny their obligation to indemnify and whether they exercise their right to defend the Buyer, the Company and their Affiliates against such Third Person Claim under this Article X. If the Sellers do not so notify the Buyer within such 30-day period, they shall be conclusively deemed to have not exercised their right to defend and be obligated to provide such indemnification hereunder. The Buyer is authorized, prior to and during such 30-day period (or, if earlier, prior to notification that Sellers exercise their rights pursuant to this Section 10.2(b)), to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Sellers and that is not prejudicial to the Sellers; provided that Buyer shall provide Sellers prior notice of such action and use commercially reasonable efforts to reasonably consult with Sellers (but shall not be bound by the views or comments of Sellers other than as provided in Section 6.15(f)).

(c)            If the Sellers exercise their right to defend any Third Person Claim, Sellers shall have the right to diligently defend, at Sellers’ sole cost and expense to be reimbursed out of the Indemnity Holdback Escrow Account, the Third Person Claim. The Sellers shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Sellers, the Buyer agrees to cooperate in contesting any Third Person Claim that the Sellers elect to contest (provided, however, that the Buyer shall not be required to bring any counterclaim or cross-complaint against any Person). The Buyer may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Sellers pursuant to this Section 10.2(c). The Sellers shall not, without the written consent of the Buyer (not to be unreasonably withheld, conditioned, or delayed), settle any Third Person Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Buyer’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Buyer), (ii) requires a non-monetary commitment by the Buyer, including compliance with an injunction or other equitable relief, (iii) includes any admission of criminal guilt or culpability or (iv) is reasonably likely to result in Losses that would materially exceed the aggregate dollar value of the Indemnity Holdback Escrow Amount.

Section 10.3       Limitation on Actions.

(a)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, Sellers shall not be required to indemnify the Buyer under this Article X for (i) aggregate Losses (including Losses of the type described in clause (ii) of this Section 10.3(a)) in excess of the Indemnity Holdback Escrow Amount (as may be reduced in accordance with Section 10.4(b), the “Primary Indemnity Cap”) or (ii) aggregate Losses that are attributable to costs in respect of advisors for which Buyer is indemnified hereunder in excess of $1,175,000.00 (together with the Primary Indemnity Cap, the “Indemnity Caps”). For the avoidance of doubt, but subject to the Indemnity Caps, any Indemnity Holdback Cash in the Indemnity Holdback Escrow Account shall be available as recourse of the Buyer Parties for any of the matters set forth on Schedule 10.1 regardless of the Indemnity Holdback Group to which such matter relates, and the “Estimated Potential Losses” specified on Schedule 10.1 for the matters described therein do not represent caps or limitations on indemnifiable Losses with respect thereto.

(b)            The amount of any Losses for which Buyer is entitled to indemnity under this Article X and the Indemnity Caps shall be reduced by the amount of insurance proceeds actually received by the Buyer or its Affiliates with respect to such Losses (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Buyer or its Affiliates) and such net insurance proceeds shall be deemed paid out under the Indemnity Holdback Group to which the proceeds relate.

(c)             In no event shall any Buyer be entitled to duplicate compensation with respect to the same Loss, liability, cost, expense, claim, award, or judgment under more than one provision of this Agreement and the Transaction Documents and in no event shall the term “Losses” as used in this Article X include any indirect, special, punitive or consequential damages (including loss of profits); provided, however, that the term “Losses” as used in this Article X shall include Taxes.

Section 10.4       Indemnity Holdback.

(a)            Indemnity Holdback Cash. In order to provide security for Sellers’ indemnification obligations under this Article X, (i) Buyer shall deposit cash in an amount equal to the Indemnity Holdback Closing Cash into the Indemnity Holdback Escrow Account concurrently with the Closing, and (ii) Sellers shall make additional cash payments into the Indemnity Holdback Escrow Account from time to time in accordance with this Section 10.4 (including in respect of any Shortfall Amounts) following the Closing (the aggregate amount of all such payments, together with the Indemnity Holdback Closing Cash, the “Indemnity Holdback Cash”).

(b)            Escrow Account. The Indemnity Holdback Cash shall be segregated and allocated to the Indemnity Holdback Groups in the manner set forth in Schedule 10.1. The Indemnity Holdback Cash shall be held by the Escrow Agent and distributed by the Escrow Agent pursuant to the provisions of this Section 10.4 and an escrow agreement that Buyer and Sellers shall execute and deliver at Closing to the Escrow Agent and which shall be in customary form and contain terms and provisions consistent with this Section 10.4 and substantially consistent with Exhibit I, subject to any modifications mutually agreed by the Parties prior to Closing or reasonably required by the Escrow Agent (the “Indemnity Holdback Escrow Agreement”).

(c)            Funds Required to Satisfy an Indemnification Claim.

(i)            Subject to Section 10.3(a) and Section 10.4(a), at any time following the Closing until the Indemnity Holdback Escrow Account has been funded with cash (including, for the avoidance of doubt, the Indemnity Holdback Closing Cash) in aggregate amount equal to (A) the Indemnity Holdback Escrow Amount, less (B) the amount of any Indemnity Holdback Cash paid out (or deemed paid out pursuant to Section 10.3(b)) on or prior to such date (i) in satisfaction of the indemnification obligations in this Article X or (ii) in accordance with Section 10.4(g), in the event Buyer is entitled to indemnification under this Article X and the Indemnity Holdback Escrow Account does not contain sufficient cash to satisfy such claim, subject to the Indemnity Caps (the amount of such deficiency, the “Shortfall Amount”), Sellers shall, as promptly as practicable (and in any event within two (2) Business Days), deposit additional cash into the Indemnity Holdback Escrow Account in an amount equal to the Shortfall Amount. In the event Sellers fail to promptly fund the Shortfall Amount, interest shall accrue thereon, at the rate of 8.5% per annum, which interest shall be due and payable in cash by the Sellers to Buyer upon demand.

(ii)           By no later than December 31, 2025, Sellers shall deposit in the Indemnity Holdback Escrow Account immediately available cash that is no less than an amount sufficient to cause the Indemnity Funding Obligation to be satisfied.

(d)            Any interest or other income earned upon the Indemnity Holdback Amount shall be treated as income of Sellers for U.S. federal (and applicable state and local) income tax purposes consistent with the Intended Tax Treatment, shall become part of the Indemnity Holdback, and shall be allocated to and increase the same Indemnity Holdback Group as the Indemnity Holdback Cash that produced such income. To the extent there is any income earned upon the Indemnity Holdback Amount, Sellers and Buyer shall, pursuant to the terms of the Indemnity Holdback Escrow Agreement, execute and deliver to the Escrow Agent joint written instructions to distribute to Sellers an amount of Indemnity Holdback Cash from the Indemnity Holdback Group that created such income that is sufficient to pay such Taxes assuming Sellers are subject to income taxes at the highest marginal rates applicable to an individual resident in New York City, New York.

(e)            Release of Indemnity Legend.

(i)            At such time as the Indemnity Funding Obligation has been satisfied, Parent shall promptly cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Indemnity Legend from the applicable shares of Parent Common Stock. In addition, in the event that Sellers agree to contribute to the Indemnity Holdback Escrow Account the lesser of (x) 100% of the net cash proceeds from the sale of shares of Parent Common Stock that contain the Indemnity Legend and (y) a lesser amount of such cash proceeds in an amount equal to the amount that would cause the Indemnity Funding Obligation to be satisfied, Parent shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Indemnity Legend from the applicable shares of Parent Common Stock.

(f)             Satisfaction of Claims. Claims, if any, shall only be satisfied with Indemnity Holdback Cash available in the Indemnity Holdback Escrow Account.

(g)            On December 31, 2024, or if a Shortfall Amount is outstanding on such date, upon the date such Shortfall Amount is funded in accordance with Section 10.4(c), Sellers shall be entitled to receive from the Indemnity Holdback Escrow Account an amount of Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) equal to (w) the balance of the Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) less (x) the sum of the amounts initially allocated to Indemnity Holdback Groups B, C, D, E and F (net of amounts reimbursed to Sellers in respect of such Indemnity Holdback Groups pursuant to the first sentence of Section 10.2(c)) less (y) the sum of the interest earned on Indemnity Holdback Groups B, C, D, E and F (net of any amounts distributed to Sellers pursuant to the last sentence of Section 10.4(d) in respect of such Indemnity Holdback Groups) plus (z) the amount of any Indemnity Holdback Cash paid out (or deemed paid out pursuant to Section 10.3(b)) on or prior to such date in satisfaction of the indemnification obligations in this Article X in respect of any matters described in Indemnity Holdback Groups B, C, D, E and F, and within five Business Days after such date, Sellers and Buyer shall execute and deliver to the Escrow Agent joint written instructions to distribute such Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) to Sellers pursuant to the terms of the Indemnity Holdback Escrow Agreement; provided, however, that Sellers shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Buyer prior to December 31, 2024 (which amounts shall remain in the Indemnity Holdback Escrow Account until such indemnity obligations are finally resolved by the Parties).

(h)            On December 31, 2025, or if a Shortfall Amount is outstanding on such date, upon the date such Shortfall Amount is funded in accordance with Section 10.4(c), Sellers shall be entitled to receive from the Indemnity Holdback Escrow Account an amount of Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) equal to (w) the balance of the Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) less (x) the sum of the amounts initially allocated to Indemnity Holdback Groups C, D, E and F (net of amounts reimbursed to Sellers in respect of such Indemnity Holdback Groups pursuant to the first sentence of Section 10.2(c)) less (y) the sum of the interest earned on Indemnity Holdback Groups C, D, E and F (net of any amounts distributed to Sellers pursuant to the last sentence of Section 10.4(d) in respect of such Indemnity Holdback Groups) plus (z) the amount of any Indemnity Holdback Cash paid out (or deemed paid out pursuant to Section 10.3(b)) on or prior to such date in satisfaction of the indemnification obligations in this Article X in respect of any matters described in Indemnity Holdback Groups C, D, E and F, and within five Business Days after such date, Sellers and Buyer shall execute and deliver to the Escrow Agent joint written instructions to distribute such Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) to Sellers pursuant to the terms of the Indemnity Holdback Escrow Agreement; provided, however, that Sellers shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Buyer prior to December 31, 2025 (which amounts shall remain in the Indemnity Holdback Escrow Account until such indemnity obligations are finally resolved by the Parties).

(i)             On December 31, 2026, Sellers shall be entitled to receive from the Indemnity Holdback Escrow Account an amount of Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) equal to (w) the balance of the Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) less (x) the sum of the amounts initially allocated to Indemnity Holdback Groups D, E and F (net of amounts reimbursed to Sellers in respect of such Indemnity Holdback Groups pursuant to the first sentence of Section 10.2(c)) less (y) the sum of the interest earned on Indemnity Holdback Groups D, E and F (net of any amounts distributed to Sellers pursuant to the last sentence of Section 10.4(d) in respect of such Indemnity Holdback Groups) plus (z) the amount of any Indemnity Holdback Cash paid out (or deemed paid out pursuant to Section 10.3(b)) on or prior to such date in satisfaction of the indemnification obligations in this Article X in respect of any matters described in Indemnity Holdback Groups D, E and F, and within five Business Days after such date, Sellers and Buyer shall execute and deliver to the Escrow Agent joint written instructions to distribute such Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) to Sellers pursuant to the terms of the Indemnity Holdback Escrow Agreement; provided, however, that Sellers shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Buyer prior to December 31, 2026 (which amounts shall remain in the Indemnity Holdback Escrow Account until such indemnity obligations are finally resolved by the Parties).

(j)             On December 31, 2027, Sellers shall be entitled to receive from the Indemnity Holdback Escrow Account an amount of Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) equal to (w) the balance of the Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) less (x) the sum of the amounts initially allocated to Indemnity Holdback Groups E and F (net of amounts reimbursed to Sellers in respect of such Indemnity Holdback Groups pursuant to the first sentence of Section 10.2(c)) less (y) the sum of the interest earned on Indemnity Holdback Groups E and F (net of any amounts distributed to Sellers pursuant to the last sentence of Section 10.4(d) in respect of such Indemnity Holdback Groups) plus (z) the amount of any Indemnity Holdback Cash paid out (or deemed paid out pursuant to Section 10.3(b)) on or prior to such date in satisfaction of the indemnification obligations in this Article X in respect of any matters described in Indemnity Holdback Groups E and F, and within five Business Days after such date, Sellers and Buyer shall execute and deliver to the Escrow Agent joint written instructions to distribute such Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) to Sellers pursuant to the terms of the Indemnity Holdback Escrow Agreement; provided, however, that Sellers shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Buyer prior to December 31, 2027 (which amounts shall remain in the Indemnity Holdback Escrow Account until such indemnity obligations are finally resolved by the Parties).

(k)            On December 31, 2028, Sellers shall be entitled to receive from the Indemnity Holdback Escrow Account an amount of Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) equal to (w) the balance of the Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) less (x) the sum of the amounts initially allocated to Indemnity Holdback Group F (net of amounts reimbursed to Sellers in respect of such Indemnity Holdback Group pursuant to the first sentence of Section 10.2(c)) less (y) the sum of the interest earned on Indemnity Holdback Group F (net of any amounts distributed to Sellers pursuant to the last sentence of Section 10.4(d) in respect of such Indemnity Holdback Group) plus (z) the amount of any Indemnity Holdback Cash paid out (or deemed paid out pursuant to Section 10.3(b)) on or prior to such date in satisfaction of the indemnification obligations in this Article X in respect of any matters described in Indemnity Holdback Group F, and within five Business Days after such date, Sellers and Buyer shall execute and deliver to the Escrow Agent joint written instructions to distribute such Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) to Sellers pursuant to the terms of the Indemnity Holdback Escrow Agreement; provided, however, that Sellers shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Buyer prior to December 31, 2028 (which amounts shall remain in the Indemnity Holdback Escrow Account until such indemnity obligations are finally resolved by the Parties).

(l)             Upon the expiration of the Holdback Period, and after the distribution in Section 10.4(k), Sellers shall be entitled to receive fifty percent (50%) and Buyer shall be entitled to receive fifty percent (50%) of the entire remaining balance of the amounts allocated to Indemnity Holdback Group F as of such time, and within five Business Days after such date, Sellers and Buyer shall execute and deliver to the Escrow Agent joint written instructions to distribute such Indemnity Holdback Cash (plus any interest earned as described in Section 10.4(d)) to Sellers and Buyer pursuant to the terms of the Indemnity Holdback Escrow Agreement; provided, however, that Buyer and Sellers shall not be entitled to, and the Escrow Agent shall retain, any amounts that may be necessary to satisfy any unresolved indemnity obligations with respect to Claim Notices that have been delivered by Buyer during the Holdback Period (which amounts shall remain in the Indemnity Holdback Escrow Account until such indemnity obligations are finally resolved by the Parties).

(m)           Notwithstanding anything herein to the contrary, (i) the sole and exclusive recourse of the Buyer Parties for any of the matters set forth on Schedule 10.1 is limited to disbursements to Buyer that may be made from the remainder of the Indemnity Holdback Escrow Account and (ii) to the extent that at any time Buyer has received from the Indemnity Escrow Account an amount equal to the Primary Indemnity Cap and there are still funds remaining in the Indemnity Holdback Escrow Account, the Sellers and Buyer will promptly execute and deliver a joint written instruction to the Escrow Agent to distribute such remaining funds to Sellers; provided, that the foregoing shall not limit the Buyer’s remedies resulting from Losses arising from Sellers’ failure to fund the Indemnity Holdback Escrow Account in accordance with this Article X. At and after such time as the Indemnity Holdback Escrow Account and Indemnity Holdback Amount are exhausted or released, the Buyer Parties shall not be entitled to seek indemnity under this Agreement, and the Buyer Parties shall have no recourse against Sellers, any of its Affiliates or any other member of the Seller Parties for any Losses or otherwise in respect of any claim for indemnification or otherwise under this Agreement.

Article XI
Miscellaneous

Section 11.1       Survival. Other than Section 4.23, Section 4.24, Section 5.18 and Article X, none of Sellers’ representations, warranties, covenants or agreements set forth in this Agreement shall survive the Closing, other than each covenant and agreement set forth in this Agreement that by its terms is to be performed or complied with, in whole or in part, following the Closing shall survive the Closing and remain in full force and effect in accordance with its respective terms until fully performed or fulfilled or upon expiration of its respective terms. Except in the event of Losses resulting from Fraud, Sellers shall not have any liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder; provided, however, that, the foregoing shall not limit any claim or recovery that may be available to Buyer under the R&W Policy. Notwithstanding anything to the contrary in this Agreement, except in the case of Fraud, the R&W Policy shall be the sole and exclusive source of recourse for Buyer and its Affiliates for any matter arising out of or in respect of this Agreement or any of the Transaction Documents.

Section 11.2       Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.3       Consent to Jurisdiction. The Parties agree that the exclusive jurisdiction for any Proceeding arising out of the Transaction Documents or the transactions contemplated thereby shall be any federal court located in the State of Delaware (or, if requirements for federal jurisdiction are not met, state courts located in Delaware) and appropriate appellate courts therefrom, and each agrees that no such Proceeding shall be brought by it except in such courts. The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of the Transaction Documents or the transactions contemplated thereby in any state or federal court located in the State of Delaware or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each Party irrevocably and unconditionally waives the defense of sovereign immunity. Each Party also agrees that any final and non-appealable judgment against a Party in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.

Section 11.4       Waiver of Jury Trial. Each Party hereby irrevocably waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, Proceeding or counterclaim arising in whole or in part under, related to, based on, or in connection with, the Transaction Documents or the subject matter thereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any Party may file an original counterpart or a copy of this Section 11.4 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

Section 11.5       Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Sellers.

Section 11.6       Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.7       Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other reputable courier or by certified mail, postage prepaid, return receipt requested, or by e-mail, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier, or by e-mail (if delivered prior to 5:00 p.m. Central Time or, if thereafter, then as of the next day) or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:

If to Sellers prior to Closing:

TOPS Holdings, LLC
12614 W County Road 91
Midland, Texas 79707
Attention: Brian Green
Email: bgreen@total-operations.com

with copies (which shall not constitute notice) to:

c/o ANRP III (T) Holdings, L.P.

9 West 57th Street, 43rd Street

New York, NY 10019

Attention: Scott Browning
Email: [*****]

and

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attention: Dan Komarek, Crosby Scofield
Email: dkomarek@velaw.com;
cscofield@velaw.com

If to Sellers after Closing:

ANRP III (T) Holdings, L.P.

9 West 57th Street, 43rd Street

New York, NY 10019

Attention: Scott Browning
Email: [*****]

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attention: Dan Komarek, Crosby Scofield
Email: dkomarek@velaw.com;
cscofield@velaw.com

If to Buyer and/or to Parent:

Archrock Services, L.P./Archrock, Inc.
9807 Katy Freeway, Ste. 100
Houston, Texas 77024
Attention: Stephanie C. Hildebrandt
Email: [*****]

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Ryan J. Maierson, Nick Dhesi

Email: ryan.maierson@lw.com;
ramnik.dhesi@lw.com

Section 11.8       Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective. Notwithstanding anything to the contrary in this Section 11.8, the Buyer may assign its rights hereunder to any wholly owned Subsidiary of Parent (who remains a wholly owned Subsidiary of Parent); provided, however, that the Buyer shall remain liable and subject in all respects to all of its obligations hereunder.

Section 11.9       Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Buyer and Sellers to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 6.2, Section 6.5 and Section 11.18, in each case, only to the extent such rights are exercised or pursued, if at all, by Sellers or Buyer acting on behalf of such Person (which rights may be exercised in the sole discretion of Buyer or Sellers, as applicable). Notwithstanding the foregoing, (a) Buyer and Sellers reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person and (b) no Party shall have any liability to any permitted third-party beneficiary, nor shall any permitted third-party beneficiary have any right to exercise any rights hereunder for such third-party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by Buyer or any Seller, as applicable.

Section 11.10       Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to such subject matter.

Section 11.11       Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.12       Independent Significance. Each representation, warranty, or covenant and other agreement contained in the applicable sections of this Agreement or any other Transaction Document shall have independent significance. If a breach of an applicable representation, warranty, covenant or agreement contained in this Agreement or any other Transaction Document has occurred, the fact that there exists another covenant, representation or warranty, or other agreement in this Agreement or any other Transaction Document relating to the same subject matter (regardless of the relative levels of specificity) for which a breach has not occurred, shall not detract from or mitigate the breach that did occur.

Section 11.13       Representation by Counsel. Each Party agrees that it has been represented by independent counsel of its choice during the negotiation and execution of the Transaction Documents and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of the Transaction Documents, and any and all drafts relating thereto shall be deemed the work product of all the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting (or whose counsel drafted) such agreement or document.

Section 11.14       Disclosure Schedules. The inclusion of any information (including dollar amounts) in any Schedule shall not be deemed to be an admission or acknowledgment by Sellers that such information is required to be listed on such Schedule or is material to or outside the ordinary course of the business of Sellers or the Company. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). Any exception, qualification or other disclosure set forth on the Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception, qualification or other disclosure with respect to all other representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make reasonably apparent that such exception, qualification or disclosure is applicable to such other representations, warranties or covenants whether or not such exception, qualification or disclosure is so numbered.

Section 11.15       Facsimiles; Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. A Party’s delivery of any executed counterpart signature page by facsimile (or electronic .pdf format transmission) is as effective as executing and delivering this Agreement in the presence of the other Party, and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

Section 11.16       Privileged Communications. As to all communications among Vinson & Elkins L.L.P., Sellers, the Company or its Affiliates and Representatives (in case of the Company and its Representatives, only those communications occurring prior to Closing) that relate in any way to the transactions contemplated by the Transaction Documents that constitute attorney-client privileged communications or are otherwise privileged under applicable Law (collectively, the “Privileged Communications”), the privilege and the expectation of client confidence belongs to Sellers and may be controlled by Sellers and shall not pass to or be claimed or waived by Buyer, the Company or any of its Affiliates. The Privileged Communications are the property of Sellers and, from and after the Closing, none of Buyer, the Company or any of its Affiliates, nor any Person purporting to act on behalf of Buyer, the Company or any of its Affiliates will seek to obtain such Privileged Communications, whether by seeking a waiver of the privilege or through other means. As to any such Privileged Communications prior to Closing, none of Buyer, the Company or any of its Affiliates, successors or assigns, may disclose, use or rely on any of the Privileged Communications after the Closing. The Privileged Communications may be used by Sellers and their respective Affiliates and Representatives in connection with any dispute that relates in any way to the Transaction Documents or transactions contemplated by the Transaction Documents. Notwithstanding the foregoing, (a) Sellers shall not waive or permit the waiver of any attorney-client privilege with respect to or otherwise disclose any Privileged Communications other than in connection with the enforcement or defense of either of Sellers’ rights or obligations under this Agreement and (b) in the event that a dispute arises between Buyer or any of its Affiliates (including the Company), on the one hand, and a Third Party other than a party to this Agreement, on the other hand, after the Closing, Buyer or such Affiliate may assert the attorney-client privilege to prevent disclosure of any Privileged Communications to such third-party.

Section 11.17       Certain Waivers.

(a)            Buyer, on behalf of itself and on behalf of the Company, agrees that, following the Closing, Vinson & Elkins L.L.P. may serve as counsel to Sellers and their Affiliates (other than the Company) and the other Seller Released Parties (other than the Company and any officer, manager, employee or director of the Company (the “Company Parties”)) in connection with any matters related to the Transaction Documents and the transactions contemplated thereby, including any dispute arising out of or relating to this Agreement and the transactions contemplated hereby, notwithstanding any representation by Vinson & Elkins L.L.P. of the Company or its Representatives prior to Closing. Buyer, on behalf of itself and on behalf of the Company and the other Buyer Released Parties, hereby (a) consents to Vinson & Elkins L.L.P.’s representation of each Seller and such Seller’s Affiliates (other than the Company Parties) and the other Seller Released Parties from and after the Closing in connection with any matters related to the Transaction Documents and the transactions contemplated thereby and (b) waives any claim it has or may have that Vinson & Elkins L.L.P. has a conflict of interest or is otherwise prohibited from engaging in such representation of either Seller and such Seller’s Affiliates and the other Seller Released Parties (other than the Company Parties) including any claim based on any representation by Vinson & Elkins L.L.P. of Sellers, the Company or the Seller Released Parties prior to the Closing.

(b)            Each of the Parties hereto acknowledges and agrees that Latham & Watkins LLP has acted as counsel to Buyer and its Affiliates in connection with the negotiation of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and may serve as counsel to Buyer, the Company and their Affiliates and the other Buyer Released Parties in connection with any matters related to the Transaction Documents and the transactions contemplated thereby, including any dispute arising out of or relating to this Agreement and the transactions contemplated hereby, notwithstanding any representation by Latham & Watkins LLP of Buyer or its Representatives prior to Closing. Accordingly, each Seller, on behalf of itself and its Affiliates and the other Seller Released Parties, hereby (a) consents and agrees to Latham & Watkins LLP’s representation of Buyer, the Company, their respective Affiliates and the other Buyer Released Parties from and after the Closing in connection with any matter related to the Transaction Documents and the transactions contemplated thereby and (b) waives any claim it has or may have that Latham & Watkins LLP has a conflict of interest or is otherwise prohibited from engaging in such representation of Buyer, the Company, their respective Affiliates and the other Buyer Released Parties including any claim based on any representation by Latham & Watkins LLP of Buyer or the Buyer Released Parties prior to the Closing.

Section 11.18       Affiliate Liability. All obligations and Losses (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any other Transaction Document, or the negotiation, execution, or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any other Transaction Document), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties in the preamble to this Agreement or any successor or permitted assign of any the Parties (“Contracting Parties”). Except as provided in the last sentence of this Section 11.18, notwithstanding anything to the contrary in this Agreement, any other Transaction Document or otherwise, no Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, or Representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, or Representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any obligations or Losses arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or any other Transaction Document or its or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such obligations or Losses against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available (including at law or in equity, or granted by statute) to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate or other veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any other Transaction Document or any representation or warranty made in, in connection with, or as an inducement to this Agreement or any other Transaction Document. Notwithstanding anything to the contrary, nothing in this Section 11.18 releases the Company, after the Closing, from any of its obligations under this Agreement.

Section 11.19       Specific Performance. Each of Buyer and Sellers hereby acknowledge and agree that the rights of each of Buyer and Sellers to consummate the transactions contemplated hereby are special, unique and of extraordinary character and, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond; provided, however, in no event shall any Party have the right to seek specific performance of the closing of the transactions contemplated by this Agreement after the proper termination of this Agreement prior to Closing.

Section 11.20       Limitations on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PERSON SHALL BE ENTITLED TO INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND EACH OF BUYER AND SELLERS, FOR ITSELF AND ON BEHALF OF THE BUYER RELEASED PARTIES AND THE SELLER RELEASED PARTIES, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, OTHER THAN INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED BETWEEN THE PARTIES UNDER THE TERMS HEREOF.

Section 11.21       Limitation of Liability. Notwithstanding anything to the contrary, in no event shall Sellers’ aggregate liability under this Agreement exceed the Unadjusted Purchase Price.

Section 11.22       Parent Guarantee.

(a)            Parent hereby absolutely and unconditionally guarantees (the “Guarantee”), as principal and not as surety, the performance and timely payment by Buyer when due of its covenants, obligations and liabilities required to be performed by Buyer to Sellers under this Agreement (such guaranteed covenants, obligations and liabilities, collectively, the “Guaranteed Obligations”), subject to all terms, conditions and limitations contained in this Agreement.

(b)            Parent hereby waives notice of acceptance of the Guarantee and notice of the Guaranteed Obligations, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of the Guaranteed Obligations, suit or the taking of other action by Sellers against, and any other notice to, Buyer, Parent or others (in each case, other than notices required to be made pursuant to this Agreement). Buyer may at any time and from time to time without notice to or consent of Parent and without impairing or releasing the obligations of the Parent under this Section 11.22: (1) agree with Sellers to make any change in the terms of the Guaranteed Obligations; (2) take or fail to take any action of any kind in respect of any security for the Guaranteed Obligations; (3) exercise or refrain from exercising any rights against Sellers or others in respect of the Guaranteed Obligations; or (4) compromise or subordinate the Guaranteed Obligations, including any security therefor. Parent hereby waives, for the benefit of Sellers, (i) any right to require Sellers as a condition of payment or performance of the Parent to proceed against Buyer or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, including (1) any change, restructuring or termination of the corporate structure, ownership or existence of the Parent or Buyer or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, the Buyer or their assets or any resulting restructuring, release or discharge of any obligation, (2) the failure of Sellers to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of this Agreement or otherwise, or (3) the existence of any claim, set-off, counterclaim, recoupment or other rights that Parent or Buyer may have against Sellers (other than a defense of payment or performance); provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim. Parent agrees that the Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations, or interest thereon is rescinded or must otherwise be restored or returned by Buyer upon the bankruptcy, insolvency, dissolution or reorganization of Buyer. Each of Parent and Buyer understands that Sellers are relying on the Guarantee in entering into this Agreement and that, without the Guarantee, Sellers would not have entered into this Agreement.

(c)            Notwithstanding anything herein to the contrary. Parent may not assign its rights nor delegate its obligations under this Section 11.22, in whole or in part, without prior written consent of Sellers, and any purported assignment or delegation absent such consent is void.

(d)            Notwithstanding anything herein to the contrary, Sellers hereby agree that (i) to the extent Buyer is relieved of any of its obligations under this Agreement, Parent shall be similarly relieved of its corresponding Guaranteed Obligations solely in respect of such relieved obligation and (ii) Parent shall have all defenses to the payment of the Guaranteed Obligations that would be available to Buyer under the Agreement, as well as any defenses in respect of Fraud of any Seller.

(e)            NOTWITHSTANDING Section 11.2 HEREOF, ANY DISPUTES, CONTROVERSY OR CONFLICT RELATING TO THIS SECTION 11.22 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

Section 11.23       Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

[Signature pages follow]

Each Party has caused this Agreement to be executed by its respective duly authorized officer as of the date first above written.

SELLERS:

TOPS PLEDGE1, LLC

By:
Name:
Title:

TOPS PLEDGE2, LLC

By:
Name:
Title:

Solely with respect to Section 6.25:

TOPS HOLDINGS:

TOPS HOLDINGS, LLC

By:
	Name:	Brian Green
	Title:	Chief Executive Officer

Signature Page to
Purchase and Sale Agreement

BUYER:

ARCHROCK ELT LLC

By:	/s/ Douglas S. Aron
	Name:	Douglas S. Aron
	Title:	Senior Vice President
Chief Financial Officer

PARENT:

ARCHROCK, INC.

By:	/s/ Douglas S. Aron
	Name:	Douglas S. Aron
	Title:	Senior Vice President
Chief Financial Officer

Signature Page to
Purchase and Sale Agreement

Exhibit A

Definitions

“1933 Act Legend” is defined in Section 6.19(a).

“Accounting Firm” is defined in Section 2.3(c)(ii).

“Accounting Principles” means (i) the principles, procedures, policies and methodologies set forth on Schedule A-3, (ii) to the extent not inconsistent with (i), GAAP, subject to the exceptions on Schedule 4.7(b), applied using the same accounting principles, procedures, practices, classifications, estimation methodologies, management judgments or valuation techniques of the Company as applied in the Latest Company Balance Sheet, and (iii) if not otherwise addressed in (i) and (ii), GAAP. For the avoidance of doubt, clause (i) shall take precedence over clauses (ii) and (iii) and clause (ii) shall take precedence over clause (iii).

“Accounts Receivable” of the Company means all accounts, notes, accounts receivable, Contract rights, drafts and other forms of claims, demands, instruments, receivables and rights to the payment of money or other forms of consideration, whether for goods sold or leased, services performed or to be performed, or otherwise, owned by the Company or in which the Company has any interest, together with all guarantees, security agreements, mortgages and rights and interests securing the same.

“Acquired Interests” is defined in the recitals of this Agreement.

“Acquisition Transaction” is defined in Section 6.14.

“Additional Cash Dividend Amount” means the aggregate amount per share of any cash dividends declared, set aside or paid on the shares of Parent Common Stock following the Execution Date and prior to the Closing, other than regular quarterly cash dividends by Parent on shares of Parent Common Stock not exceeding $0.165 per share, multiplied by the number of shares of Parent Common Stock comprising the Stock Consideration.

“Adjusted Purchase Price” is defined in Section 2.2.

“Adjustment Amount” means an amount of Dollars (expressed as a positive or a negative number, as applicable) equal to the sum of (without duplication) the following determined as of immediately prior to the Closing: (i) the NWC Adjustment Amount; minus (ii) the Debt of the Company; minus (iii) the Company Transaction Cost Amount; plus (iv) the CapEx Adjustment Amount; plus (v) the Cash and Cash Equivalents Amount; plus (vi) the Additional Cash Dividend Amount.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person; provided, however, that in no event shall (i) any Affiliate of either Seller (other than the Company) be deemed an Affiliate of the Company or (ii) any portfolio company (as such term is customarily understood among institutional private equity or venture capital investors) or any investment fund affiliated with any Person, including Apollo Global Management, Inc., be considered an Affiliate of such Person (in each case, other than for purposes of Section 6.16(c), Section 6.16(h)(v), Section 11.18 and the definition of Nonparty Affiliate therein). A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. The Company shall be considered Affiliates of Sellers prior to Closing and Affiliates of Buyer from and after the Closing.

“Affiliate Contracts” is defined in Section 4.12(a)(xix).

“Aggregate Rollover Amount” means $5,976,879.

“Agreement” is defined in the preamble to this Agreement.

“Allocation” is defined in Section 2.4(b).

“Annualized Compensation” is defined in Section 6.1(b)(xi).

“Antitrust Laws” means the HSR Act or any other applicable antitrust or competition Laws or regulations.

“Assets” means all of the assets and properties of the Company, including the following:

(a)            the Compression Assets; and

(b)            all other equipment, storage facilities, rights-of-way, easements and other real property or tangible personal property owned, leased or otherwise held by the Company, including the Leased Premises.

“Assignment of Interests” is defined in Section 8.2(a)(iv).

“Balance Sheet Date” is defined in Section 4.7(a).

“Breaching Party” is defined in Section 9.1(f).

“Budgeted Compression Units” means the Compression Assets set forth on Exhibit E.

“Business” means the ownership and operation by the Company of the Assets, including the provision of rentals, installation, maintenance and repair of the Compression Assets, and other activities conducted by the Company that are incidental thereto, in each case as and where conducted by the Company immediately prior to the Execution Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or obligated to be closed by applicable Laws.

“Business Employees” means each of the employees of the Company.

“Buyer” is defined in the preamble to this Agreement.

“Buyer 401(k) Plan” is defined in Section 6.21(d).

“Buyer Benefit Plans” is defined in Section 6.21(b).

“Buyer Closing Certificates” is defined in Section 8.2(a)(v).

“Buyer Fundamental Representations” means the representations and warranties of Buyer Parties set forth in Section 5.1 (Organization; Qualification), Section 5.2 (Authority; Enforceability), Section 5.3(a) (Non-Contravention), Section 5.4 (Capitalization) and Section 5.14 (Brokers’ Fee).

“Buyer Knowledge Persons” means D. Bradley Childers, Doug S. Aron, Stephanie C. Hildebrandt, Donna Henderson and Khrissy Griffin.

“Buyer Material Adverse Effect” with respect to the Buyer and its Subsidiaries, means any effect, event, change, occurrence, fact, circumstance or development that (any such item, an “Effect”), individually or in the aggregate with any such other Effects has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, assets, liability, properties, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole or (b) the ability of Buyer, on a timely basis, to consummate any transaction contemplated by any Transaction Document or perform its obligations thereunder; provided, however, that “Buyer Material Adverse Effect” shall not include any Effect, directly or indirectly, arising out of or resulting from: (i) changes in the general economic or political conditions in the United States or any other geographic region in which the Parent its Subsidiaries operate; (ii) conditions or changes generally affecting the industry and geographic markets in which Parent and its Subsidiaries operate (including prices for oil, natural gas or other commodities or for the raw material inputs and end products used or produced by Parent and its Subsidiaries or the U.S. economy); (iii) any conditions or changes in financial or securities markets (including any disruption thereof) and any fluctuations in currency exchange rates or any decline in the price of any security or market index; (iv) any changes, after the Execution Date, in applicable Laws or accounting rules, including GAAP or regulatory accounting requirements or interpretations thereof; (v) acts of war (whether or not declared), armed hostilities or terrorism (including cyberterrorism), or the escalation or worsening thereof; (vi) acts of God, epidemic, pandemic, disease outbreak (including COVID-19), earthquakes, any weather-related or other force majeure event or natural disasters; (vii) any action required by this Agreement; (viii) matters set forth in the Schedules; (ix) actions required to be taken under applicable Laws or Contracts; (x) the failure of Parent and its Subsidiaries to meet or achieve the results (including earnings, revenues, expenses or sales) set forth in any projection, forecast or budget (provided, that the underlying causes of, or factors contributing to, such failure may be deemed to constitute, and may be taken into account when determining whether there has been or would reasonably be expected to be, a Buyer Material Adverse Effect if such Effects are not otherwise described in clauses (i) through (vi) of this definition); (xi) the public announcement or pendency of the transactions contemplated by this Agreement; or (xii) any actions taken by either Parent or any Affiliate of Parent with each Seller’s prior written consent or that is otherwise expressly permitted hereunder; provided, further, that with respect to any matter described in any of the foregoing clauses (i) through (vi), such matter may be taken into account, individually or in the aggregate with other such matters or Effects, when determining whether there has been or would reasonably be expected to be a Buyer Material Adverse Effect to the extent such matter has a materially disproportionate adverse effect on Parent relative to other participants in the industry in which Parent operates.

“Buyer Party” or “Buyer Parties” means either of Buyer or Parent, or, collectively, Buyer and Parent.

“Buyer Released Parties” means Buyer and its Affiliates (including Parent and, from and after the Closing, the Company), and each of their respective members, equityholders, partners, directors, managers, officers, employees, attorneys, accountants, consultants, agents, other advisors and Representatives and permitted assigns.

“Buyer Releasing Parties” is defined in Section 6.22(a).

“CapEx Adjustment Amount” means, as of immediately prior to the Closing, an amount of Dollars equal to the aggregate Capital Expenditures paid by the Company immediately prior to the Closing with respect to the Excess Compression Units, less the aggregate Capital Expenditures set forth in Exhibit E with respect to the Budgeted Compression Units that are not paid by the Company immediately prior to the Closing. For the avoidance of doubt, the CapEx Adjustment Amount will include both partial payments and full payments for the Excess Compression Units.

“Capital Expenditure Budget” is defined in Section 4.7(d).

“Capital Expenditures” means capital expenditures paid or incurred by the Company including in connection with the purchase, installation, construction or connection of the Compression Assets.

“Cash and Cash Equivalents” means, as of immediately prior to the Closing, the net amount, calculated in accordance with GAAP, of (a) the Company’s money, currency or a credit balance in a deposit account at a financial institution and (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof, in each case maturing within one year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition, (iii) commercial paper issued by any bank or any bank holding company owning any bank maturing no more than ninety (90) days from the date of its creation and (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition issued by any commercial bank organized under the laws of the United States; provided that “Cash and Cash Equivalents” (x) shall be calculated net of outbound wires in transit and checks issued by the Company but not yet cleared, in each case, as of the time of determination and (y) shall include inbound wires in transit and checks deposited by the Company but not yet cleared as of the time of determination.

“Cash and Cash Equivalents Amount” means an amount, calculated as of immediately prior to the Closing, equal the Company’s aggregate Cash and Cash Equivalents; provided that “Cash and Cash Equivalents Amount” shall not include any amounts included in Net Working Capital.

“Cash Purchase Price” is defined in Section 2.2.

“Claim Notice” is defined in Section 10.2(a).

“Closing” is defined in Section 8.1.

“Closing Certificates” means the Buyer Closing Certificates, the Sellers’ Closing Certificate and the Company’s Closing Certificate.

“Closing Date” is defined in Section 8.1.

“Closing Debt Payoff” is defined in Section 8.2(a)(vi).

“Closing Payment” means an amount equal to Sellers’ estimate of the Cash Purchase Price as determined prior to Closing in accordance with Section 2.3 minus the Seller Holdback Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble to this Agreement.

“Company 401(k) Plan” is defined in Section 6.21(d).

“Company Audited Financials” is defined in Section 4.7(a).

“Company Benefit Plan” means each Plan sponsored, maintained, contributed to or required to be contributed to by the Company.

“Company’s Closing Certificate” is defined in Section 8.2(b)(v).

“Company Financial Information” is defined in Section 6.16(h)(i).

“Company Financial Statements” are defined in Section 4.7(a).

“Company IT Systems” means the equipment, computers, systems, networks, hardware, software, websites, applications and databases of the Company.

“Company Material Adverse Effect” with respect to the Company, means any Effect, individually or in the aggregate with any such other Effects, has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, assets, liability, properties, condition (financial or otherwise) or results of operations of the Company or (b) the ability of Sellers or the Company, on a timely basis, to consummate any transaction contemplated by any Transaction Document or perform its obligations thereunder; provided, however, that “Company Material Adverse Effect” shall not include any Effect, directly or indirectly, arising out of or resulting from: (i) changes in the general economic or political conditions in the United States or any other geographic region in which the Company operates; (ii) conditions or changes generally affecting the industry and geographic markets in which the Company operates (including prices for oil, natural gas or other commodities or for the raw material inputs and end products used or produced by the Company or the U.S. economy); (iii) any conditions or changes in financial or securities markets (including any disruption thereof) and any fluctuations in currency exchange rates or any decline in the price of any security or market index; (iv) any changes, after the Execution Date, in applicable Laws or accounting rules, including GAAP or regulatory accounting requirements or interpretations thereof; (v) acts of war (whether or not declared), armed hostilities or terrorism (including cyberterrorism), or the escalation or worsening thereof; (vi) acts of God, epidemic, pandemic, disease outbreak (including COVID-19), earthquakes, any weather-related or other force majeure event or natural disasters; (vii) any action required by this Agreement; (viii) matters set forth in the Schedules; (ix) actions required to be taken under applicable Laws or Contracts; (x) the failure of the Company to meet or achieve the results (including earnings, revenues, expenses or sales) set forth in any projection, forecast or budget (provided, that, the underlying causes of, or factors contributing to, such failure may be deemed to constitute, and may be taken into account when determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect if such Effects are not otherwise described in clauses (i) through (vi) of this definition); (xi) the public announcement or pendency of the transactions contemplated by this Agreement; or (xii) any actions taken by either Seller or any Affiliate of such Seller with Buyer’s prior written consent or that is otherwise expressly permitted hereunder; provided, further, that with respect to any matter described in any of the foregoing clauses (i) through (vi), such matter may be taken into account, individually or in the aggregate with other such matters or Effects, when determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect to the extent such matter has a materially disproportionate adverse effect on the Company or the Business relative to other participants in the industry in which the Company or the Business operates.

“Company Parties” is defined in Section 11.17(a).

“Company Transaction Cost Amount” means the aggregate amount of all Company Transaction Costs that remain unpaid as of immediately prior to the Closing.

“Company Transaction Costs” means, without duplication, the unpaid amount of all out-of-pocket fees, costs and expenses incurred by or on behalf of Sellers or the Company on or prior to the Closing solely as a result of the transactions contemplated by this Agreement or the other Transaction Documents, in each case, solely to the extent required to be paid or reimbursed by any of the Company, including (a) all investment banking, legal, consulting and accounting fees and other costs and expenses, (b) any change of control, transaction, retention and similar bonuses and any termination, redundancy, severance and similar payments, in each case payable to any current or former director, officer or employee of the Company solely as a result of the consummation of the transactions contemplated by this Agreement (including any such payment entered into in contemplation of the transactions contemplated by this Agreement), expressly including any costs incurred by the Company in the termination of employment and removal from officer and director roles of the employee set forth on Schedule 6.21(e) and any retention arrangements with any current or former employee of the Company entered into prior to the Closing (excluding any such bonuses or payments payable pursuant to arrangements established at the direction of Buyer or any of its Affiliates) (the bonuses described in this clause (b), the “Employee Transaction Costs”), (c) the employer portion of any payroll, social security or other Taxes required to be paid by the Company in connection with the Employee Transaction Costs and (d) 50% of the Tail Insurance Policies Premium Amount and any additional amount of the Tail Insurance Policies required to be borne by Sellers pursuant to Section 6.5(c); provided, however, Company Transaction Costs shall be calculated without duplication of any amounts to the extent taken into account in the calculation of Debt of the Company or Net Working Capital at Closing; provided, further, that Company Transaction Costs shall not include any other payments made or required to be made pursuant to arrangements entered into by, or at the direction of, Buyer Parties or any of its Affiliates.

“Company Transaction Costs Invoices” is defined in Section 8.2(b)(viii).

“Company Unaudited Financials” is defined in Section 4.7(a).

“Compression Assets” means the gas compression units and facilities, dehydration facilities directly connected to such compression facilities, and related assets, including each of those gas compression units and facilities, the piping, tanks, machinery, valves, concrete foundations, buildings, structural steel, fixtures, equipment and other facilities located at the sites that are unique or specifically used for or required for the compression and dehydration of gaseous hydrocarbons and inert and noncombustible gases associated with production from oil, condensate, or gas reservoirs.

“Confidential Information” is defined in Section 6.11(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated November 16, 2023, between TOPS Holdings, LLC and Buyer.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Continuing Employee” is defined in Section 6.21(a).

“Contract” means any legally binding contract, agreement, commitment, obligations, undertaking, engagement, lease, sublease, license, sublicense, note, evidence of indebtedness, guaranty, mortgage, security agreement, sales order or purchase order, instrument or other legally binding arrangement or understanding (and, in each case, all amendments, restatements, side letters, supplements and other modification thereto), whether written or oral.

“Contracting Parties” is defined in Section 11.18.

“Control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Corporate Encumbrances” means, with respect to the Acquired Interests, (a) any transfer restrictions imposed by federal and state securities laws, (b) Encumbrances created by this Agreement, (c) Encumbrances arising by, through or under Buyer and (d) those Encumbrances under the Credit Agreement that will be released in full at Closing.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Laws, directives, guidelines or recommendations issued by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act of 2020, the Families First Coronavirus Response Act, (Pub. L. No. 116-127), Divisions M and N of the Consolidated Appropriations Act, 2021 (H.R. 133) (signed by the President on December 27, 2020), in each case, as in effect from time to time prior to the Execution Date.

“COVID-19 Response” means any action or inaction, including the establishment of any policy, procedure or protocol, of any company that such company determines in its reasonable discretion is necessary, advisable or prudent in connection with (i) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (ii) ensuring compliance by such company with COVID-19 Measures applicable to any of them or (iii) in respect of COVID-19, protecting the health and safety of employees or other persons with whom such company and their personnel come into contact during the course of business operations.

“Credit Agreement” means that certain Credit Agreement, dated as of June 4, 2021, by and among the Company, Pledge1, Pledge2, the banks, financial institutions and other lending institutions from time to time party thereto and JPMorgan Chase Bank, N.A. (as amended by the First Amendment dated as of September 27, 2021, by the Second Amendment dated as of May 5, 2022, by the Third Amendment dated as of December 19, 2022, by the Fourth Amendment dated as of February 23, 2023, by the Fifth Amendment dated as of May 22, 2023, by the Sixth Amendment dated as of August 18, 2023, by the Seventh Amendment dated as of February 27, 2024, by the Eighth Amendment dated as of June 28, 2024 and as may be further supplemented, amended, restated or otherwise modified from time to time).

“Creditors’ Rights” is defined in Section 3.2(b).

“Current Assets” means the total current assets (including current Tax assets) of the Company on a consolidated basis (consisting solely of the line items listed under “Current Assets” on Exhibit C attached hereto, in each case, after adjustments illustrated in Exhibit C) and determined in accordance with Accounting Principles; provided, that “Current Assets” shall not include any deferred Tax assets or Cash and Cash Equivalents.

“Current Liabilities” means the total current liabilities (including current Tax liabilities) of the Company (consisting solely of the line items listed under “Current Liabilities” on Exhibit C attached hereto, in each case, after adjustments illustrated in Exhibit C) and determined in accordance with Accounting Principles; provided that “Current Liabilities” shall not include any (a) deferred Tax liabilities, (b) Debt, (c) Company Transaction Costs, (d) Decommission Costs or (e) accounts payable or other liabilities or obligations attributable to Capital Expenditures.

“D&O Indemnified Persons” is defined in Section 6.5(a).

“Debt” of any Person means (without duplication), as of a particular time, the outstanding principal amount of, accrued and unpaid interest on, all prepayment penalties, breakage fees, exit fees incurred in connection with the repayment thereof, ]and fees, expenses and other payment obligations arising under, any obligation of such Person, in each case, as calculated in accordance with GAAP, for (a) all indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) indebtedness secured by an Encumbrance on assets or properties of such person, (d) all reimbursement and other obligations with respect to surety bonds, performance bonds, bid bonds, letters of credit, bank guarantees, bankers’ acceptance or other similar instruments, in each case, solely to the extent drawn, (e) any obligation under any lease of (or other arrangement conveying the right to use) real or personal property, only in the case where such obligation is classified as a capital or finance lease on the Company Financial Statements (excluding any effect of ASC 842 relating to the classification of operating leases and any leases classified as an operating lease in the Company Financial Statements), (f) the net present value of every obligation of such Person for the deferred but unpaid purchase price of property or services, (g) all mark-to-market obligations of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, (h) guarantees (to the extent of the amount of such guarantees) with respect to any indebtedness or other obligation of any other Person of a type described in clauses (a) through (g) above; provided that Debt shall not include any (i) trade payables arising in the ordinary course of business which are not overdue or which are being contested in good faith by appropriate proceedings and with reserves established in accordance with GAAP, (ii) Current Liabilities and amounts in respect of the items referred to in clauses (a), (c), (d) or (e) of the definition of “Current Liabilities”, (iii) amounts in respect of undrawn letters of credit or uncalled performance or bid bonds, (iv) in case of the Company, all indebtedness in clauses (a) through (h) incurred by the Company at the written request of Buyer or its Affiliates that expressly directs the Company to incur such indebtedness at or prior to the Closing or (v) in case of Company, any amounts included as Company Transaction Costs or amounts otherwise taken into account in the calculation of Net Working Capital.

“Decommission Costs” means all costs and expenses relating to the dismantling, decommissioning, retirement and removal of the tangible Assets and associated cleanup, restoration and remediation of sites.

“Deferred Cash Payments” is defined in Section 2.2.

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Dollars” and “$” means the lawful currency of the United States of America.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Emergency” means a sudden or unexpected event that causes, or risks causing, (a) substantial damage to all or any portion of the Assets or the property of any Third Party, (b) imminent death or serious bodily injury to any Person or (c) imminent damage or substantial risk of damage to natural resources (including wildlife) or the environment.

“Employment Laws” is defined in Section 4.16(b).

“Encumbrance” means any charge, claim, judgement, license, limitation, condition, equitable interest, mortgage, deed of trust, lien, pledge, charge, security interest, hypothecation, option, proxy, voting agreement, right of first refusal and/or right of first offer, pre-emptive right, adverse claim or restriction of any kind, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Encumbrance Documents” is defined in Section 4.6(g).

“Environmental Laws” means any and all Laws pertaining to prevention of pollution, protection of the environment (including natural resources) and human health and safety (as such relates to exposure to Hazardous Substances), the generation, use, handling, processing, treatment, storage, disposal, transportation, or Release of Hazardous Substances, remediation of contamination (including, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.) and restoration of environmental quality.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited) and any other security, interest or participation that confers on a Person the right to receive a share of the profits or losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means (a) Equity Interests, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests, and (c) securities convertible into or exercisable or exchangeable for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of a Person shall mean any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which such Person is a member, an unincorporated trade or business under common control with such Person (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which such Person is a member.

“Escrow Agent” means JPMorgan Chase Bank, N.A., or any successor thereto.

“Estimated Adjusted Purchase Price” is defined in Section 2.3(b)

“Estimated Settlement Statement” is defined in Section 2.3(b).

“Excess Compression Units” means the Compression Assets set forth on Exhibit F and the Interim Period Compression Units.

“Exchange Act” shall mean the United States Securities Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Execution Date” is defined in the preamble to this Agreement.

“Existing D&O Policies” is defined in Section 6.5(c).

“Filed SEC Documents” is defined in the recitals of Article V.

“Final Settlement Statement” is defined in Section 2.3(c)(i).

“Financing Failure” is defined in Section 9.2(b)(ii).

“Fraud” means (a) with respect to any Seller (as determined pursuant to a final non-appealable order of a court of competent jurisdiction), actual and intentional fraud in the making of the representations and warranties contained in Article III or Article IV of this Agreement or in any certificate delivered pursuant to this Agreement, which fraud involves a knowing and intentional misrepresentation of material facts made with such Seller’s Knowledge that such representation and warranty is false when made and with the intent to induce Buyer to enter into this Agreement and upon which Buyer has justifiably relied to its actual and material detriment and (b) with respect to Buyer Parties (as determined pursuant to a final non-appealable order of a court of competent jurisdiction), actual and intentional fraud in the making of representations and warranties contained in Article V of this Agreement or in any certificate delivered pursuant to this Agreement, which fraud involves a knowing and intentional misrepresentation of material facts made with such Buyer Party’s Knowledge that such representation and warranty is false when made and the intent to induce Sellers to enter into this Agreement and upon which Sellers have justifiably relied to their actual and material detriment. For the avoidance of doubt, “Fraud”, with respect to any Seller or Buyer Party, does not include unfair dealings fraud or claims based on promissory fraud, any tort (including any claim for fraud), equitable fraud or any fraud based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal or authority of the United States, the Financial Industry Regulatory Authority or any foreign country, or any state, local, tribal or other governmental subdivision thereof, or any arbitration body or arbitrator.

“Governmental Consents” is defined in Section 3.4.

“Guarantee” is defined in Section 11.22(a).

“Guaranteed Obligations” is defined in Section 11.22.

“Hazardous Substances” means each substance, waste or material regulated, defined, designated or classified as hazardous or toxic, or as a pollutant or contaminant, or words of similar meaning under any Environmental Law, including petroleum, petroleum products, natural gas or natural gas liquids, asbestos and asbestos-containing materials, radioactive materials, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“Holdback Period” means the period beginning on the Closing Date and ending on December 31, 2028.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Provisions” is defined in Section 6.5(a).

“Indemnity Funding Obligation” means the Indemnity Holdback Escrow Account has been funded with cash (including for the avoidance of doubt, the Indemnity Holdback Closing Cash) in aggregate amount equal to the Indemnity Holdback Escrow Amount.

“Indemnity Holdback Cash” is defined in Section 10.4(a).

“Indemnity Holdback Closing Cash” means $2,500,000.

“Indemnity Holdback Escrow Account” means the escrow account established in accordance with the terms hereof and the Indemnity Holdback Escrow Agreement.

“Indemnity Holdback Escrow Agreement” is defined in Section 10.4(b).

“Indemnity Holdback Escrow Amount” means $21,578,669.

“Indemnity Holdback Group” means Indemnity Holdback Group A, Indemnity Holdback Group B, Indemnity Holdback Group C, Indemnity Holdback Group D, Indemnity Holdback Group E, and Indemnity Holdback Group F.

“Indemnity Holdback Group A” is defined in Schedule 10.1.

“Indemnity Holdback Group B” is defined in Schedule 10.1.

“Indemnity Holdback Group C” is defined in Schedule 10.1.

“Indemnity Holdback Group D” is defined in Schedule 10.1.

“Indemnity Holdback Group E” is defined in Schedule 10.1.

“Indemnity Holdback Group F” is defined in Schedule 10.1.

“Indemnity Legend” means the restrictive legend in Section 6.19(b).

“Insurance Policies” is defined in Section 4.18(a).

“Intellectual Property” means all intellectual property and proprietary rights, including (a) patents and patent applications, including all reissuances, continuations, continuations-in-part, divisions, supplementary protection certificates, extensions and re-examinations thereof, (b) trademarks, service marks, logos, designs, trade names, trade dress, Internet domain names, and registrations and applications therefor, including the associated goodwill therewith, (c) copyrights, other rights in copyrightable works of authorship and registrations and applications therefor, (d) industrial designs, and registrations and applications therefor, and (e) trade secrets, and other rights in know-how and other confidential or proprietary information.

“Intended Tax Treatment” is defined in Section 2.4(a).

“Interests” means, with respect to any Person: (a) capital stock, membership interests, units, partnership interests, other Equity Interests, rights to profits or revenue and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise Control such Person); (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.

“Interim Financial Statements” is defined in Section 6.24.

“Interim Period Compression Units” is defined in Section 6.1(a).

“Interim Period Compression Units Budget” is defined in Section 6.1(a).

“IntermediateCo” is defined in Section 4.15(p).

“Inventory” means all components, finished products, spare parts, and production, packaging and other materials and supplies of the Company, including any such items consigned to others, in each case, used, or held for use, in the Business.

“Knowledge” means (a) with respect to Sellers, the actual knowledge, without any duty or obligation of investigation or inquiry, of any Seller Knowledge Person and (b) with respect to Parent and Buyer, the actual knowledge, without any duty or obligation of investigation or inquiry, of any Buyer Knowledge Person.

“Latest Company Balance Sheet” is defined in Section 4.7(c).

“Law” means any law, statute, code, ordinance, Order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.

“Lease Contracts” is defined in Section 4.6(c).

“Leased Premises” is defined in Section 4.6(c).

“Lookback Date” means June 4, 2021.

“Losses” means any losses, claims, causes of action, damages, liabilities, Taxes, judgments and costs and expenses (including reasonable expenses and attorneys’ fees).

“Material Contracts” is defined in Section 4.12(a).

“Material Customers” is defined in Section 4.21(a).

“Material Venders” is defined in Section 4.21(a).

“Net Working Capital” means, with respect to any time of determination, an amount of Dollars (expressed as a positive or negative number, as applicable) equal to (A) the Current Assets of the Company minus (B) the Current Liabilities of the Company. Net Working Capital shall be determined in accordance with and in a manner consistent with the illustration and example set forth on Exhibit C attached hereto and the Accounting Principles.

“Nonparty Affiliates” is defined in Section 11.18.

“NWC Adjustment Amount” means an amount of Dollars (expressed as a positive or negative number, as applicable) equal to the amount by which the Net Working Capital is greater than or less than the Target NWC.

“NYSE” means the New York Stock Exchange.

“Objection” is defined in Section 2.3(c)(ii).

“Objection Notice” is defined in Section 2.3(c)(i).

“Open Source Software” means any software that contains or is derived from any software that is distributed as free software or as open source software or under any licensing or distribution models similar to open source (including any software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an Open Source License by the Open Source Initiative, and any similar license or distribution model).

“Order” means any order, writ, injunction, judgment, edict, decree, determination, ruling or award of, or binding agreement with, any Governmental Authority.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, general partnership agreement, limited partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Other Indemnitors” is defined in Section 6.5(d).

“Outside Date” is defined in Section 9.1(c).

“Parent” is defined in the preamble of the Agreement.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Financial Statements” is defined in Section 5.5(a).

“Parent Guarantee” is defined in Section 11.22.

“Participants” is defined in the Recitals.

“Party” and “Parties” are defined in the preamble of this Agreement.

“Payoff Letters” is defined in Section 8.2(b)(iv).

“Permits” means all permits, approvals, consents, licenses, franchises, certificates, exemptions, waivers, and other authorizations and consents of or from Governmental Authorities.

“Permitted Encumbrances” means any and all: (a) statutory liens for Taxes of the Company that are not yet due as of the Closing Date or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, landlords’, employees’ and similar statutory liens arising or incurred in the ordinary course of business of the Company relating to obligations that are not overdue or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP; (c) Encumbrances which have arisen in the ordinary course of business of the Company prior to the Execution Date or otherwise in connection with transactions permitted under Section 6.1, none of which secure Debt or are, individually or in the aggregate, material to the ownership, use, operation or value of the Assets, (d) (i) any state of facts which an accurate on the ground survey of any Leased Premises would show that does not materially interfere with present use of the Leased Premises and (ii) any easements, rights-of-way, restrictions, restrictive covenants, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the Assets, and other Encumbrances on title to real or personal property that, in each case, individually or in the aggregate, do not materially interfere with present use of the Assets encumbered thereby (including, without limitation, the Leased Premises); (e) statutory liens for obligations that are not yet due and payable or that are being contested by the Company in good faith by appropriate Proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP; (f) any Encumbrances encumbering the fee interest of those tracts of the Leased Premises or encumbered by rights-of-way that do not, individually or in the aggregate, materially interfere with the Company’s present uses or occupancy of the Leased Premises; (g) legal highways, zoning and building laws, and other ordinances, regulations, and other Laws that control or regulate the use of any of the Leased Premises or the activities conducted thereon and which are not violated by the current use or occupancy of the Leased Premises by the Company or the operation of the Business and that do not, materially or in the aggregate, materially interfere with the Company’s present uses or occupancy of the Leased Premises; (h) any Encumbrances (1) securing any Debt of the Company which is to be paid off in full by Buyer at Closing pursuant to Section 8.2(a)(vi), (2) securing Debt evidenced by a Contract evidencing Debt listed on Schedule A-1 and not listed on Schedule 8.2(b)(iv) or (3) securing obligations under capital or finance leases which are to remain outstanding after Closing where all amounts due and owing have been paid current; (i) terms of any Material Contract, rights of way, easement, lease or deed that do not, individually or in the aggregate, materially interfere with the value or present or proposed use and operation of the Assets as of the Execution Date; (j) any Encumbrances, defects, irregularities, or other matters that are expressly waived (or deemed to have been waived under the terms of the applicable Contract or applicable Law), cured, assumed, bonded, indemnified for, or otherwise discharged at or prior to Closing; (k) Encumbrances in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security; and (l) Encumbrances scheduled on Schedule A-2.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, and any employment, deferred compensation, change in control, severance, termination, employee benefit, retention, bonus, pension, profit sharing, savings, retirement, welfare, incentive compensation, equity-based compensation, vacation, paid time off, sick leave or other similar agreement, plan, policy, program or arrangement.

“Pledge1” is defined in the preamble to this Agreement.

“Pledge2” is defined in the preamble to this Agreement.

“Pre-Closing Flow-Through Returns” is defined in Section 6.15(a)(i).

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Privileged Communications” is defined in Section 11.16.

“Proceeding” means any action, cause of action, suit, arbitration, litigation, audit, investigation or other proceeding (civil, criminal, regulatory, administrative or otherwise), in each case in law or in equity by or before any Governmental Authority.

“R&W Binder Agreement” means the binder agreement with respect to the R&W Policy, substantially in the form attached hereto as Exhibit D.

“R&W Policy” means the buyer-side representations and warranties insurance policy substantially in the form attached as an exhibit to the R&W Binder Agreement. The term “R&W Policy” shall also include any excess representations and warranties insurance policies providing coverage excess of the policy attached hereto as Exhibit D.

“Real Property Law” is defined in Section 4.6(d).

“Registration Rights and Lock-Up Agreement” means the Registration Rights and Lock-Up Agreement in the form attached hereto as Exhibit G to be executed and delivered at Closing by Parent and Sellers (and/or those Seller Designees whom Sellers designate as a party thereto as identified in writing to Buyer at least two Business Days prior to the Closing Date).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into or through the environment.

“Representatives” means (a) the partners, employees, officers, directors, managers, members and equity owners (including, with respect to each Party, the limited partners of such Party’s Affiliates) of a Party or any of its Affiliates, (b) any consultant, attorney, accountant, agent or other advisor retained by a Party or its Affiliates and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations, including any consultant retained by such bank, other financial institution or entity. Notwithstanding the foregoing, with respect to Buyer from and after Closing, the term “Representatives” shall be deemed to exclude each Participant, each in its capacity as any Person listed in the preceding clauses (a) through (c).

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Reverse Termination Fee” is defined in Section 9.2(b)(i).

“Review Period” is defined in Section 2.3(c)(i).

“Rollover Agreements” is defined in the Recitals.

“Sarbanes-Oxley Act” is defined in Section 5.6(a).

“Schedules” means the Schedules attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” is defined in Section 5.5(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” is defined in the preamble to this Agreement.

“Seller Consolidated Group” means any Consolidated Group of which each of (i) the Company and (ii) either Seller or an Affiliate of such Seller (other than the Company), is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

“Seller Designees” means the Persons owning, directly or indirectly through ownership of Interests in one or more other Person, Interests in either Seller.

“Seller Fundamental Representations” means the representations and warranties of (a) Sellers set forth in Section 3.1 (Organization; Qualification), Section 3.2 (Authority; Enforceability), Section 3.3(a) (Non-Contravention), Section 3.6 (Broker’s Fee) and Section 3.7 (Bankruptcy) and (b) Sellers and the Company set forth in Section 4.1 (Organization; Qualification), Section 4.2(a) (Non-Contravention) and Section 4.4 (Capitalization).

“Seller Holdback Amount” means $5,000,000.

“Seller Knowledge Persons” means Brian Green and Robert Netterville.

“Seller Parties” is defined in Section 6.17.

“Seller Released Parties” means each Seller and its Affiliates, and each of their respective members, equityholders, partners, directors, managers, officers, employees, attorneys, accountants, consultants, agents, other advisors and Representatives and permitted assigns.

“Seller Releasing Parties” is defined in Section 6.22(b).

“Sellers’ Closing Certificate” is defined in Section 8.2(b)(v).

“Shortfall Amount” is defined in Section 10.4(c)(i).

“Specified Tax Contest” is defined in Section 6.15(f).

“Stock Consideration” means 6,873,650 shares of Parent Common Stock.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Submission” is defined in Section 2.3(c)(iii).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the Equity Interests of such Person).

“Tail Insurance Policies” is defined in Section 6.5(c).

“Tail Insurance Policies Premium Amount” is defined in Section 6.5(c).

“Target NWC” means $4,500,000.

“Tax” or “Taxes” means (i) any taxes and other similar governmental charges imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or similar other charge, in each case, in the nature of a tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) any interest, fine, penalty or additions to tax imposed by a Taxing Authority in connection with any item described in clause (i) or the filing of (or failure to file) any Tax Return, and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

“Tax Proceeding” is defined in Section 6.15(b).

“Tax Return” means any declaration, report, statement, form, return or other document or information supplied or required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with collection of such Tax for such entity or subdivision.

“Termination Date” is defined in Section 9.1.

“Termination Fee” is defined in Section 9.2(c)(i)(A).

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Approvals” is defined in Section 6.9.

“Third Person Claim” is defined in Section 10.2(a).

“TOPS Holdings” is defined in the preamble to this Agreement.

“Transaction Documents” means this Agreement, the Assignment of Interests, the Registration Rights and Lock-Up Agreement, the Indemnity Holdback Escrow Agreement and the Rollover Agreements, together, in each case, with all schedules, annexes and exhibits thereto, and each other agreement, document and instrument (including the Closing Certificates) required to be executed in accordance with this Agreement.

“Transfer Agent” means Equiniti Trust Company, LLC.

“Transfer Taxes” is defined in Section 6.12.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Unadjusted Purchase Price” is defined in Section 2.2.

“Union” is defined in Section 4.16(a).

“WARN Act” is defined in Section 4.16(d).

“Willful Breach” means, with respect to either Party, (a) such Party’s willful or deliberate act or a willful or deliberate failure to act by such Party, which act or failure to act constitutes in and of itself a material breach of any covenant or agreement set forth in this Agreement and which was undertaken with the knowledge or intent that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in the applicable Sections of Article VII have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if Closing were to occur); provided, however, that any failure by Buyer to consummate the transactions contemplated by this Agreement that results from a Financing Failure shall not in and of itself be deemed to be a Willful Breach by Buyer.

Exhibit B

Form of Assignment of Interests

[See attached]

EQUITY ASSIGNMENT AND ASSUMPTION AGREEMENT

[__], 2024

This Equity Assignment and Assumption Agreement (this “Assignment”), dated as of the date hereof, is by and among TOPS Pledge1, LLC, a Delaware limited liability company (“Pledge 1”), TOPS Pledge2, LLC, a Delaware limited liability company (“Pledge 2”), and Archrock ELT LLC, a Delaware limited liability company (the “Buyer”). This Assignment is delivered pursuant to that certain Purchase and Sale Agreement (the “PSA”), dated as of [____], 2024, by and among Pledge 1, Pledge 2, Buyer and Archrock, Inc., a Delaware corporation. Capitalized terms used in this Assignment but not otherwise defined in this Assignment shall have the meanings assigned to such terms in the PSA.

Pledge 1 owns of record 99.99% (such membership interests, excluding any membership interests transferred pursuant to the Rollover Agreements, the “Pledge1 Interest”) and Pledge 2 owns of record 0.01% (such membership interests, excluding any membership interests transferred pursuant to the Rollover Agreements, the “Pledge2 Interest” and together with the Pledge1 Interest, the “TOPS Interest”) of the issued and outstanding membership interests of Total Operations and Production Services, LLC, a Delaware limited liability company (the “Company”).

The PSA contemplates that Pledge 1 and Pledge 2 will sell, assign, convey, transfer and deliver the Pledge1 Interest and the Pledge2 Interest, respectively, to the Buyer, in exchange for payment of the consideration described in the PSA.

This Assignment is being delivered in accordance with Sections 8.2(a)(v) and 8.2(b)(ii) of the PSA.

Pledge 1, Pledge 2 and the Buyer desire to carry out the intent and purpose of the PSA by the execution and delivery of this Assignment effecting the sale, assignment, conveyance, transfer and delivery by Pledge 1 and Pledge 2 of the Pledge1 Interest and the Pledge2 Interest, respectively, to the Buyer.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth in this Assignment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Effective as of the Closing:

1.	(a) Pledge 1 hereby irrevocably sells, assigns, conveys, transfers and delivers to the Buyer, all of Pledge 1’s right, title and interest in and to the Pledge1 Interest, free and clear of any Encumbrances other than Corporate Encumbrances and (b) the Buyer hereby (i) purchases, acquires and accepts all of Pledge 1’s right, title and interest in and to the Pledge1 Interest, free and clear of any Encumbrances other than Corporate Encumbrances, (ii) assumes and agrees to perform all obligations and liabilities existing or arising with respect to the ownership of the Pledge1 Interest in accordance with the Third Amended and Restated Limited Liability Company Agreement of the Company (the “Operating Agreement”), and (iii) agrees to be bound by the terms and provisions of the organizational documents of the Company, as may be amended from time to time; and

B-1

2.	(a) Pledge 2 hereby irrevocably sells, assigns, conveys, transfers and delivers to the Buyer, all of Pledge 2’s right, title and interest in and to the Pledge2 Interest, free and clear of any Encumbrances other than Corporate Encumbrances and (b) the Buyer hereby (i) purchases, acquires and accepts all of Pledge 2’s right, title and interest in and to the Pledge2 Interest, free and clear of any Encumbrances other than Corporate Encumbrances, (ii) assumes and agrees to perform all obligations and liabilities existing or arising with respect to the ownership of the Pledge2 Interest in accordance with the Operating Agreement, and (iii) agrees to be bound by the terms and provisions of the organizational documents of the Company, as may be amended from time to time.

From and after the Closing and notwithstanding anything to the contrary in the Operating Agreement: (x) the Buyer shall be (1) the sole and exclusive owner of the TOPS Interest and (2) deemed to be admitted as the only member of the Company and such admission shall hereby be evidenced by this Assignment, and this Assignment shall be included in the books and records of the Company to reflect such admission and (y) Pledge 1 and Pledge 2 shall cease to be members of the Company and cease to have any right, title or interest in or to the Pledge1 Interest or the Pledge2 Interest, respectively, and, subject to the terms and provisions of the PSA, shall have no further obligations with respect to the Pledge1 Interest or the Pledge2 Interest, respectively, or otherwise under the organizational documents of the Company, as may be amended from time to time.

This Assignment is made in accordance with and is subject to the PSA and the other Transaction Documents. Nothing contained in this Assignment shall be construed to supersede, limit or qualify any provision of the PSA or any other Transaction Document.

Section 6.10 and Article XI of the PSA shall apply, mutatis mutandis, to this Assignment. This Assignment and the Transaction Documents constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all other prior understandings, agreements or representations, written or oral, among the parties with respect to such subject matter. If there is any conflict or inconsistency between the terms of this Assignment and the terms of the PSA, the terms of the PSA shall control unless specifically provided otherwise in this Assignment or the PSA.

*     *     *     *     *

B-2

Each party has caused this Assignment to be duly executed as of the date first written above.

SELLERS:

TOPS PLEDGE1, llc

By:
Name:
Title:

TOPS PLEDGE2, LLC

By:
Name:
Title:

Signature Page to

Equity Assignment and Assumption Agreement

BUYER:

ARCHROCK ELT LLC

By:
Name:
Title:

Signature Page to

Equity Assignment and Assumption Agreement

Exhibit C

Net Working Capital Example

[See attached]

C-1

Exhibit D

R&W Policy

[See attached]

D-1

Exhibit E

Budgeted Compression Units

[See attached]

E-1

Exhibit F

Excess Compression Units

[See attached]

F-1

Exhibit G

Registration Rights and Lock-Up Agreement

[See attached]

FORM OF

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, dated as of [ • ], 202[_] (this “Agreement”), is entered into by and among Archrock, Inc., a Delaware corporation (the “Company”), TOPS Pledge1, LLC, a Delaware limited liability company (“Pledge1”), and TOPS Pledge2, LLC, a Delaware limited liability company (“Pledge2”, and each of Pledge1 and Pledge2, a “PledgeCo”, and collectively, “TOPS”), and each Holder who becomes a party to this Agreement by entering into a joinder agreement in the form attached hereto as Exhibit A.

WHEREAS, this Agreement is entered into in connection with the transactions contemplated by that certain Sale and Purchase Agreement (the “Purchase Agreement”), dated as of July 22, 2024, by and among the Company, Archrock ELT LLC, a Delaware limited partnership and a wholly owned subsidiary of the Company (“Archrock”), Pledge1, Pledge2 and, solely with respect to Section 6.25, TOPS Holdings, LLC, a Delaware limited liability company, pursuant to which Archrock agreed to purchase and acquire from the PledgeCos, and the PledgeCos agreed to sell and convey to Archrock, 100% of the issued and outstanding membership interests of Total Operations and Production Services, LLC, a Delaware limited liability company, in exchange for (i) an amount of cash equal to $820,000,000, (ii) 6,873,650 newly issued shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company (the “Equity Consideration Shares”) issued to TOPS and (iii) $5,976,879 in deferred cash payments payable pursuant to and subject to the Rollover Agreements (as defined in the Purchase Agreement); and

WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of TOPS pursuant to the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I.
DEFINITIONS

Section 1.01        Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in this definition to the contrary, for purposes of this Agreement, the Company and its subsidiaries, on the one hand, and Holder , on the other hand, shall not be considered Affiliates.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Archrock” has the meaning set forth in the Recitals of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or any day on which banking institutions in the State of New York or the State of Texas are authorized or required by law or other governmental action to close.

“Closing Date” has the meaning given to such term in the Purchase Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Common Stock” has the meaning set forth in the Recitals of this Agreement.

“Effective Date” means the date of effectiveness of any Registration Statement.

“Effectiveness Period” has the meaning specified in Section 2.01(a).

“Equity Consideration Shares” has the meaning set forth in the Recitals of this Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Financial Counterparty” has the meaning specified in Section 2.03(r).

“Form S-3ASR” has the meaning specified in Section 2.01(a).

“Holder” means a holder of Registrable Securities.

“Indemnity Shares” means the Restricted Shares with an Indemnity Legend (as defined in the Purchase Agreement.

“Initiating Holder” has the meaning specified in Section 2.02(b).

“Losses” has the meaning specified in Section 2.07(a).

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“National Securities Exchange” means either the New York Stock Exchange, the Nasdaq Stock Market, an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) or any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Exchange Act) on which shares of Company Common Stock are then listed.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.

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“Registrable Securities” means (a) the Equity Consideration Shares to the extent held by any Holder and (b) any securities issued by the Company after the date hereof with respect thereto by way of conversion, exchange, replacement, stock dividend, stock split or other distribution or in connection with a combination of stock, recapitalization, merger, consolidation or other reorganization or otherwise.

“Registrable Securities Required Voting Percentage” means a majority of the outstanding Registrable Securities.

“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement.

“Registration Expenses” has the meaning specified in Section 2.06(a).

“Registration Statement” has the meaning specified in Section 2.01(a).

“Restricted Shares” means all of the shares of Company Common Stock issued to TOPS as of the Closing Date pursuant to the Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Selling Expenses” has the meaning specified in Section 2.06(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

“Selling Holder Indemnified Persons” has the meaning specified in Section 2.07(a).

“TOPS” has the meaning set forth in the Recitals of this Agreement.

“Tranche 1 Shares” has the meaning set forth in Section 2.11(b)(i).

“Tranche 2 Shares” has the meaning set forth in Section 2.11(b)(ii).

“Transfer” has the meaning specified in Section 2.11(a).

“Transferee” has the meaning specified in Section 2.09.

“Underwriter” means, with respect to any Underwritten Offering, the underwriters of such Underwritten Offering.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which shares of Company Common Stock are sold to an Underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the Commission).

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Section 1.02        Registrable Securities. Any Registrable Security will cease to be a Registrable Security upon the earliest to occur of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is held by the Company or any of its respective direct or indirect subsidiaries, and (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.09. In addition, a Holder will cease to have rights to require registration of any Registrable Securities held by such Holder under this Agreement on the third (3rd) anniversary of the date of this Agreement.

Article II.
REGISTRATION RIGHTS

Section 2.01        Shelf Registration.

(a)               Shelf Registration. The Company shall use its reasonable best efforts to (i) prepare and file an initial registration statement under the Securities Act no later than the date that is 90 days after the date hereof, to permit the resale of Registrable Securities from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “Registration Statement”) and (ii) cause such initial Registration Statement to become effective as soon as practicable after filing thereof. The Company will use its reasonable best efforts to cause the Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act, with respect to any Holder, until the date on which there are no longer any Registrable Securities outstanding (the “Effectiveness Period”). A Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Company; provided that, if the Company is then eligible, it shall file such Registration Statement on Form S-3 and, provided, further, that if the Company is then eligible, it shall file an automatic shelf registration statement that becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act (a “Form S-3ASR”). A Registration Statement when declared (or when it otherwise becomes) effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements are made, not misleading). As soon as practicable following the date that a Registration Statement becomes effective, but in any event within one Business Day of such date, the Company shall provide the Holders with written notice of the effectiveness of such Registration Statement.

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(b)               Delay Rights. Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus that is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Company is pursuing a debt or equity financing, or an acquisition, merger, reorganization, disposition or other similar transaction, and the Company determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement, (ii) the Company determines it must amend or supplement the Registration Statement or the related prospectus so that such Registration Statement or prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, or, in the case of the prospectus, does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which such statements are made, not misleading or (iii) the Company determines in good faith that it would be required to make disclosure of material information in the Registration Statement that the Company has a bona fide business purpose for preserving as confidential; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of 90 days in any 180-day period or 120 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Company shall promptly provide notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, and shall promptly terminate any suspension of the use of the prospectus that is part of such Registration Statement it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement. For the avoidance of doubt, the provisions of this Section 2.01(b) shall apply to any Underwritten Offering undertaken pursuant to Section 2.02.

Section 2.02        Underwritten Offering.

(a)               S-3 Registration. In the event that any Holder elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and either (i) reasonably expects gross proceeds of at least $50 million from such Underwritten Offering or (ii) reasonably expects gross proceeds of at least $25 million from such Underwritten Offering and such Registrable Securities represent 100% of the then outstanding Registrable Securities held by the applicable Selling Holder and Affiliates, the Company shall, at the written request of such Selling Holder(s), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.07, “lock-up” arrangements and shall take all such other reasonable actions as are requested by the Managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Company shall have no obligation to facilitate or participate in, including entering into any underwriting agreement for, more than two Underwritten Offerings in any 365-day period; provided, further, that none of the foregoing Underwritten Offerings above shall occur within 180 days of each other. The Managing Underwriter or Underwriters of any Underwritten Offering shall be selected by the Company after consultation with the Holders of a majority of the Registrable Securities included in such Underwritten Offering; provided, that such Holders shall have the right to select at least one of the Managing Underwriters of such Underwritten Offering; provided, further, that in the event that any Underwritten Offering has only one Underwriter, the Holders of a majority of the Registrable Securities included in such Underwritten Offering shall propose three or more nationally prominent firms of investment bankers reasonably acceptable to the Company to act as such Underwriter in connection with such Underwritten Offering, from which the Company shall select such Underwriter. If the Company or any of its Affiliates is (A) conducting or actively pursuing an acquisition, merger, reorganization, disposition or other similar transaction, (B) conducting or actively pursuing a securities offering of shares of Company Common Stock with anticipated gross offering proceeds of at least $50 million (other than in connection with any at-the-market offering or similar continuous offering program) or (C) in possession of material non-public information affecting the Company Common Stock that Company has reasonably determined, after consultation with its outside legal counsel, should not be publicly disclosed at that time, then the Company may suspend such Selling Holder’s right to require the Company to conduct an Underwritten Offering on such Selling Holder’s behalf pursuant to this Section 2.02; provided, further, that the Company may only exercise its right to suspend such Selling Holder’s right to require the Company to conduct an Underwritten Offering pursuant to this Section 2.02, together with any exercise of its delay rights pursuant to Section 2.01(b), once in any six-month period and in no event may it exercise any such rights for a period that exceeds an aggregate of 90 days in any 180-day period or 120 days in any 365-day period

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(b)               General Procedures. In connection with any Underwritten Offering contemplated by Section 2.02(a), the underwriting agreement into which each Selling Holder and the Company shall enter shall contain such representations, covenants, indemnities (subject to Section 2.07) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company. No Selling Holder shall be required to make any representations or warranties to, or agreements with, the Company or the Underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law; provided, that no Holder may sell Registrable Securities in any offering pursuant to an Underwritten Offering unless it (i) agrees to sell such Registrable Securities on the same basis provided in the underwriting or other distribution arrangements approved by the Company and the Holder that initiated such Underwritten Offering pursuant to Section 2.02(a) (the “Initiating Holder”) that apply to the Company and/or the Initiating Holder and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents reasonably required under the terms of such arrangements. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.02, such Selling Holder may elect to withdraw therefrom by notice to the Company and the Managing Underwriter; provided, however, that such withdrawal must be made at any time prior to the execution of an underwriting agreement for such Underwritten Offering to be effective; provided, further, that in the event the Managing Underwriter or Underwriters of any proposed Underwritten Offering advise the Company that the total amount of Registrable Securities that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Registrable Securities offered or the market for shares of Company Common Stock, and the amount of Registrable Securities requested to be included in such Underwritten Offering by the Initiating Holder is reduced by 50% or more, the Initiating Holder will have the right to withdraw from such Underwritten Offering by delivering written notice to the Company at any time prior to the execution of an underwriting agreement for such Underwritten Offering, in which case the Company will have no obligation to proceed with such Underwritten Offering and such Underwritten Offering, whether or not completed, will not decrease the number of Underwritten Offerings the Initiating Holder shall have the right and option to request under this Section 2.02. No such withdrawal or abandonment shall affect the Company’s obligation to pay Registration Expenses.

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Section 2.03        Further Obligations. In connection with its obligations under this Article II, the Company will:

(a)               promptly prepare and file with the Commission such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b)               if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Company in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, use its commercially reasonable efforts to include such information in such prospectus supplement;

(c)               furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the resale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(d)               if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

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(e)               promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f)                promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or, in the case of any prospectus contained therein, includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which a such statements is made, not misleading; (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)               upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h)               in the case of an Underwritten Offering, furnish, or use its commercially reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Company addressed to the Underwriters, dated as of the date of the closing under the applicable underwriting agreement and (ii) a “comfort letter” addressed to the Underwriters, dated as of the pricing date of such Underwritten Offering and a letter of like kind dated as of the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the Underwriters in Underwritten Offerings of securities by the Company and such other matters as such Underwriters may reasonably request;

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(i)                 otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(j)                 make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Company personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Company need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Company;

(k)               use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed;

(l)                 use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)             provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;

(n)               enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the Underwriters, if any, in order to expedite or facilitate the disposition of Registrable Securities (including making appropriate officers of the Company available to participate in customary marketing activities); provided, however, that the officers of the Company shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering;

(o)               if reasonably requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(p)               if reasonably required by the Company’s transfer agent, promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer such Registrable Securities without legend upon sale by the Holder of such Registrable Securities under the Registration Statement;

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(q)                in connection with any Underwritten Offering, enter into such customary agreements and take such other actions as any Holder shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, in the case of an Underwritten Offering, to agree, and to cause its directors and “executive officers” (as defined under Section 16 of the Exchange Act) to agree, to such “lock-up” arrangements for up to 60 days with the underwriters thereof to the extent reasonably requested by the Managing Underwriter, subject to customary exceptions for permitted sales by directors and executive officers during such period);

(r)                if reasonably requested by any Holder, reasonably cooperate with such Holder and any representatives of such Holder, including but not limited to brokers, agents, counterparties, underwriters, banks or other financial institutions (“Financial Counterparty”), if applicable, in allowing such Holder and Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company and satisfy its obligations in respect thereof. In addition, at any Holder’s or Financial Counterparty’s request, the Company will furnish to such Holder or Financial Counterparty, on the date of the effectiveness of the applicable Registration Statement and thereafter from time to time on such dates as such Holder or Financial Counterparty may reasonably request (provided that such request shall not be more frequently than on an annual basis unless such Holder is offering Registrable Securities pursuant to such Registration Statement), (i) a “comfort letter”, dated as of such date, from the Company’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Offerings of securities by the Company, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as has been customarily given in Underwritten Offerings of securities by the Company, including standard “10b-5” negative assurance for such offerings, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the Company addressed to the Holder, as has been customarily given by such officers in Underwritten Offerings of securities by the Company. The Company will also use its commercially reasonable efforts to provide legal counsel to such Holder or Financial Counterparty with an opportunity to review and comment upon any such Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.

Notwithstanding anything to the contrary in this Section 2.03, the Company will not name a Holder or its Financial Counterparty as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement without such Holder’s consent. If the staff of the Commission requires the Company to name any Holder or its Financial Counterparty as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement, and the Company shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence as set forth in Section 2.03(r) with respect to the Company at the time such Holder’s consent is sought; and

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(s)                take such other actions as are reasonably necessary in order to effect the registration of and facilitate the disposition of such Registrable Securities.

Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in Section 2.03(f), shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.03(f) or until it is advised in writing by the Company (which shall be provided as promptly as reasonably practicable) that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will, or will request the Managing Underwriter or Managing Underwriters, if any, to deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.04        Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.02(a) if such Holder has failed to timely furnish such information that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.05        Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is participating in an Underwritten Offering agrees to enter into a customary letter agreement with the Underwriters providing that such Holder will not effect any public sale or distribution of Registrable Securities during the 45 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that, notwithstanding the foregoing, (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the Underwriters on the Company or the officers, directors or any other Affiliate of the Company on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.05 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder.

Section 2.06        Expenses.

(a)               Certain Definitions. “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01 or an Underwritten Offering pursuant to Section 2.02, and the disposition of such Registrable Securities, including all registration, filing, securities exchange listing and National Securities Exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities, plus any costs or expenses related to any roadshows conducted in connection with the marketing of any Underwritten Offering.

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(b)               Expenses. The Company will pay all reasonable and documented Registration Expenses, as determined in good faith, in connection with a shelf Registration or an Underwritten Offering, whether or not any sale is made pursuant to such shelf Registration or Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, except as otherwise provided in Section 2.07, the Company shall not be responsible for professional fees (including legal fees) incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

Section 2.07        Indemnification.

(a)               By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, any untrue statement of a material fact or omission to state a material fact necessary in order to make the statements therein, in light of the circumstances under which such statements are made, not misleading) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, any untrue statement of a material fact or omission to state a material fact necessary in order to make the statements therein, in light of the circumstances under which such statements are made, not misleading) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Company will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement, preliminary prospectus, prospectus supplement or final prospectus, or amendment or supplement thereto, or any free writing prospectus relating thereto, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

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(b)               By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Company, the Company’s directors, officers, employees and agents and each Person, who, directly or indirectly, controls the Company within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)               Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.07(c), except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.07 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

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(d)               Contribution. If the indemnification provided for in this Section 2.07 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)               Other Indemnification. The provisions of this Section 2.07 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.08        Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

(a)               make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof;

(b)               file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)               so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any Registrable Securities without registration.

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Section 2.09        Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities under this Article II may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities (each, a “Transferee”); provided, however, that (a) unless any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder, the amount of Registrable Securities transferred or assigned to such transferee or assignee shall represent at least 769,000 shares, or such lesser amount of shares if it constitutes the remaining holdings of the Holder and its Affiliates, (b) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement.

Section 2.10        No Inconsistent Agreements. From and after the date hereof, the Company shall not, without the prior written consent of the Holders of at least the Registrable Securities Required Voting Percentage, enter into (and is not currently a party to) any agreement with any holder of any securities of the Company that would conflict with any of the rights provided to the Holders in this Article II; provided, that in no event shall the Company enter into any agreement that would permit another holder of securities of the Company to participate on a superior or pari passu basis (in terms of priority of cut-back based on advice of Underwriters) with a Holder requesting registration or takedown in an Underwritten Offering pursuant to Section 2.02(a).

Section 2.11        Lock-Up.

(a)               Subject to Section 2.11(b), no Holder shall, directly or indirectly, sell, offer or agree to sell, or otherwise transfer, or loan or pledge, through swap or hedging transactions, or grant any option to purchase, make any short sale or otherwise dispose of (or enter into any transaction or device that is designed to result or would be reasonably likely to result in the disposition by any Person at any time in the future of) (“Transfer”), any of the Restricted Shares, whether any such transaction is to be settled by delivery of any such Restricted Shares or other equity interests, other securities, in cash or otherwise; provided, that nothing herein shall prohibit any Holder from (A) pledging any Registrable Securities in connection with such Holder’s entry into a credit facility or any other bona fide borrowing or similar lending arrangement, which shall include margin loans (provided, that for the avoidance of doubt, any pledgee who receives Common Stock following the exercise of remedies shall not be subject to the restrictions set forth in this Section 2.11), (B) Transferring any Registrable Securities to any controlled Affiliate of any such Holder, (C) Transferring any Registrable Securities in connection with the completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property, (D) (x) Transferring Registrable Securities pursuant to a bona fide third-party tender offer for shares of the Company’s capital stock made to all holders of the Company’s securities or pursuant to a merger, consolidation or other similar transaction approved by the Board of the Company the result of which is that any person (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of the voting stock of the Company and (y) entering into any lockup, voting or similar agreement pursuant to which the Holder may agree to transfer, sell, tender or otherwise dispose of shares of Common Stock or such other securities in connection with a transaction described in the immediately foregoing clause (x) above (provided that, in the event that such change of control transaction is not completed, any Registrable Securities shall remain subject to the restrictions contained in this Section 2.11), or (E) Transferring any Registrable Securities by operation of law or pursuant to a final order of a court or regulatory agency, provided, further, that, in the case of the foregoing clause (B), (1) each such transferee agrees to be bound in writing by the restrictions on Transfer set forth in this Section 2.11, (2) any such transfer shall not involve a disposition for value and (3) no public filing or public disclosure shall be required or voluntarily made in connection with any such Transfer of the Restricted Shares (other than required filings under Sections 13(d) or 13(g) or Section 16 of the Exchange Act).

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(b)               The Restricted Shares shall cease to be “Restricted Shares” and shall be released from the restrictions on Transfer in Section 2.11(a) on the dates and in the amounts set forth below:

(i)	on the date that is 90 days following the Closing Date, 50% of such Restricted Shares, rounded to the nearest whole share (the “Tranche 1 Shares”), shall be relieved from the restrictions on Transfer in Section 2.11(a); and

(ii)	on the date that is 180 days following the Closing Date, the remaining Restricted Shares, which shall include Indemnity Shares (the “Tranche 2 Shares”) shall be relieved from the restrictions on Transfer in Section 2.11(a);

provided, however, that nothing in this Section 2.11(b) shall release the Indemnity Shares from the restrictions on transfer set forth in Article X of the Purchase Agreement.

Section 2.12        Sale Restrictions.

(a)               Any attempt to transfer any Restricted Shares in violation of the terms of this Agreement shall be null and void ab initio and no right, title or interest therein or thereto shall be transferred to the purported transferee. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to such attempted transfer on its records.

(b)               The Restricted Shares, whether represented by certificates or in book-entry form, will bear a legend in substantially the following form:

“The securities represented by this certificate have not been registered under the United States Securities Act of 1933, as amended, or applicable state securities laws and the holder of such securities may not, directly or indirectly, sell, offer or agree to sell such securities, or otherwise transfer, directly or indirectly, or loan or pledge, through swap or hedging transactions (or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposed of by someone other than such holder thereof), such securities (“Transfer”), other than in accordance with the terms and conditions of the Registration Rights and Lock-Up Agreement, dated as of [ • ], 2024, as it may be amended from time to time, by and between Archrock Inc., a Delaware corporation (the “Company”), TOPS Pledge1, LLC, a Delaware limited liability company (“Pledge1”), and TOPS Pledge2, LLC, a Delaware limited liability company (“Pledge2”, and each of Pledge1 and Pledge2, a “PledgeCo”, and collectively, “TOPS”), and such other persons who become a party thereto in accordance with its terms (the “Registration Rights and Lock-Up Agreement”). The Registration Rights and Lock-Up Agreement contains, among other things, significant restrictions on the Transfer of the securities of the Company and other restrictions on the actions by certain stockholders of the Company relating to the Company and/or its securities. A copy of the Registration Rights and Lock-Up Agreement is available upon request from the Company.”

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(c)               Subject to the restrictions in Section 2.11, the restrictive legends on any Restricted Shares, including the legend in Section 2.12(b), shall be removed if (i) such Restricted Shares are sold pursuant to an effective Registration Statement, (ii) a Registration Statement covering the resale of such Restricted Shares is effective under the Securities Act and the applicable Holder delivers to the Company a representation letter (substantially in the form attached as Exhibit B, with such changes and modifications as any broker may reasonably request) agreeing that such Restricted Shares will be sold under such effective Registration Statement, pursuant to Rule 144 under the Securities Act or pursuant to an exemption from registration under the Securities Act (subject to the transferee agreeing to similar restrictions), (iii) such Restricted Shares may be sold by the holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act, or (iv) such Restricted Shares are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, however, that with respect to clause (iii) or (iv) above, the holder of such shares of Common Stock has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company to confirm that the legend may be removed under applicable securities laws. The Company shall cooperate with the applicable Holder of Restricted Shares to effect removal of the legends on such shares pursuant to this Section 2.12(c) as soon as reasonably practicable after delivery of notice from such Holder that the conditions to removal are satisfied (together with any documentation required to be delivered by such Holder pursuant to the immediately preceding sentence). The Company shall bear all costs and expenses associated with the removal of a legend pursuant to this Section 2.12(c).

Article III.
MISCELLANEOUS

Section 3.01        Communications. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, personal delivery or (in the case of any notice given by the Company to TOPS) email to the following addresses:

(a)            If to TOPS:

c/o Apollo Global Management, Inc.

9 West 57th Street, 43rd Street

New York, NY 10019

Attention:	Scott Browning
Email:	[*****]

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with copies to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attention:	Dan Komarek, Crosby Scofield, Jackson A. O’Maley
Email:	dkomarek@velaw.com
cscofield@velaw.com
jomaley@velaw.com

(b)               If to the Company:

Archrock, Inc.

9807 Katy Freeway, Suite 100

Houston, Texas 77024

Attention:	Stephanie C. Hildebrandt
Email:	[*****]

with copies to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston TX 77002

Attention:	Ryan J. Maierson
Nick S. Dhesi
Email:	ryan.maierson@lw.com
nick.dhesi@lw.com

or to such other address as the Company or TOPS may designate to each other in writing from time to time or, if to a transferee or assignee of TOPS or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.09. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile or email copy, if sent via facsimile or email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.02        Binding Effect. This Agreement shall be binding upon the Company, each of the Holders and their respective successors and permitted assigns, including binding upon (i) in the case of the Company, any Person that will be a successor to the Company, whether by merger, consolidation, reorganization, charter amendment, sale of all or substantially all assets or otherwise and (ii) in the case of TOPS, subsequent Holders of Registrable Securities to the extent permitted herein. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

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Section 3.03        Assignment of Rights. Except as provided in Section 2.09 and as contemplated by Section 3.02, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

Section 3.04        Recapitalization, Exchanges, Etc. Affecting Shares of Company Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of common stock of the Company or any successor or assign of the Company (whether by merger, acquisition, consolidation, reorganization, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of shares and the like occurring after the date of this Agreement. As a condition to the effectiveness of any transaction discussed in the prior sentence, the Company shall make provision to ensure that any successor or assign of the Company (i) acknowledges, adopts and assumes in full the Company’s obligations pursuant to this Agreement or (ii) enters into a new registration rights agreement with the holders of the Registrable Securities providing for the same rights set forth herein.

Section 3.05        Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.06       Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.07      Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 3.08        Governing Law, Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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Section 3.09        Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 3.10        Entire Agreement. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein and therein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the Purchase Agreement with respect to the rights granted by the Company or any of its Affiliates or TOPS or any of its Affiliates set forth herein or therein. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11        Amendment. This Agreement may be amended only by means of a written amendment signed by the Company and the Holders of at least the Registrable Securities Required Voting Percentage; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or any Holder from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.

Section 3.12        No Presumption. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 3.13        Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that, other than as set forth herein, no Person other than TOPS, the Holders, their respective permitted assignees and the Company shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of TOPS or a Selling Holder hereunder.

20

Section 3.14        Interpretation. Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Company has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Company unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by TOPS, such action shall be in such Holder’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

[Signature Pages Follow.]

21

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

ARCHROCK, INC.

By:
Name:
Title:

TOPS PLEDGE1, LLC

By:
Name:
Title:

TOPS PLEDGE2, LLC

By:
Name:
Title:

[Signature Page to Registration Rights and Lock-Up Agreement]

Exhibit A
FORM OF JOINDER AGREEMENT TO
REGISTRATION RIGHTS and Lock-Up AGREEMENT

The undersigned hereby agrees to be bound by the terms and provisions of that certain Registration Rights and Lock-Up Agreement, dated as of [ ˜ ], 2024, by and among Archrock, Inc., a Delaware corporation, TOPS Pledge1, LLC, a Delaware limited liability company, TOPS Pledge2, LLC, a Delaware limited liability company, and the Persons who become party thereto from time to time (the “Registration Rights and Lock-Up Agreement”), and to join in the Registration Rights and Lock-Up Agreement as a Holder with the same force and effect as if the undersigned were originally a party thereto.

[Signature Page Follows]

A-1

IN WITNESS WHEREOF, the undersigned has executed this joinder agreement as of [DATE].

Name:

Address:

A-2

Exhibit B

FORM OF REPRESENTATION LETTER

Representation and Agreement Letter

(Transfer to Street Name / Resale Registration Statement)

Date:	[●], 202[●]

To:	[Transfer Agent Name and Address]

Archrock, Inc.

9807 Katy Freeway, Ste. 100

Houston, Texas 77024

With copies to:

[Opining Counsel]

The undersigned (the “Holder”) requests that the restrictive legend be removed from [●] shares of common stock, par value $0.001 per share (the “Shares”), of Archrock, Inc., a Delaware corporation (the “Company”), and that such Shares be registered in the name of or at the direction of [●] (the “Broker”).

In connection with the legend removal, the Holder hereby represents and warrants to, and agrees with, you that:

1.	The Shares are owned of record by the Holder.

2.	The Shares will be held in street name by Broker acting as custodian for the Holder.

3.	The Shares held by the Holder were beneficially acquired from the Company and paid for in full by the Holder (or by the predecessor holders thereof) on [●], 2024, in a transaction not involving a public offering. Accordingly, the Shares are restricted securities within the meaning of Rule 144 under the Securities Act of 1933.

4.	The Holder agrees to make any offer, sale or other transfer (of record or beneficially) of the Shares only in compliance with one of the three following transfer provisions (the “Resale Requirements”) and to take all steps necessary to ensure that the Holder’s affiliates, agents or brokers comply with the Resale Requirements:

a.	The Shares will be offered and sold in compliance with the provisions of Rule 144 applicable to the sales of the Shares by [a non-affiliate] / [an affiliate], including compliance with the holding period under Rule 144(d) and the current reporting requirement of Rule 144(c); or

b.	The Shares will be offered and sold in the manner described in the Company’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission on or about [Insert Date], with respect to the registration of resales by the Holder and that became effective on or about [Insert Date] (the “Registration Statement”), and any offer or sale of all or any portion of the Shares will be undertaken pursuant to, and in the manner described in, the Registration Statement and any prospectus supplement thereto, including compliance with any applicable prospectus delivery requirements; or

B-1

c.	The Shares will be otherwise transferred (of record or beneficially) only pursuant to an exemption from registration under the Securities Act of 1933 (or a transaction not involving an offer or sale) and, prior to [Insert Date], only if either:

i.	The transferee and its broker respectively enter into representation and agreement letters in substantially the same form as this Letter and Annex A hereto, in form and substance reasonably satisfactory to the Company; or

ii.	The transferee takes record ownership of the Shares by one or more stock certificates bearing restrictive legends or book-entries at the Company’s transfer agent that include a notation of restricted security status, in either case as the Company deems appropriate.

5.	The Holder agrees that, if the Company shall in the future determine, in the discharge of its duties under securities laws, it is necessary to cause the Shares to be evidenced by a certificate bearing appropriate restrictive transfer legends (or a book-entry that includes a notation of restricted security status), the Holder will take all reasonable action to cause any Shares then owned or controlled by the Holder to be delivered promptly to the Company’s transfer agent in exchange for one or more stock certificates bearing restrictive legends or book-entries that include a notation of restricted security status, in either case as the Company deems appropriate.

6.	The Holder agrees with and for the benefit of the Company that it shall not offer or sell, or cause to be offered or sold, Shares in violation of applicable federal, state and foreign securities laws.

7.	The Holder agrees to cause the Broker to execute and deliver to the Company and the Company’s transfer agent a representation letter, substantially in the form attached as Annex A hereto and signed by a duly authorized representative of the Broker, certifying that the Broker will comply with the Resale Requirements in connection with the Holder’s offer, sale or other transfer of any of the Shares.

8.	The Holder is knowledgeable about the registration requirements of the Securities Act of 1933 and Rule 144. The Holder has seen and carefully reviewed the Registration Statement, Rule 144, and this Letter and advises the Company that it may rely upon the representations, warranties and agreements made herein. If and when any representation or warranty made in this Letter becomes inaccurate or incomplete, or if any agreement in this Letter is violated, the Holder will notify the Company promptly.

The Company, the Company’s legal counsel, the Company’s transfer agent, the Broker, and the Holder’s legal counsel, and their agents and representatives may rely on this Letter.

[Signature page follows]

B-2

Very truly yours,

[NAME]

By:
Name:
Title:

Date:             , 202[●]

[Signature Page to Representation and Agreement Letter]

ANNEX A

Broker Representation Letter

Date:	[●], 202[●]

To:	[Transfer Agent Name and Address]

Archrock, Inc.

9807 Katy Freeway, Ste. 100

Houston, Texas 77024

With copies to:

[Opining Counsel]

Please be advised that we are acting as broker or dealer in connection with possible sales, from time to time, of [●] shares of common stock, par value $0.001 per share (the “Shares”), of Archrock, Inc., a Delaware corporation (the “Company”), for the account of [●] (the “Holder”). This letter is being given to induce the Company to allow the Shares to be held by us in street name for the Holder.

In connection with each and every sale of the Shares, we affirm the following:

1.	We understand that the Holder is [not] an “affiliate” of the Company as defined in Rule 144 under the Securities Act of 1933.

2.	We understand that the Shares were beneficially acquired from the Company and paid for in full by the Holder (or by the predecessor holders thereof) on [Insert Date], in a transaction not involving a public offering. Accordingly, we understand that the Shares are restricted securities within the meaning of Rule 144 under the Securities Act of 1933.

3.	We understand and agree to make any offer, sale or other transfer (of record or beneficially) of the Shares only in compliance with one of the three following transfer provisions:

a.	The Shares will be offered and sold in compliance with the provisions of Rule 144 applicable to the sales of the Shares by [a non-affiliate] / [an affiliate], including compliance with the holding period under Rule 144(d) and the current reporting requirement of Rule 144(c); or

b.	The Shares will be offered and sold in the manner described in the Company’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission on or about [Insert Date], with respect to the registration of resales by the Holder and that became effective on or about [Insert Date] (the “Registration Statement”), and any offer or sale of all or any portion of the Shares will be undertaken pursuant to, and in the manner described in, the Registration Statement and any prospectus supplement thereto, including compliance with any applicable prospectus delivery requirements; or

Annex A-1

c.	The Shares will be otherwise transferred (of record or beneficially) only pursuant to an exemption from registration under the Securities Act of 1933 (or a transaction not involving an offer or sale) and, prior to [Insert Date], only if either:

i.	The transferee and its broker respectively enter into representation and agreement letters in substantially the same form as the Seller Representation Letter and Annex A thereto, in form and substance reasonably satisfactory to the Company; or

ii.	The transferee takes record ownership of the Shares by one or more stock certificates bearing restrictive legends or book-entries at the Company’s transfer agent that include a notation of restricted security status, in either case as the Company deems appropriate.

4.	We agree that, if the Company shall in the future determine, in the discharge of its duties under securities laws, it is necessary to cause the Shares to be evidenced by a certificate bearing appropriate restrictive transfer legends (or a book-entry that includes a notation of restricted security status), we will take all reasonable action to cause any Shares then owned or controlled by the Holder to be delivered promptly to the Company’s transfer agent in exchange for one or more stock certificates bearing restrictive legends or book-entries that include a notation of restricted security status, in either case as the Company deems appropriate.

5.	We agree with and for the benefit of the Company that we shall not knowingly offer or sell, or cause to be offered or sold, Shares in violation of applicable federal, state and foreign securities laws.

The Company, the Company’s legal counsel, the Company’s transfer agent, and the Holder’s legal counsel, and their agents and representatives may rely on this Letter.

Should you have any questions regarding this matter, please contact the undersigned.

[Signature page follows]

Annex A-2

Very truly yours,

[Broker Name]

By:
Name:
Title:

Date:                   , 202[●]

[Signature Page to Broker Representation Letter]

Exhibit H

Allocation of Purchase Price

The fair market value of the assets of the Company shall be allocated among the assets of the Company for U.S. federal income tax purposes pursuant to Section 2.4(b) of the Agreement based upon the following methodology for determining the fair market value of the assets included in each of the classes of assets set forth in Section 1060 of the Code.

Asset Class	General Description of Assets[1]	Allocation Methodology
I	Cash and general deposit accounts, certificates of deposits and other items of cash or cash equivalent	Actual amount of Class I Assets, if any, (as reflected in the Cash and Cash Equivalents Amount) or otherwise owned by the Company at the Closing Date
II	Actively traded personal property	Actual amount of Class II Assets, if any, as reflected in the Net Working Capital or, if not a Current Asset, Company Financial Statements or otherwise owned by the Company at the Closing Date
III	Debt instruments, including Accounts Receivable	Actual amount of Class III Assets, if any, as reflected in the Net Working Capital or, if not a Current Asset, Company Financial Statements or otherwise owned by the Company at the Closing Date, net of any balance for bad debt reserves or uncollectible receivables
IV	Inventory	The net book value of such property as of the Closing Date
V	All tangible personal property not identified within any other row on this table, including real property, notes receivable, credits, prepaid costs and expenses, deferred charges, rights to refunds, insurance items, advance payments, and security deposits	The net book value of such property as of the Closing Date.
VI	Section 197 intangibles (as defined in Code Section 197) other than any goodwill and going concern value	An amount agreed to by the Parties (but, in any case, any value assigned to intangibles related to the Company’s customers (including customer contracts) will be no greater than $39,885,000). Buyer and Sellers understand and agree that any value assigned to intangibles related to the Company’s customers is primarily attributable to contract renewals and continued customer patronage as opposed to contracts or agreements existing on the Closing Date, and Buyer shall use commercially reasonable efforts to cause any valuation prepared in connection with the Allocation to be prepared in a manner consistent with such understanding and agreement.
VII	Any goodwill or going concern value	The balance in excess of all amounts allocated to Classes I through VI.

1 Regardless of the general description of each asset class above, each asset class shall be as defined in Treas. Reg. § 1.338-6(b).

H-1

Exhibit I

Indemnity Holdback Escrow Agreement

I-1

Exhibit J

Rollover Agreement

TRANSACTION PAYMENT AGREEMENT

This TRANSACTION PAYMENT AGREEMENT (this “Agreement”), dated as of [ ˜ ], 2024, is entered into by and among the party identified on the signature page hereto as the Participant (the “Participant”) and Archrock ELT LLC, a Delaware limited liability company (“Buyer”). Participant and Buyer are, together, referred to herein as the “Parties”. Capitalized terms used but not defined herein have the meanings set forth in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, TOPS Pledge1, LLC, (“Pledge1”), TOPS Pledge2, LLC (together with Pledge1, the “Sellers”), Buyer, and Archrock, Inc. (“Archrock”) are entering into that certain Purchase and Sale Agreement, dated of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) pursuant to which Buyer will acquire all of the outstanding equity interests of Total Operations and Production Services, LLC, a Delaware limited liability company (“TOPS”) (the “Transaction”);

WHEREAS, TOPS Holdings, LLC (“Seller Parent”) owns 100% of the outstanding equity interests of the Sellers;

WHEREAS, the Participant owns certain limited liability company membership interests in Seller Parent (the “Participant Interests”) and is a party to that certain Second Amended and Restated Limited Liability Company Agreement of Seller Parent, dated as of June 4, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Seller Parent LLCA”);

WHEREAS, a portion of the consideration payable by Buyer to purchase the Acquired Interests pursuant and subject to the terms of the Purchase Agreement consists of the Deferred Cash Payments, which shall be payable by Buyer in accordance with and subject to the terms of the Purchase Agreement;

WHEREAS, in connection with and following the closing of the Transaction, Participant will receive certain distributions or other payments in respect of the Participant Interests, subject to and in accordance with the terms of the Seller Parent LLCA (the “Participant Distributions”);

WHEREAS, Sellers and Seller Parent have agreed in the Purchase Agreement that a portion of the Participant Distributions in an amount equal to the amount set forth on the Participant’s signature page hereto (the “Participant Rollover Amount”) will come from the Deferred Cash Payments and the Participant desires to receive such distribution;

WHEREAS, Buyer and the Participant intend that the Participant’s right to receive the Participant Rollover Amount will be subject to the terms and conditions of this Agreement;

WHEREAS, the Participant acknowledges that (i) the Participant Rollover Amount shall come out of the Participant Distributions to which the Participant is otherwise entitled pursuant to the Seller Parent LLCA and that this Agreement is not intended to increase the total amount of Participant Distributions to the Participant, (ii) the Participant is entering into this Agreement voluntarily in order to facilitate the consummation of the Transaction and has consulted, or has had the opportunity to consult, with independent legal counsel regarding his or her rights and obligations under this Agreement and the Seller Parent LLCA, and (iii) the execution of this Agreement by Participant is a material inducement to Buyer to enter into the Purchase Agreement.

WHEREAS, for United States federal income tax purposes, the Parties expressly intend that (a) the Participant Rollover Amount shall, to the extent it is paid by Buyer in accordance with the terms of this Agreement and the Purchase Agreement, be treated as part of the purchase price paid to Sellers to purchase the Acquired Interests pursuant to the Purchase Agreement, and (b) the distribution of the right to receive the Participant Rollover Amount in accordance with and subject to the terms of this Agreement shall be treated as a distribution to the Participant by Seller Parent in respect of the Participant Interests (the “Intended Tax Treatment”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.      Participant Rollover.

1.1          Payment of Participant Rollover Amount. On and subject to the terms and conditions set forth herein, (a) the Participant acknowledges that Participant will receive a distribution from Seller Parent in the form of a right to receive the Participant Rollover Amount of the Deferred Cash Payments, and (b) notwithstanding anything in the Seller Parent LLCA or the Purchase Agreement to the contrary, such amount will be subject to forfeiture as provided in Section 1.2 below and will be paid to Participant only as follows:

(i)                 50% of the Participant Rollover Amount will be paid to Participant on or within five (5) days of the one-year anniversary of the Closing Date, subject to the Participant’s continued employment with Archrock or one of its subsidiaries through the one-year anniversary of the Closing Date.

(ii)               50% of the Participant Rollover Amount will be paid to Participant on or within five (5) days of the two-year anniversary of the Closing Date, subject to the Participant’s continued employment with Archrock or one of its subsidiaries through the two-year anniversary of the Closing Date.

(iii)             Notwithstanding the foregoing, if the Participant’s employment is terminated by Archrock or one if its subsidiaries without Cause or due to Participant’s Disability or the Participant’s employment with Archrock and its subsidiaries terminates due to the Participant’s death, and, except in the case of the Participant’s death, the Participant signs and does not revoke a customary release of claims in a form provided by and reasonably acceptable to Archrock, any unpaid portion of the Participant Rollover Amount shall be paid within 60 days after the date of termination. For purposes of the foregoing: (I) “Cause” means (a) any material breach of this Agreement or any employment or restrictive covenant or similar agreement entered into between Participant and Archrock or any of its Subsidiaries, including any material breach by Participant of any representation, warranty or covenant under this Agreement or such employment or restrictive covenant or similar agreement, or material breach of any other written agreement, policy or code of conduct established by Archrock or any of its Subsidiaries; (b) Participant’s violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation); (c) Participant’s gross negligence, willful misconduct or breach of fiduciary duty; (d) commission of an act of fraud, theft or embezzlement on the part of Participant; (e) conviction or indictment of Participant, or plea of nolo contendere by Participant, to any felony (or state law equivalent) or any crime involving moral turpitude; or (f) Participant’s willful failure or refusal, other than due to Disability, to perform Participant’s obligations pursuant to this Agreement or any employment or restrictive covenant or similar agreement entered into between Participant and Archrock or any of its Subsidiaries, or to follow any reasonable directive from the board of directors of Archrock, which failure or refusal, if capable of being cured, is not cured by Participant within thirty (30) days after Archrock first provided notice of such failure or refusal; and (II) “Disability” means that Archrock has determined in good faith that Participant is unable to perform the essential functions of his or her position, after accounting for reasonable accommodation (if applicable and required by applicable law), due to physical or mental impairment that continues (or can reasonably be expected to continue) for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)- month period.1

1 Definitions of Cause and Disability are the same as those currently provided in the Seller Parent LLCA and will apply only for purposes of this Agreement (and not for purposes of any other Archrock plans/programs/agreements).

2

1.2               Forfeiture. Except as provided in Section 1.1(iii) above, if the Participant’s employment with Archrock and its subsidiaries terminates prior to the one-year or two-year anniversary of the Closing Date, as applicable, the Participant will forfeit the right to receive the unpaid portion of the Participant Rollover Amount and any such forfeited amount will be retained by the Buyer. For the avoidance of doubt, the Parties intend that Buyer shall not have an obligation to pay any forfeited portion of the Participant Rollover Amount (or the corresponding portion of the Deferred Cash Payments under the Purchase Agreement) to the Sellers or anyone else pursuant to the Purchase Agreement or otherwise.

Section 2.      Representations and Warranties of the Participant. The Participant hereby represents and warrants as follows:

2.1               Execution and Delivery. This Agreement has been duly executed and delivered by the Participant, and any other agreements or instruments to which the Participant is a party have been duly executed and delivered by the Participant, and, assuming that this Agreement and any other agreements or instruments executed by the Participant in connection herewith are a valid and binding obligation of the Buyer, constitutes the valid and binding obligation of the Participant, enforceable against him or her in accordance with its terms.

2.2               No Conflicts; No Consents. None of the execution, delivery or performance by the Participant of this Agreement or the consummation of the transactions contemplated hereby by him or her will materially conflict with, materially contravene or result in a material breach of any Law or any Order applicable to him or her or any of his or her properties or assets. No consent, approval, authorization, license, Order or Permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person is required to be made or obtained by the Participant in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

2.3               No Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Participant’s knowledge, threatened by or against the Participant or against any of his or her assets or properties that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby. As of the date of this Agreement, there are no outstanding Orders or unsatisfied judgments, penalties or awards against the Participant or any of his or her assets or properties and, to the knowledge of the Participant, no such Order is threatened, in each case, that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby.

2.4               No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based on any contract to which the Participant is a party or that is otherwise binding upon the Participant.

2.5               Participant Intent. To the extent the Participant acquires any shares of Archrock common stock in connection with his or her entitlements under the Seller Parent LLCA, the Participant is acquiring such shares of stock from Seller Parent for his or her own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. The Participant is not holding the Participant Interests in a fiduciary capacity.

3

2.6               Tax Advice. The Participant acknowledges and agrees that the Participant has relied upon the advice of his or her own tax advisors in connection with the transactions contemplated by this Agreement and expressly understands and acknowledges that income and gain associated with the Participant Rollover Amount may be taxable to the Participant at the Closing on account of income and gain allocations to the Participant pursuant to Article VI and the other relevant provisions of the Seller Parent LLCA. Buyer makes no representation or warranty as to any tax treatment.

2.7               Acknowledgement. The Participant acknowledges and represents that: (i) the Participant has consulted, or has had the opportunity to consult, with independent legal counsel regarding his or her rights and obligations under this Agreement; (ii) the Participant fully understands the terms and conditions contained herein; (iii) the agreements in this Agreement are an essential inducement to Buyer to enter into the Purchase Agreement and to consummate the transactions contemplated by the Purchase Agreement, and are being relied upon by Buyer; and (iv) the agreements in this Agreement are in addition to, rather than in lieu of, any similar or related covenants to which the Participant is party or by which the Participant is bound in connection with the Transaction or otherwise.

Section 3.      Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without reference to conflict of law rules of that or any other jurisdiction.

Section 4.      Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective. Notwithstanding anything to the contrary in this Section 4, the Buyer may assign its rights and obligations hereunder to any wholly owned Subsidiary of Archrock.

Section 5.      Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail or other electronic delivery (including, for the avoidance of doubt, by .PDF, DocuSign, email or other electronic transmission) will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, any Party executing this Agreement by electronic mail or other electronic delivery shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by electronic mail or other electronic delivery.

Section 6.      Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between such Parties with respect to the subject matter of this Agreement. There are no third-party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Section 7.      No Waiver. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of his, her or its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No failure on the part of any Party to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, and no single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. This Agreement may not be amended, modified or supplemented except by a written agreement signed by each Party.

4

Section 8.      Termination of Agreement. This Agreement may be terminated by the mutual written consent of the Parties. In addition, this Agreement shall automatically terminate and shall be null and void ab initio if the Purchase Agreement is terminated without consummation of the Transaction. Upon such termination, this Agreement shall not have any further force and effect and no Party shall have any further liability or obligation hereunder.

Section 9.      No Impact on Other Plans or Agreements. Notwithstanding the terms of any other employment, employee benefit, incentive, compensation or other plan, program, policy, arrangement or agreement of or entered into by the Participant with Archrock, including future plans, programs, policies, arrangements and agreements (each an “Archrock Plan”), the Participant and Archrock expressly agree that the definitions of “Cause” and “Disability” as set forth in this Agreement shall not be imputed to or apply for purposes of any Archrock Plan. Neither the Participant Rollover Amount nor any other payments or benefits received or to be received by Participant from Sellers or Seller Parent, whether in connection with the Transaction or otherwise, will be considered as “compensation” for purposes of determining or computing any benefits under any Archrock Plan

Section 10.  Taxes. The Parties agree to prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment and to not take any tax position that in inconsistent therewith unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of applicable income tax law). For the avoidance of doubt, the payment of the Participant Rollover Amount is not intended to be treated as compensation payable to Participant by Archrock and will not be subject to wage or employment tax withholding. Participant acknowledges and agrees that Participant is solely responsible for and will pay all taxes attributable to the Participant Rollover Amount. The Participant agrees to deliver to Buyer any information as is reasonably requested by Buyer in connection with its tax reporting.

Section 11.  Further Assurances. Participant hereby covenants to Buyer that Participant will take all actions necessary to implement and/or give effect to the terms of this Agreement, including, if requested by Buyer, providing written consent to any amendment to the Seller Parent LLCA as may be necessary to give effect to the terms and intent of this Agreement.

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5

IN WITNESS WHEREOF, the Parties have hereby executed this Agreement as of the date first above written.

ARCHROCK ELT, LLC

By:
Name:
Title:

Participant Signature Page Follows

PARTICIPANT:

[NAME]

Participant Rollover Amount: $[____]